As filed with the Securities and Exchange Commission on August 5, 1994
                                                      Registration No. 33-



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          First Commerce Corporation
            (Exact name of registrant as specified in its charter)

       Louisiana                                6711                      72-0701203
     (State or other                 (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of incorporation         Classification Code Number)   Identification Number)
    or organization)

                                    210 Baronne Street
                                New Orleans, Louisiana  70112
                                      (504) 561-1371
                     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


           Copy to:                           DAVID B. KELSO                           Copy to:
     ANTHONY J. CORRERO, III                210 Baronne Street                    JEFFREY C. GERRISH
Correro, Fishman & Casteix, L.L.P.     New Orleans, Louisiana  70112            Gerrish & McCreary, P.C.
201 St. Charles Avenue, 47th Floor            (504) 561-1371                 700 Colonial Road, Suite 200
 New Orleans, Louisiana  70170      (Name, address, including zip code,        Memphis, Tennessee 38124
                                    and telephone number,including area
                                       code, of agent for service)



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
Upon the effective date of the mergers described in this registration statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.


                               CALCULATION OF REGISTRATION FEE


                                                                 Proposed          Proposed
                                                                  Maximum           Maximum
             Title of Each             Number of Shares           Offering         Aggregate
          Class of Securities               to be                Price Per         Offering            Amount of
           to be Registered             Registered<FN1>          Share<FN2>        Price<FN2>      Registration Fee<FN2>
_________________________________________________________________________________________________________________________
      Common Stock
      $5 Par value                      1,540,000                 $33.09         $16,545,000            $5,705
==========================================================================================================================

<FN1> Based on the minimum closing sales price of a share of First Commerce
      Corporation("FCC") Common Stock, $5 par value per share, of $24.00 that may be applied pursuant to the pricing formula described herein.

<FN2> Calculated in accordance with Rule 457(f)(2), based on the aggregate book value as of June 30, 1994 of the shares of common stock, $2.50 par value per share, of Lakeside Bancshares, Inc. ("Bancshares") to be converted in connection with the mergers, all as described in the registration statement, and computed by multiplying the book value per share of Bancshares Common Stock on June 30, 1994 of $33.09 by 500,000, representing the number of issued and outstanding shares of Bancshares Common Stock on June 30, 1994.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       FIRST COMMERCE CORPORATION
                          CROSS REFERENCE SHEET

                         A.  Information About the Transaction
            1.    Forepart of Registration            Cover Page
                  Statement and Outside Front
                  Cover Page of Prospectus


            2.    Inside Front and Outside Back       Inside Cover; Table of Contents
                  Cover Pages of Prospectus


            3.    Risk Factors, Ratio of                               *
                  Earnings to Fixed Charges and
                  Other Information


            4.    Terms of the Transaction            Summary; The Plan


            5.    Pro Forma Financial Infor-          First Commerce Corporation Pro Forma
                  mation                              Condensed Combined Financial
                                                      Statements (Unaudited)


            6.    Material Contacts with the                           *
                  Company Being Acquired


            7.    Additional Information                               *
                  Required for Reoffering by
                  Persons and Parties Deemed to
                  be Underwriters


            8.    Interests of Named Experts and                       *
                  Counsel


            9.    Disclosure of Commission                             *
                  Position on Indemnification
                  for Securities Act Liability




                          B.  Information About the Registrant

            10.   Information with Respect to S-      Information about FCC
                  3 Registrants


            11.   Incorporation of Certain            Information about FCC
                  Information by Reference


            12.   Information with Respect to S-                       *
                  2 or S-3 Registrants


            13.   Incorporation of Certain                             *
                  Information by Reference


            14.   Information with Respect to                          *
                  Registrants other than S-2 or
                  S-3 Registrants




                    C.  Information About the Company Being Acquired

            15.   Information with Respect to S-                       *
                  3 Companies


            16.   Information with Respect to S-      Information about Bancshares
                  2 or S-3 Companies


            17.   Information with Respect to                          *
                  Companies other than S-2 or S-
                  3 Companies




                         D.  Voting and Management Information

            18.   Information if Proxies,
                  Consents or Authorizations are
                  to be Solicited


                  (1)   Date, Time and Place          Introductory Statement-General
                        Information


                  (2)   Revocability of Proxy         Introductory Statement-Solicitation,
                                                      Voting and Revocation of Proxies


                  (3)   Dissenters' Rights of         Dissenters' Rights
                        Appraisal


                  (4)   Persons Making Solici-        Introductory Statement-General
                        tation


                  (5)   Interests of Certain          Summary-Interests of Certain Persons
                        Persons in Matters to be      in the Merger; The Plan-Interests of
                        Acted upon; Voting            Certain Persons in the Mergers; The
                        Securities and Principal      Plan-Employee Benefits; Information
                        Holders Thereof               About Bancshares


                  (6)   Vote Required for             Introductory Statement-Shares
                        Approval                      Entitled to Vote; Quorum; Vote
                                                      Required


                  (7)   Directors and Executive       Information About Bancshares;
                        Officers; Executive           Information About FCC
                        Compensation; Certain
                        Relationships and Re-
                        lated Transactions


            19.   Information if Proxies,                              *
                  Consents or Authorizations are
                  not to be Solicited or in an
                  Exchange Offer



     _______________

     *  Not applicable or answer is in the negative.

                             LAKESIDE BANCSHARES, INC.
                                 One Lakeside Plaza
                                      Box 1268
                           Lake Charles, Louisiana  70602


                                 August [12], 1994


      Dear Shareholder:

            You are invited to attend a special meeting of shareholders of Lakeside Bancshares, Inc. ("Bancshares") to be held on Tuesday, September 20, 1994 at 3:00 p.m., local time in the lobby of the main office of Lakeside National Bank of Lake Charles, One Lakeside Plaza, Lake Charles, Louisiana.

            At the meeting, you will be asked to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") pursuant to which, among other things, Lakeside National Bank of Lake Charles ("LNB"), the wholly owned banking subsidiary of Bancshares, will merge into The First National Bank of Lake Charles ("FNBLC"), a wholly owned banking subsidiary of First Commerce Corporation ("FCC") (the "Bank Merger"), and Bancshares will merge into FCC (the "Holding Company Merger" which, together with the Bank Merger, are collectively called the "Mergers"). The terms of the Plan provide that, on the effective date of the Holding Company Merger, each outstanding share of common stock of Bancshares will be converted into shares of FCC common stock as more fully described in the attached Proxy Statement. You are urged to read carefully the Proxy Statement in its entirety for a more complete description of the terms of the Plan and the proposed Mergers.

            The Plan has been approved by your Board of Directors. The Board believes that the proposed Mergers are in the best interests of Bancshares' shareholders. As a result of the proposed Mergers, you, as a new shareholder of FCC, will own common stock in a bank holding company whose stock is publicly traded on the Nasdaq National Market. Through its wholly owned bank subsidiary FNBLC, FCC will be better able to offer a broad range of banking services to Calcasieu and surrounding Parishes and to compete more effectively with bank holding companies and other financial institutions in the changing economic and legal environment facing all financial institutions. The Board also believes that the Plan provides fair financial terms to Bancshares' shareholders.

            The Board of Directors recommends that you vote FOR the Plan and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.

            Very truly yours,



            Tom Flanagan, President

                             LAKESIDE BANCSHARES, INC.
                                 One Lakeside Plaza
                                      Box 1268
                           Lake Charles, Louisiana  70602

                     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON SEPTEMBER 20, 1994

      Lake Charles, Louisiana
      August [12], 1994

            A special meeting of shareholders of Lakeside Bancshares, Inc. ("Bancshares") will be held on Tuesday, September 20, 1994 at 3:00 p.m. local time in the lobby of the main branch of Lakeside National Bank of Lake Charles, One Lakeside Plaza, Lake Charles, Louisiana, to vote upon the following matters:

            1. A proposal to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") pursuant to which, among other things: (a) Lakeside National Bank of Lake Charles, the wholly owned bank subsidiary of Bancshares, will merge into The First National Bank of Lake Charles, a wholly owned bank subsidiary of First Commerce Corporation ("FCC") (the "Bank Merger"), (b) Bancshares will merge into FCC (the "Holding Company Merger"), and (c) on the effective date of the Holding Company Merger, each outstanding share of common stock of Bancshares will be converted into a number of shares of FCC common stock as determined in accordance with the terms of the Plan.

            2. Such other matters as may properly come before the meeting or any adjournments thereof.

            Only shareholders of record at the close of business on July 29, 1994 are entitled to notice of and to vote at the special meeting.

            Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Holding Company Merger is effected upon approval by less than eighty percent (80%) of the total voting power of Bancshares.

            Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to Bancshares' Secretary at any time prior to the voting thereof.

            BY ORDER OF THE BOARD OF DIRECTORS



            Joseph W. Roberts, Jr.
            Secretary

                             FIRST COMMERCE CORPORATION

                           Common Stock, $5.00 par value

                      ________________________________________

                             Lakeside Bancshares, Inc.
           Special Meeting of Shareholders to be held September 20, 1994


            First Commerce Corporation ("FCC") has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 1,540,000 shares of common stock, $5 par value, of FCC ("FCC Common Stock") which may be issued in connection with a proposed merger of Lakeside Bancshares, Inc. ("Bancshares") into FCC as determined on the basis of the operation of the pricing formula described herein. This document constitutes a Proxy Statement of Bancshares in connection with the transactions described herein and a Prospectus of FCC with respect to the shares of FCC Common Stock to be issued if the merger is consummated. The actual number of shares of FCC Common Stock to be issued will be determined in accordance with the terms of the agreements described herein.

                      ________________________________________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ________________________________________


            No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representa-tions must not be relied upon as having been authorized by FCC or Bancshares. This Proxy Statement and Prospectus shall not constitute an offer by FCC to sell or the solicitation of an offer by FCC to buy nor shall there be any sale of the securities offered by this Proxy Statement and Prospectus in any state in which, or to any person to whom, it would be unlawful prior to registration or qualification under the laws of such state for FCC to make such an offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FCC or Bancshares since the date hereof.
                      ________________________________________

           This Proxy Statement and Prospectus is dated August [12], 1994

                               AVAILABLE INFORMATION


            FCC and Bancshares are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith are required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by FCC and Bancshares, can be inspected at, and copies thereof may be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and from the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

            FCC has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the common stock offered by this Proxy Statement and Prospectus. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement and Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to FCC, reference is made to the Registration Statement, including the exhibits thereto.

            As more fully set forth under the headings captioned "Information about Bancshares" and "Information about FCC" elsewhere herein, certain information with respect to Bancshares and FCC has been incorporated by reference into this Proxy Statement and Prospectus. Bancshares and FCC hereby undertake to provide without charge to each person to whom a copy of this Proxy Statement and Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information or documents which have been incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed, in the case of Bancshares, to Mr. Gerald W. Cox, Lakeside Bancshares, Inc., One Lakeside Plaza, Box 1268, Lake Charles, Louisiana 70602, telephone (318) 433-2265, and, in the case of FCC, to Mr. Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, P. O. Box 60279, 925 Common Street, 7th Floor, New Orleans, Louisiana 70160, telephone (504) 582-2900. In order to ensure timely delivery of the documents, any request should be made by August [31], 1994.

                                          TABLE OF CONTENTS
                                                                                      Page
            SUMMARY                                                                      i
                  The Companies                                                          i
                  The Banks                                                              i
                  The Special Meeting                                                    i
                  Purpose of the Special Meeting                                        ii
                  Vote Required                                                         ii
                  Reasons for the Plan, Recommendation of
                    Bancshares' Board of Directors                                      ii
                  Opinion of Southard Financial                                         ii
                  Conversion of Bancshares Common Stock                                 ii
                  Exchange of Certificates                                             iii
                  Conditions to Consummation of the Mergers                            iii
                  Waiver, Amendment and Termination                                     iv
                  Interests of Certain Persons in the Mergers                            v
                  Joinder of Shareholders                                                v
                  Employee Benefits                                                      v
                  Certain Federal Income Tax Consequences                               vi
                  Dissenters' Rights                                                    vi
                  Selected Financial Data of Bancshares                                 vi
                  Selected Financial Data of FCC                                       vii
                  Comparative Per Share Data (Unaudited)                                ix
                  Market Prices and Dividends                                            x
                  Recent Operating Results of FCC                                       xi

            INTRODUCTORY STATEMENT                                                       1
                  General                                                                1
                  Purpose of the Special Meeting                                         1
                  Shares Entitled to Vote; Quorum; Vote Required                         1
                  Solicitation, Voting and Revocation of Proxies                         1

            THE PLAN                                                                     2
                  General                                                                2
                  Background of and Reasons for the Plan                                 2
                  Opinion of Southard Financial                                          4
                  Conversion of Bancshares Common Stock                                  5
                  Effective Date                                                         6
                  Exchange of Certificates                                               6
                  Regulatory Approvals and Other Conditions of the Mergers               7
                  Conduct of Business Prior to the Effective Date                        8
                  Waiver, Amendment and Termination                                      8
                  Interests of Certain Persons in the Mergers                            9
                  Joinder of Shareholders                                               10
                  Employee Benefits                                                     11
                  Expenses                                                              12
                  Status Under Federal Securities Laws; Certain
                    Restrictions on Resales                                             12
                  Accounting Treatment                                                  12

            CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                     12

            DISSENTERS' RIGHTS                                                          13

            INFORMATION ABOUT BANCSHARES                                                15

            INFORMATION ABOUT FCC                                                       16

            COMPARATIVE RIGHTS OF SHAREHOLDERS                                          16
                  Preferred Stock                                                       16
                  Shareholders' Meetings                                                17
                  Preemptive Rights                                                     17
                  Stock Dividends                                                       17
                  Voting of Stock of Subsidiary                                         17
                  Board Nominations                                                     17
                  Election of Directors                                                 17
                  Limitation of Personal Liability of Directors
                    and Officers                                                        17
                  Fair Price Protection Statute                                         18

            LEGAL MATTERS                                                               18

            EXPERTS                                                                     18

            OTHER MATTERS                                                               19

            FIRST COMMERCE CORPORATION PRO FORMA
            CONDENSED COMBINED FINANCIAL STATEMENTS
            (UNAUDITED)                                                                F-1

            Appendix A - Selected Portions of Agreement and
            Plan of Merger                                                             A-1

            Appendix B - Fairness Opinion of Southard Financial                        B-1

            Appendix C - Excerpt from Section 131 of the
            Louisiana Business Corporation Law                                         C-1



                                      SUMMARY


            The following summary is necessarily incomplete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

      The Companies

            First Commerce Corporation, a Louisiana corporation ("FCC"), is a multi-bank holding company with five wholly owned bank subsidiaries in New Orleans, Baton Rouge, Alexandria, Lafayette and Lake Charles, Louisiana. FCC and its subsidiaries are referred to collectively herein as "FCC's consolidated group." At March 31, 1994, FCC had total consolidated assets of approximately $6.4 billion and total consolidated deposits of approximately $5.3 billion. FCC's principal executive offices are at 210 Baronne Street, New Orleans, Louisiana 70112, and its telephone number is (504) 561-1371. See "Information About FCC."

            Lakeside Bancshares, Inc., a Louisiana corporation ("Bancshares"), is a one bank holding company that owns all of the outstanding stock of Lakeside National Bank of Lake Charles ("LNB"). At March 31, 1994, Bancshares had total consolidated assets of approximately $190 million and total consolidated deposits of approximately $172 million. Bancshares' principal executive offices are at One Lakeside Plaza, Lake Charles, Louisiana 70602, telephone (318) 433-2265. Bancshares and LNB are referred to herein collectively as "Bancshares' consolidated group." See "Information About Bancshares."

            FCC and Bancshares are collectively referred to herein as the "Companies."

      The Banks

            The First National Bank of Lake Charles ("FNBLC"), a national banking association that is a wholly owned subsidiary of FCC, is a full service commercial bank offering consumer and commercial banking services in Calcasieu and Beauregard Parishes. At March 31, 1994, FNBLC had total assets of approximately $326 million and total deposits of approximately $281 million. In addition to its main banking facility in Lake Charles, Louisiana, FNBLC operates 12 full service branches in Lake Charles, Sulphur, Westlake, DeQuincy, DeRidder and Moss Bluff, Louisiana.

            LNB, a national banking association that is a wholly-owned subsidiary of Bancshares, is a full service commercial bank offering consumer and commercial banking services in Calcasieu Parish. At March 31, 1994, LNB had total assets of approximately $189.5 million and total deposits of approximately $171.5 million. In addition to its main banking facility in Lake Charles, Louisiana, LNB operates six full service branches in Lake Charles, Sulphur, Moss Bluff and Westlake, Louisiana.

            FNBLC and LNB are collectively referred to herein as the "Banks."

      The Special Meeting

            A special meeting of the shareholders of Bancshares will be held on September 20, 1994 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders (the "Special Meeting"). Only record holders of the common stock, $2.50 par value per share, of Bancshares ("Bancshares Common Stock") on July 29, 1994 are entitled to notice of and to vote at the Special Meeting. On that date, there were 500,000 shares of Bancshares Common Stock outstanding each of which is entitled to one vote on each matter properly to come before the Special Meeting.

      Purpose of the Special Meeting

            The purpose of the Special Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") selected portions of which are attached hereto as Appendix A, pursuant to which, among other things, LNB will merge into FNBLC (the "Bank Merger"), and Bancshares will merge into FCC (the "Holding Company Merger", which, together with the Bank Merger, are collectively called the "Mergers"), with the result that the business and properties of LNB will become the business and properties of FNBLC, the business and properties of Bancshares will become the business and properties of FCC and shareholders of Bancshares will receive the consideration described below under "Conversion of Bancshares Common Stock." See "Introductory Statement - Purpose of the Special Meeting."

      Vote Required

            The Plan must be approved by the affirmative vote of two-thirds of the voting power present, in person or by proxy, at the Special Meeting. Directors, executive officers and certain principal shareholders of Bancshares beneficially owning an aggregate of 274,678 shares, or approximately 54.9% of the outstanding Bancshares Common Stock have executed agreements pursuant to which they each agreed, subject to certain conditions, to vote in favor of the Plan. Under Louisiana law, shareholders of FCC are not required to approve the Plan. See "Introductory Statement - Shares Entitled to Vote; Quorum; Vote Required."

      Reasons for the Plan; Recommendation of Bancshares' Board of Directors

            Bancshares' Board of Directors believes the Plan is fair to, and in the best interest of, Bancshares and its shareholders and recommends that Bancshares' shareholders vote FOR approval of the Plan.
      Bancshares' Board of Directors also believes that the Plan will provide significant value to all shareholders of Bancshares and enable them to participate in opportunities for growth that the Board believes the Plan makes possible. See "The Plan - Background of and Reasons for the Plan."

      Opinion of Southard Financial

            Southard Financial ("Southard"), Memphis, Tennessee, has delivered its written opinion to Bancshares' Board of Directors to the effect that, as of June 30, 1994, the terms of the Plan are fair to the holders of Bancshares' Common Stock from a financial point of view. A copy of the opinion of Southard dated as of August 3, 1994, is attached as Appendix B. The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and the limitations undertaken by Southard.
      See "The Plan - Opinion of Southard Financial Advisor."

      Conversion of Bancshares Common Stock

            Under the terms of the Plan, on the date the Holding Company Merger becomes effective (the "Effective Date"), each outstanding share of Bancshares Common Stock will be converted into a number of shares of common stock, $5.00 par value per share, of FCC ("FCC Common Stock"), equal to the quotient of (a) (i) $37 million less the Deductible Amount, as defined below, divided by (ii) the Average Sales Price, as defined below, of a share of FCC Common Stock; provided that if the Average Sales Price is less than $24, then the divisor will be $24, and if the Average Sales Price is greater than $33, then the divisor will be $33, divided by (b) the number of shares of Bancshares Common Stock outstanding on the Effective Date.

            The "Deductible Amount" is defined in the Plan as the excess over $200,000 which Bancshares had not accrued, or for which Bancshares had not established a reserve, on its financial statements as of February 28, 1994, and which Bancshares or LNB pays or is or becomes obligated to pay for (a) expenses, including legal fees and amounts paid in settlement related to certain litigation in which Bancshares and LNB are currently involved, (b) investment banking fees and expenses, (c) expenses, including legal fees, related to the potential sale of Bancshares and LNB and the negotiation and consummation of the transactions contemplated by the Plan, (d) $413,000, which the parties have agreed shall be reserved for payments to employees of Bancshares and LNB under Bancshares' and LNB's severance benefits plan and (e) $68,000, which the parties have agreed shall be reserved for the payment of medical insurance premiums for a period of four years for four employees of LNB if their employment is terminated as a result of, or within one year following the Effective Date of, the Mergers. It is Bancshares' estimate that the Deductible Amount will be approximately $816,000.

            The "Average Sales Price" is defined in the Plan as the average of the closing sales prices of a share of FCC Common Stock for the 20 trading days ending on the fifth trading day prior to the closing date for the Mergers, for which sales of FCC Common Stock were reported on the National Association of Securities Dealers Automated Quotation System for securities listed for trading by the Nasdaq National Market.

            The following table sets forth examples of the number of shares of FCC Common Stock into which each share of Bancshares Common Stock would be converted on the Effective Date, assuming that on such date the Average Sales Price for FCC Common Stock is as specified below, and assuming a Deductible Amount of $816,000.

                      Assumed Average                      Number of FCC
              Sales Price of FCC Common Stock       Shares Per Bancshares Share

                          $  24                                3.02
                             26                                2.78
                             28                                2.58
                             30                                2.41
                             32                                2.26
                             34                                2.13

            On August 3, 1994, the actual closing sales price for a share of FCC Common Stock was $26.75.

            In lieu of the issuance of any fractional share of FCC Common Stock to which a holder of Bancshares Common Stock may be entitled, each shareholder of Bancshares, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Bancshares Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Sales Price. See "The Plan - Conversion of Bancshares Common Stock."

      Exchange of Certificates

            Upon consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bancshares Common Stock for certificates representing shares of FCC Common Stock will be mailed to each person who was a shareholder of record of Bancshares on the Effective Date of the Mergers. Shareholders are requested not to send in their Bancshares Common Stock certificates until they have received a letter of transmittal and further written instructions.

            Bancshares shareholders who cannot locate their certificates are urged promptly to contact Andrew J. Betz, Lakeside Bancshares, Inc., One Lakeside Plaza, Lake Charles, Louisiana 70602, telephone number (318) 433-2265. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and an agreement to indemnify Bancshares and FCC against any claim that may be made against it or FCC by the owner of the certificate(s) alleged to have been lost or destroyed. Bancshares or FCC may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Bancshares and FCC. See "The Plan - Exchange of Certificates."

      Conditions to Consummation of the Mergers

            In addition to approval by the shareholders of Bancshares, consum-mation of the Mergers is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) receipt by FCC and FNBLC of required regulatory approvals, (iii) receipt by FCC of assurances that the Mergers may be accounted for as a pooling-of-interests, (iv) the receipt by FCC and Bancshares of opinions as to the qualification of the Mergers as tax-free reorganizations under applicable law, (v) resolution of all existing disputes and litigation between the shareholders of Bancshares and Bancshares or its management and Bancshares and all regulatory authorities, (vi) that by the later of five days after the date of the Special Meeting or September 4, 1994, unless extended by FCC, Messrs. Martin, Roberts and Betz and Ms. Beasley shall have either left the employment of Bancshares and LNB in all capacities other than as directors of Bancshares or shall have executed non-competition agreements with FCC and FNBLC, and (vii) certain other conditions. The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived.

            FCC expects to file a notice seeking a waiver of the prior approval of the Board of Governors of the Federal Reserve System (the "Reserve Board") and an application for the approval of the Bank Merger of the Office of the Comptroller of the Currency (the "Comptroller") by mid-August. FCC expects to receive such waiver and approval by mid-November; however, there can be no assurance that the waiver and approval will be obtained, or that the other conditions to consummation of the Mergers will be satisfied by such date or at all. If the required waiver and approval are obtained, the Mergers are subject to review by the U.S. Department of Justice, which may seek to enjoin the Mergers or require divestitures of assets if it believes the Mergers would have certain anti-competitive effects in the Lake Charles market. Representatives of the Department of Justice have expressed concerns about the effect of the Mergers, and as of the date of this Proxy Statement and Prospectus representatives of FCC were engaged in discussions with such officials to address those concerns. While FCC believes that it should be able to satisfactorily address those concerns in a manner that would permit the Mergers to proceed, there is no assurance that it will be able to do so. See "The Plan - Regulatory Approvals and Other Conditions of the Mergers."

      Waiver, Amendment and Termination

            The Plan provides that each of the parties to the Plan may waive any of the conditions to its obligation to consummate the Mergers other than the receipt of all necessary regulatory approvals, the approval of the shareholders of Bancshares and the satisfaction of all requirements prescribed by law for consummation of the Mergers.

            The Plan may be amended, at any time before or after its approval by the shareholders of Bancshares, by the mutual agreement of the Boards of Directors of the parties to the Plan; provided that, any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Bancshares Common Stock will be converted, alter any term of the Articles of Incorporation of FCC, or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of Bancshares.

            The Plan may be terminated at any time prior to the Effective Date of the Mergers by (i) the mutual consent of the parties, (ii) the Board of Directors of either FCC or Bancshares in the event of a material breach by any member of the consolidated group of the other of them of any representation or warranty in the Plan which cannot be cured by the earlier of 10 days after written notice of such breach or February 28, 1995, (iii) either FCC or Bancshares if by February 28, 1995 all the conditions to closing required by the Plan have not been met or waived, cannot be met, or the Mergers have not occurred, (iv) FCC or FNBLC if the number of shares of Bancshares Common Stock as to which holders thereof have perfected dissenters' rights together with the number of such shares as to which the holders are entitled to receive cash payments in lieu of fractional shares, exceeds, in the aggregate, 9.9% of the total number of shares of Bancshares Common Stock outstanding on the date of the closing, or (v) the Board of Directors of either FCC or FNBLC if Bancshares' Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, (B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Bancshares' consolidated group or any acquisition of 15% or more of any class of Bancshares' capital stock or (C) makes any announcement of an intention or agreement to do any of the foregoing. See "The Plan - Waiver, Amendment and Termination."

      Interests of Certain Persons in the Merger

            FCC and FNBLC have agreed that, following the Effective Date, they will indemnify each person who served as an officer or director of Bancshares or LNB on July 21, 1994 or has served as a director at any time since January 1, 1990, against all damages, liabilities, judgments and claims based upon or arising out of such person's service in such capacity to the same extent as he would have been indemnified under the applicable Articles of Incorporation or By-laws of Bancshares or LNB, as appropriate, as they were in effect on the date the Plan was executed. With certain exceptions, the aggregate amount of indemnification payments required to be made by FCC and FNBLC to such persons is $5 million. See "The Plan - Interests of Certain Persons in the Merger." Directors and officers who do not execute a Joinder of Shareholders as required will not be entitled to such contractual indemnification.

            LNB President and Chief Executive Officer Malcolm D. Martin, Executive Vice President Joseph W. Roberts, Jr., Senior Vice President and Trust Officer Andrew J. Betz, and Senior Vice President Deanna K. Beasley are parties to separate employment contracts with LNB. The contracts with Messrs. Martin, Roberts and Betz commenced on October 21, 1992 and expire on December 31, 1995. The contract with Ms. Beasley commenced on July 6, 1993 and expires on June 30, 1996. The contracts call for the employment of each of the specified persons for the specified terms; however, LNB may in its discretion at any time during the term of the contract terminate the employment of the affected employee and pay that employee in a lump sum a separation payment of
      (1) one-half of that employee's current annual salary, (2) other benefits which have been vested during the course of employment and (3) an amount equal to a six-month value of the perquisites furnished that employee; provided however that no payment shall be made if the employee is indicted for a criminal offense in connection with his or her conduct at LNB. Messrs. Martin and Roberts are expected to receive separation payments shortly following the Special Meeting of shareholders. Mr. Betz and Ms. Beasley may also receive such payments. See "The Plan - Interests of Certain Persons in the Merger."

      Joinder of Shareholders

            As a condition to consummation of the Mergers, each Bancshares' director and executive officer and certain principal shareholders (except as noted below), including without limitation each shareholder beneficially owning 5% or more of Bancshares Common Stock and Mary Ellen Chavanne, Hazel Prince Chavanne, Claire C. Turner, Harry J. Chavanne, Jeanine C. McGann and David P. Chavanne, has executed an individual agreement pursuant to which he or she has agreed (i) to vote as a shareholder in favor of the Plan and against any other proposal relating to the sale or disposition of LNB or Bancshares, (ii) not to transfer any shares of Bancshares Common Stock, except under certain conditions,
      (iii) not to trade in FCC Common Stock prior to the Effective Date, (iv) to release FCC and FNBLC from any indemnification obligation that either of them may have to indemnify him in his capacity as an officer, director or employee of any member of Bancshares' consolidated group except as set forth in the Plan and (v) that for a period of one year following the Effective Date he or she will not assume a significant proprietary or managerial position with a financial institution that competes with the business of LNB as continued by FNBLC, except that Messrs. Martin and Roberts have indicated that they do not intend to execute a joinder agreement, Mr. Betz and Ms. Beasley have not yet executed a joinder agreement, and Mr. Flanagan has executed a Commitment and Non-Competition Agreement in lieu of a joinder agreement. See "The Plan - Joinder of Shareholders."


          Employee Benefits

               Pursuant to the Plan, FCC has agreed that, from and after the Effective Date, FCC or FNBLC will offer to all persons who were employees of Bancshares or LNB immediately prior to the Effective Date and who become employees of FNBLC following the Mergers, the same employee benefits as are offered by FCC or FNBLC to employees of FNBLC, except that there will not be a waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans, including the First Commerce Corporation Medical and Dental Care Plan, and no employee of LNB who is an active employee on the Effective Date will be denied such benefits for a pre-existing condition. Full credit will be given for prior service by such employees with Bancshares or LNB for eligibility and vesting purposes under all of FCC's benefit plans and policies, except that credit for prior service will not be given for eligibility, vesting or benefit accrual purposes under FCC's retirement plan. FCC has also agreed to pay certain additional benefits accrued under plans of Bancshares and LNB. See "The Plan - Employee Benefits."

          Certain Federal Income Tax Consequences

               Consummation of the Mergers is conditioned upon receipt by the Companies of an opinion from Arthur Andersen & Co. to the effect that, among other things, each of the Mergers will qualify as a tax-free reorganization under applicable law, and that each Bancshares shareholder who receives FCC Common Stock pursuant to the Holding Company Merger will not recognize gain or loss except with respect to the receipt of cash (i) in lieu of fractional shares of FCC Common Stock, or (ii) pursuant to the exercise of dissenters' rights. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers. See "Certain Federal Income Tax Consequences."

          Dissenters' Rights

               Under certain conditions, and by complying with the specific procedures required by statute and described herein, shareholders of Bancshares will have the right to dissent from the Holding Company Merger, in which event, if the Holding Company Merger is consummated, they may be entitled to receive in cash the fair value of their shares of Bancshares Common Stock. See "Dissenters' Rights."

          Selected Financial Data of Bancshares

               The following selected financial data of Bancshares with respect to each of the fiscal years in the five-year period ended December 31, 1993 and for the three-month periods ended March 31, 1994 and 1993, respectively, have been derived from the consolidated financial statements of Bancshares' consolidated group and should be read in conjunction with Bancshares' 1993 Annual Report on Form 10-K and Bancshares' Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, that have been incorporated by reference in the Proxy Statement and Prospectus. The selected financial data reflect all adjustments which are, in the opinion of Bancshares' management, necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the three-month period ended March 31, 1994 are not necessarily indicative of the results to be expected for the entire year.


                                          (In thousands of dollars, except per share data)

                                   Three Months
                                 Ended March 31,                       Years Ended December 31,
                               ____________________    ______________________________________________________
                                1994        1993         1993        1992       1991        1990        1989
                                ____        ____         ____        ____       ____        ____        ____
                                   (unaudited)
       Average Balance
         Sheet Data:
         Total assets          $189,481   $ 196,308    $ 188,172  $ 196,439  $ 196,547   $188,437    $ 180,011
         Earning assets         168,496     176,090      165,679    172,836    171,996    165,052      154,957
         Loans and leases*       94,627      99,848       93,747    100,341    103,340    105,639      109,522
         Securities              58,640      62,940       59,822     59,337     55,020     48,598       37,360
         Deposits               171,463     179,210      170,899    179,991    181,327    172,905      161,115
         Long-term debt               -           -            -          -          -          -        2,898
         Stockholders'equity     16,415      15,434       15,575     14,892     13,336     12,833       13,628


                                   Three Months
                                  Ended March 31,                       Years Ended December 31,
                                  ________________      _______________________________________________________
                                  1994        1993        1993        1992       1991        1990        1989
                                  ____        ____        ____        ____       ____        ____        ____
                                   (unaudited)
       Income Statement
         Data:
         Total interest income $  2,901   $   3,088    $  11,999  $  13,593  $  16,779   $ 17,927    $  17,457
         Net interest income      2,185       2,199        8,792      8,795      8,793      8,614        8,536
         Provision for
           loan losses                -         100            -        675        300      3,743        1,880
         Other income
           (exclusive of
           securities
           transactions)            823         799        3,256      3,216      2,758      2,892        2,592
         Operating expense        2,319       2,584        9,764     10,383     10,005      8,768        7,833
         Net income                 462         238        1,331      1,215      1,661       (821)         991

       Per Share Data:
         Fully diluted
           earnings
           per share           $    .92   $     .48    $    2.92  $    2.43  $    3.32   $  (1.72)        2.01
         Primary earnings
           per share                .92         .48         2.92       2.43       3.32      (1.72)        2.01
         Cash dividends               -           -         1.10        .90        .60          -          .60
         Book value
           (period - end)         32.97       30.89        31.97      31.73      29.63      26.62        27.99
         High stock price         32.75       24.00        24.00      19.15      17.00      18.00        22.00
         Low stock price          32.75       24.00        24.00      17.00      17.00      17.00        17.00

       Key Ratios:
         Net income as a
           percent of
           average assets           .98%        .48%         .71%       .62%       .85%      (.43%)        .55%
         Net income as a
           percent of
           average total
           equity                 11.26%       6.17%        8.55%      8.16%     12.46%     (6.40%)       7.27%
         Net interest
           margin                  4.76%       4.59%        4.76%      4.44%      4.22%      4.12%        4.36%
         Allowance for loan
           losses to loans
           and leases*             3.11%       3.22%        3.07%      3.08%      2.75%      3.58%        1.54%
         Leverage ratio            8.68%       7.85%        8.85%      7.85%      7.09%      6.69%        7.17%
         Dividend payout
           ratio                      -           -        41.32%     37.04%     18.06%         -        29.30%

______________________
*Net of unearned income.


Selected Financial Data of FCC

      The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1993 and for the three-month periods ended March 31, 1994 and 1993, respectively, have been derived from the consolidated financial statements of FCC's consolidated group and should be read in conjunction with FCC's 1993 Annual Report on Form 10-K and FCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, that have been incorporated by reference in this Proxy Statement and Prospectus. The selected financial data reflect all adjustments which are, in the opinion of FCC's management, necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the three-month period ended March 31, 1994 are not necessarily indicative of the results to be expected for the entire year.


                                         (In thousands of dollars, except per share data)

                                   Three Months
                                 Ended March 31,                       Years Ended December 31,
                              _______________________   __________________________________________________________
                                1994        1993          1993        1992        1991        1990        1989
                                ____        ____          ____        ____        ____        ____        ____
                                   (unaudited)
       Average Balance
         Sheet Data:
         Total assets         $6,597,863   $6,230,743   $6,335,669  $5,741,399 $4,671,478  $4,482,019   $4,202,912
         Earning assets        6,011,953    5,715,968    5,812,761   5,280,347  4,257,388   4,035,104    3,719,972
         Loans and leases*     2,633,335    2,294,602    2,407,231   2,184,584  2,323,018   2,402,541    2,232,213
         Securities            3,287,273    3,067,975    3,110,544   2,734,925  1,515,299   1,290,487    1,061,206
         Deposits              5,276,203    5,212,500    5,176,873   4,953,572  3,931,612   3,552,578    3,343,223
         Long-term debt           89,694       95,636       95,238      97,154    101,246     103,033      104,863
         Stockholders'
           equity                518,026      439,743      469,694     355,716    235,385     239,011      231,097

       Income Statement
         Data:
         Total interest
           income             $   97,183    $  99,061   $  393,334  $  398,701  $ 393,922  $  408,996   $  392,769
         Net interest
           income                 62,746       63,092      250,010     235,353    191,862     168,021      156,005
         Provision for
           loan losses            (3,832)         588       (4,504)     22,040     43,734      47,425       26,220
         Other income
           (exclusive of
           securities
           transactions)          27,379       24,589      102,844      96,369     83,419      73,213       64,215
         Operating expense        56,472       52,536      221,080     203,781    185,963     165,325      155,397
         Net income               26,132       23,127       95,214      72,475     34,029      22,038       28,197

       Per Share Data:
         Fully diluted
           earnings
           per share          $      .86    $     .78   $     3.18  $     2.70  $    1.56  $      .94    $    1.20
         Primary earnings
           per share                 .95          .85         3.48        2.88       1.56         .94         1.20
         Cash dividends<FN1>         .25          .20          .85         .70        .64         .64          .64
         Book value
           (period - end)          17.14        15.22        17.28       14.57      11.38       10.45        10.14
         High stock price          28.50        31.00        32.20       27.86      18.14       12.54        12.74
         Low stock price           24.00        25.33        23.90       16.94       7.20        6.66         9.27

       Key Ratios:
         Net income as a
           percent of
           average assets           1.61%        1.51%        1.50%       1.26%       .73%        .49%         .67%
         Net income as a
           percent of
           average total
           equity                  20.46%       21.33%       20.27%      20.37%     14.46%       9.22%       12.20%
         Net income as a
           percent of
           average common
           equity                  22.17%       23.54%       22.18%      22.85%     14.46%       9.11%       12.37%
         Net interest
           margin                   4.30%        4.56%        4.40%       4.58%      4.69%       4.37%        4.42%

         Allowance for loan
           losses to loans
           and leases*              2.40%        3.45%        2.55%       3.44%      3.11%       2.44%        1.91%
         Leverage ratio             7.81%        7.00%        7.63%       6.76%      4.87%       4.66%        5.06%
         Dividend payout
           ratio                   26.32%       23.53%       24.27%      25.78%     41.03%      68.09%       53.33%

               ______________________
               *Net of unearned income.

<FN1>     On July 18, 1994, the Board of Directors declared its regular third quarter dividend to be paid on October 3, 1994 to shareholders of record on September 16, 1994, and increased the regular quarterly dividend to $.30 per share.

          Comparative Per Share Data (Unaudited)

               The following table presents certain net income, cash dividend and book value per common share information for FCC and Bancshares on an historical, unaudited pro forma combined
          and unaudited pro forma equivalent basis.   The unaudited pro forma
          combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the proposed Holding Company Merger based on estimates derived from information
          currently available.   They  do not purport to be indicative of the
          results that would actually have been obtained if the Holding Company Merger had been in effect on the date or for the periods indicated below, or the results that may be obtained in the future.

                                                Historical
                                            __________________     Pro Forma        Bancshares
                                             FCC    Bancshares  Combined<FN1><FN2>  Equivalent
                                            _____   __________  ______________      __________
               Primary earnings per
                  common share <FN3>:

               Years ended:
                  December 31, 1993         $ 3.48    $  2.92      $   3.34          $ 10.29
                  December 31, 1992           2.88       2.43          2.75             8.47
                  December 31, 1991           1.56       3.32          1.53             4.71

               Three months ended:
                  March 31, 1994            $  .95    $   .92      $    .92          $  2.83

               Dividends declared per
                  common share <FN4>:
               Years ended:
                  December 31, 1993         $  .85    $  1.10      $    .82          $  2.62
                  December 31, 1992            .70        .90           .68             2.16
                  December 31, 1991            .64        .60           .61             1.97

               Three months ended:
                  March 31, 1994            $  .25    $   -        $    .24          $   .77

               Book value per
                  common share <FN5>:

               As of December 31, 1993      $17.28    $ 31.97       $  16.89          $ 52.02

               As of March 31, 1994         $17.14    $ 32.97       $  16.78          $ 51.68

               ____________

               <FN1>   In accordance with generally accepted accounting
                       principles, FCC will account for the Mergers using the pooling-of-interests method.

               <FN2>   To  calculate pro forma combined per share information,
                       it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued by FCC upon consummation of the Holding Company Merger. Under the terms of the Plan, the number of shares of FCC Common Stock to be delivered will be determined at the time the Holding Company Merger is effected based on the closing sales price of FCC Common Stock with a maximum number of shares of 1,540,000. For purposes of this table, it has been assumed that the maximum number of shares issuable under the Holding Company Merger will result in an assumed conversion rate of
                       3.08 (the "Assumed Conversion Rate").

               <FN3>   Pro  forma  primary earnings  per  common  share  was
                       calculated by dividing the combined net income, adjusted for preferred stock dividends, of FCC and Bancshares during the periods presented by the weighted average outstanding shares of FCC Common Stock during such periods, after adjustment for shares of FCC Common Stock to be issued in connection with the Holding Company Merger. Bancshares adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in their 1993 consolidated statement of income. The effect of this change was a $131,000 decrease in net income for
                       Bancshares.   This  amount  is  not  considered to be a
                       component of ongoing results and accordingly has not been included in the historical or pro forma
                       combined amounts presented.   The  Bancshares equivalent
                       data presented is the prod combined per share information multiplied by the Assumed Conversion Rate.

               <FN4>   Pro  forma  dividends  were  calculated   by  multiplying
                       FCC's  and Bancshares' dividend rates  by the  applicable
                       weighted average outstanding Common Stock.   Pro forma
                       dividends per common share were
                       then calculated by dividing pro forma total dividends by the weighted average outstanding shares of FCC
                       Common Stock during such periods, after adjustment for shares of FCC Common Stock to be issued in connection with the Holding Company Merger. The Bancshares equivalent data presented was calculated by multiplying the historical per share FCC Assumed Conversion Rate. On July 18, 1994, the Board of Directors of FCC declared its regular third quarter dividend to be paid on October 3, 1994 to shareholders of record on September 16, 1994, and increased the regular quarterly dividend to $.30 per share.

               <FN5>   Pro  forma combined book value per common  share  was
                       calculated by dividing the total of FCC's and Bancshares' common stockholders' equity by the total shares of FCC Common Stock outstanding as of December 31, 1993 and March 31, 1994, respectively, after adjustment for unearned shares of FCC restricted stock and for shares of FCC Common Stock to be issued in connection  with  the  Holding Company
                       Merger.   The  Bancshares equivalent data presented is
                       the product of the pro forma combined per share information multiplied by the Assumed Conversion Rate.


      Market Prices and Dividends

            Market Prices. On July 20, 1994, the day preceding the date that the Companies entered into the Plan, the closing sales price for a share of FCC Common Stock, as quoted on Nasdaq National Market, was $27.00.
      No assurance can be given as to the market price of FCC Common Stock on the Effective Date. On August 3, 1994, the closing sales price for a share of FCC Common Stock was $26.75 and, if such date had been the Effective Date of the Mergers the Average Sales Price would have been $27.38.

            Bancshares Common Stock is not traded on any exchange, and there is no established public trading market for the stock. There are no bid or asked prices available for Bancshares Common Stock. There is, however, limited and sporadic trading of Bancshares Common Stock in its local area, principally through local brokers. Based on the limited information available to management, sales were effected during the past twelve months at approximately $24.00 per share, but there can be no assurance that such trades were effected on an arm's-length basis.
      See "Information About Bancshares."

      Recent Operating Results of FCC

            FCC reported its second quarter results on July 14, 1994. Net income was $19.1 million, versus $25.4 million in 1993's second quarter. The most significant factor affecting the results was a $4.3 million after tax loss on securities transactions caused by sales of lower yielding securities made to take advantage of opportunities to acquire higher yielding securities as to which the losses would be recouped in future periods.

            Net interest income was $62.0 million in the second quarter, compared to $62.9 million in the second quarter of 1993. The small decrease was primarily attributable to the decline in the earning assets yield related to lower rates on new loans and securities than on the loans and securities which paid off or matured. The decrease was partially offset by an improved earning assets mix resulting from loan growth.

            The provision for loan losses was a negative $4.8 million for the second quarter compared to negative $2.3 million in 1993's second quarter. Continued loan quality improvements resulted in the negative provision again this quarter.

            Other income, excluding securities transactions, was $27.2 million, compared to $27.0 million in 1993's second quarter. Credit card income, trust fees and ATM fees were higher in the current quarter than in the prior quarter. These increases were partially offset by lower broker/dealer revenues.

            Operating expense was $59.0 million in the second quarter, and $54.6 million in 1993's second quarter. The increase was primarily due to additional employees, merit raises for employees, depreciation of new branch automation equipment, and increased professional fees principally in connection with efforts to improve profitability.

                              INTRODUCTORY STATEMENT

      General

            This Proxy Statement and Prospectus is furnished to the shareholders of Lakeside Bancshares, Inc. ("Bancshares") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of Bancshares (the "Special Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments thereof.

            Bancshares and First Commerce Corporation (collectively, the "Companies") have each supplied all information included herein with respect to it and its consolidated subsidiaries. Bancshares and its subsidiary are collectively referred to herein as "Bancshares' consolidated group" and First Commerce Corporation ("FCC") and its subsidiaries are collectively referred to herein as "FCC's consolidated group."

            This Proxy Statement and Prospectus was mailed to shareholders of Bancshares on approximately August [12], 1994.

      Purpose of the Special Meeting

            The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between FCC and its wholly owned subsidiary, The First National Bank of Lake Charles ("FNBLC"), on the one hand, and Bancshares, and its wholly owned subsidiary, Lakeside National Bank of Lake Charles ("LNB"), on the other, and a related Agreement of Merger between FNBLC and LNB (the "Bank Merger Agreement") and Joint Agreement of Merger between FCC and Bancshares (the "Company Merger Agreement" and, together with the Bank Merger Agreement, the "Plan"). Pursuant to the Plan, LNB will merge into FNBLC (the "Bank Merger") and Bancshares will merge into FCC (the "Holding Company Merger" which, together with the Bank Merger, are collectively called the "Mergers") and each outstanding share of common stock, $2.50 par value per share, of Bancshares ("Bancshares Common Stock") will be converted into a number of shares of common stock, $5.00 par value per share, of FCC ("FCC Common Stock") as described under the heading captioned "The Plan - Conversion of Bancshares Common Stock."

      Shares Entitled to Vote; Quorum; Vote Required

            Only holders of record of Bancshares Common Stock at the close of business on July 29, 1994 are entitled to notice of and to vote at the Special Meeting. On that date, there were 500,000 shares of Bancshares Common Stock outstanding, each of which is each entitled to one vote on each matter to come properly before the Special Meeting.

            With respect to consideration of the Plan and any other matter properly brought before the Special Meeting, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bancshares Common Stock is necessary to constitute a quorum.

            The Plan must be approved by the affirmative vote of two-thirds of the voting power present, in person or by proxy, at the Special Meeting. An abstention will have the effect of a vote against the Plan but will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. Directors, executive officers and certain principal shareholders of Bancshares beneficially owning an aggregate of 274,678 shares, or approximately 54.9% of the outstanding Bancshares Common Stock have executed agreements pursuant to which they each agreed, subject to certain conditions, to vote in favor of the Plan.

            Louisiana law does not require that shareholders of FCC approve the Plan.

      Solicitation, Voting and Revocation of Proxies

            In addition to soliciting proxies by mail, directors, officers and employees of Bancshares, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Bancshares Common Stock, and Bancshares will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The cost of soliciting proxies is being paid for by Bancshares.

            The proxies that accompany this Proxy Statement and Prospectus permit each holder of record of Bancshares Common Stock on the record date to vote on all matters that properly come before the Special Meeting. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan. If a shareholder does not sign and return a proxy and specify on the proxy an instruction to vote against the Plan, he will not be able to exercise dissenters' rights with respect to the Holding Company Merger unless he attends the Special Meeting in person and votes against the Plan and gives written notice of his dissent from the Plan at or prior to the Special Meeting. See "Dissenters' Rights." A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to Joseph W. (Bill) Roberts, Jr., Lakeside Bancshares, Inc., One Lakeside Plaza, Lake Charles, Louisiana 70602, (ii) executing and delivering to Mr. Roberts at any time before its exercise a later dated proxy or (iii) attending the Special Meeting and voting in person.


                                      THE PLAN

      General

            The transactions contemplated by the Plan are to be effected in accordance with the terms and conditions set forth in the Plan, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of selected portions of which is attached hereto as Appendix A.

            The ultimate result of the transactions contemplated by the Plan will be that the business and properties of LNB will become the business and properties of FNBLC, the business and properties of Bancshares will become the business and properties of FCC and the shareholders of Bancshares will become shareholders of FCC. The steps taken to achieve this result involve the following transactions: (i) Bancshares will merge into FCC and the separate existence of Bancshares will cease;
      (ii) LNB will merge into FNBLC and the separate existence of LNB will cease and (iii) shareholders of Bancshares will receive the consideration described below under the heading captioned "The Plan -
       Conversion of Bancshares Common Stock."

      Background of and Reasons for the Plan

            Background. In August 1993, Bancshares and the Chavanne family, who collectively own over 40% of Bancshares Common Stock, entered into a settlement agreement in response to long-standing litigation between the Chavannes and Bancshares, LNB and their respective directors. The settlement agreement called for a special committee of the Board to be established to administer a process of exploring the marketability of Bancshares and/or the shares of Bancshares held by the Chavanne family. The Board appointed the Special Committee, which included the following members: Ray Hines, George A. McElveen, Jr., Malcolm D. Martin and Wayne Vincent (all Board members) and Tom McDade, a consultant who represented the Chavannes.

            On January 6, 1994, upon the recommendation of the Special Committee, the Board of Directors of Bancshares retained the New Orleans investment banking firm of Chaffe and Associates to conduct an evaluation of Bancshares and test the market for Bancshares and the Chavannes' stock by soliciting preliminary bids or indications of interest in acquiring those shares. Working through the Special Committee, Chaffe and Associates contacted a number of financial institutions and by March 3, 1994 had received written offers from four financial institutions that indicated a desire to acquire Bancshares, one of which was from FCC.

            On May 16, 1994, the Special Committee and Chaffe and Associates presented to the Board of Directors the four offers, and after discussion, the Board of Directors authorized the Special Committee to commence negotiations of a definitive acquisition agreement with FCC.
      On May 16, 1994, an agreement in principle was signed and on July 14, 1994, the definitive agreements constituting the Plan were presented to the Board of Directors of Bancshares for approval, and it was approved. All outside members of the Board of Directors (those persons who are not members of management of Bancshares) voted in favor of the Plan and the Mergers. Director Flanagan abstained from voting. Director and LNB President Martin voted against the Plan and the Mergers. Director and LNB Executive Vice President Roberts voted against the Plan but in favor of the Mergers and indicated in a written statement delivered to the Board of Directors that his decision to vote against the Plan was based on his belief that the Plan fails to "address the proper compensation provisions for staff and management needed to preserve the bid price of $37.2 million." All the outside directors of Bancshares and all the members of the Chavanne family have executed a joinder agreement pursuant to which they agree, among other things, to vote their shares of Bancshares Common Stock in favor of the Plan and not to compete with FCC and FNBLC for a period of one year from the consummation date of the Plan. See "- Joinder of Shareholders." Director Flanagan has executed a Commitment and Non-Competition Agreement whereby he agrees to vote his Bancshares Common Stock in favor of the Plan, promote approval of the Plan among Bancshares' shareholders, and not to compete against FCC for a period of six months. See "- Joinder of Shareholders."

            Reasons for the Plan. In reaching its determination that the Plan and the Mergers are fair to, and in the best interest of, Bancshares and its shareholders, the Board of Directors consulted with its advisors, as well as with Bancshares' management, and considered a number of factors, including, without limitation, the following:

                  a. The Board's familiarity with, and review of, Bancshares' business operations, earnings and financial condition;

                  b. The Board's conclusion that the only practical way to resolve the seemingly intractable disputes between Bancshares and the Chavanne family was to sell Bancshares, but only upon terms fair to all shareholders of Bancshares;

                  c. The Board's belief that the terms of the Plan are attractive and the Plan allows Bancshares' shareholders to become shareholders of FCC, the largest financial institution headquartered in Louisiana, whose stock is traded on the Nasdaq National Market, and the recent earnings performance of FCC;

                  d. FCC's and FNBLC's wide range of banking products and services offered and FCC's dividend payment history;

                  e. The Board's belief, based upon analysis of the anticipated financial effects of the Mergers, that upon consummation of the Mergers, FCC and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be well in excess of all applicable regulatory capital requirements;

                  f. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in Bancshares' market area;

                  g. The recent business combinations involving financial institutions, either announced or completed, during the past twelve months in the United States, the State of Louisiana and nearby states;

                  h. The Board's belief that, in light of the reasons discussed above, FCC's offer as embodied in the Plan was the most attractive choice for Bancshares; and

                  i. The expectation that the Mergers will generally be tax-free transactions to LNB, Bancshares and its shareholders. See "Certain Federal Income Tax Consequences."

      The Board of Directors of Bancshares did not assign any specific or relative weight to the foregoing factors in their considerations.

      Opinion of Southard Financial

            Bancshares retained Southard Financial ("Southard") to render its opinion as to the fairness, from a financial point of view, to the holders of Bancshares Common Stock of the consideration to be paid pursuant to the Plan. In connection with this engagement, Southard evaluated the financial terms of the Plan, but was not asked to, and did not, recommend the specific exchange ratio and did not assist in the negotiations of the terms of the Plan. The exchange ratio was determined by the board of directors of FCC and Bancshares after arm's-length negotiations. Bancshares did not place any limitations of the scope of Southard's investigation or review.

            Southard is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard has provided approximately 1,000 valuation opinions for clients in 40 states and provides valuation services for approximately 100 financial institutions annually.

            Southard provided Bancshares' Board with a fairness opinion letter and supporting documentation. The full text of the opinion letter of Southard, dated August 3, 1994, which sets forth certain assumptions made, matters considered, and limitations on the review performed, is attached hereto as Appendix "B" and is incorporated herein by reference. The summary of the opinion of Southard set forth in this Proxy Statement and Prospectus is qualified in its entirety by reference to the opinion.

            In arriving at its opinion, Southard conducted interviews with officers of FCC and Bancshares, and reviewed the documents indicated in the fairness letter. Southard did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard did not, and was not requested to, solicit third party indications of interest in acquiring any or all the assets of Bancshares.

            In connection with rendering its opinion, Southard performed a variety of financial analyses, which are summarized below. Southard believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses or summary description. In its analyses, Southard made numerous assumptions, many of which are beyond the control of Bancshares and FCC. Any estimates contained in the analyses prepared by Southard are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard was assigned a greater significance than any other.

            Dividend Yield Analysis. In evaluating the impact of the proposed Plan on the shareholders of Bancshares, Southard reviewed the dividend paying histories of Bancshares and FCC. Based upon this review, it is reasonable to expect that the shareholders of Bancshares, in total, will receive dividends at or above the level currently paid by Bancshares, after the Plan is completed (defined as post-Plan combined dividends per share times the exchange ratio). Based upon 1993 dividend payments for FCC and Bancshares and an exchange ratio of 2.79245 shares of FCC Common Stock for each share of Bancshares Common Stock, the shareholders of Bancshares will see an increase in dividends of 116%.

            Earnings Yield Analysis. In evaluating the impact of the proposed Plan on the shareholders of Bancshares, Southard determined that, based upon exchange ratio of 2.79245 shares of FCC Common Stock for each share of Bancshares Common Stock, the shareholders of Bancshares would have seen an increase of 234% in their share of earnings based upon reported 1993 earnings of FCC and Bancshares. The analysis also suggests expected higher earnings yields for Bancshares shareholders in subsequent years if the Plan is consummated.

            Book Value Analysis. In evaluating the impact of the proposed Plan on the shareholders of Bancshares, Southard determined that the shareholders of Bancshares would have seen an increase in the book value of their investment had the Plan been consummated prior to March 31, 1994. Reported book value of Bancshares at June 30, 1994 was $33.09 per share. Reported book value of FCC at March 31, 1994 was $17.14 per share. Had the Plan been consummated prior to March 31, 1994, each former Bancshares share would have book value of $47.86 (FCC March 31, 1994 book value of $17.14 per share times 2.79245). This represents 144.6% of Bancshares book value at June 30, 1994.

            Analysis of Alternatives. In evaluating the fairness of the proposed Merger to the shareholders of Bancshares, Southard reviewed other offers received for the purchase/merger of Bancshares. Further, Southard considered recent public market merger pricing information.

            Analysis of Market Transactions. Based upon the Plan terms, Bancshares shareholders will receive 225% of year-end June 30, 1994 book value per share, and 27.80 times reported 1993 earnings. Based upon the review conducted by Southard, the pricing for Bancshares in the Plan is above the multiples seen in recent bank acquisitions.

            Fundamental Analysis. Southard reviewed the financial characteristics of Bancshares and FCC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard compared Bancshares and FCC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard found that the post-Plan combined entity will have capital ratios and profitability ratios near those of the public peer group.

            Liquidity. Unlike Bancshares stock, shares of FCC Common Stock to be received in the Plan are actively traded on the Nasdaq National Market. Further, except in the case of officers, directors, and certain large shareholders of Bancshares ("affiliated parties"), FCC shares received will be freely tradeable with no restrictions.

            For rendering its opinion, Southard will receive a fee of $7,500, plus reasonable out-of-pocket expenses. Southard has never been previously engaged by Bancshares or FCC. Neither Southard nor its principals owns an interest in the securities of Bancshares or FCC.

      Conversion of Bancshares Common Stock

            In consideration of the Mergers, each share of Bancshares Common Stock outstanding on the date the Mergers become effective (the "Effective Date") will be converted into a number of shares of FCC Common Stock equal to the quotient of (a) (i) $37 million less the Deductible Amount, as defined below, divided by (ii) the Average Sales Price, as defined below, of a share of FCC Common Stock; provided, that if the Average Sales Price is less than $24, then the divisor will be $24, and if the Average Sales Price is greater than $33, then the divisor will be $33, divided by (b) the number of shares of Bancshares Common Stock outstanding on the Effective Date.

            As defined in the Plan, the term "Deductible Amount" means the excess over $200,000 which Bancshares had not accrued, or for which Bancshares had not established a reserve, on its financial statements as of February 28, 1994, and which Bancshares or LNB pays or is or becomes obligated to pay for (a) expenses, including legal fees, and amounts paid in settlement related to certain litigation in which Bancshares and LNB are currently involved, (b) investment banking fees and expenses,
      (c) expenses, including legal fees, related to the potential sale of Bancshares and LNB and the negotiation and consummation of the transactions contemplated by the Plan, (d) $413,000, which the parties have agreed shall be reserved for payments to be made to employees of Bancshares and LNB under Bancshares' and LNB's severance benefits plan adopted in accordance with the requirements of the Plan; and (e) $68,000, which the parties have agreed shall be reserved for the payment of medical insurance premiums for a period of four years for four employees of LNB if their employment is terminated as a result of, or within one year following the Effective Date of, the Mergers. It is Bancshares' estimate that the Deductible Amount will be approximately $816,000.

            As defined in the Plan, the "Average Sales Price" is the average of the closing per share sales prices of FCC Common Stock for the 20 trading days ending on the fifth trading day immediately prior to the closing date for the Mergers, for which sales of FCC Common Stock were reported on the National Association of Securities Dealers Automated Quotation System for securities listed for trading on the Nasdaq National Market.

            The following table sets forth examples of the number of shares of FCC Common Stock into which each share of Bancshares Common Stock would be converted on the Effective Date, assuming that on such date the Average Sales Price for FCC Common Stock is as specified below and the Deductible Amount is $816,000.

                      Assumed Average                    Number of FCC
              Sales Price of FCC Common Stock      Shares Per Bancshares Share

                          $  24                              3.02
                             26                              2.78
                             28                              2.58
                             30                              2.41
                             32                              2.26
                             34                              2.13


      On August 3, 1994, the actual closing sales price for a share of FCC Common Stock was $26.75, and if such date had been the Effective Date of the Mergers the Average Sales Price would have been $27.38.

            Shareholders who perfect dissenters' rights will not receive FCC Common Stock but instead will be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the Louisiana Business Corporation Law (the "LBCL"). See "Dissenters' Rights."

            In lieu of the issuance of any fractional share of FCC Common Stock to which a holder of Bancshares Common Stock may be entitled, each shareholder of Bancshares, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Bancshares Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Sales Price.

            For information regarding restrictions on the transfer of securities received pursuant to the Mergers applicable to certain Bancshares shareholders, see "- Status under Federal Securities Laws; Certain Restrictions on Resales."

      Effective Date
            The Company Merger Agreement and the Bank Merger Agreement have been executed. The Bank Merger Agreement will be filed for recordation with the Comptroller and the Bank Merger will be effective at the time and date specified in a certificate or other written record issued by the Comptroller. The Company Merger Agreement will be filed for recordation with the Secretary of State of Louisiana as soon as practicable after all conditions to the consummation of the Mergers have been satisfied or waived and the Holding Company Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. It is intended that the Holding Company Merger will be consummated immediately prior to consummation of the Bank Merger.
      FCC and Bancshares are not able to predict the effective date of the Bank Merger or the Holding Company Merger and no assurance can be given that the transactions contemplated by the Plan will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Mergers."

      Exchange of Certificates

            On the Effective Date, each Bancshares shareholder will cease to have any rights as a shareholder of Bancshares and his sole rights will pertain to the shares of FCC Common Stock into which his shares of Bancshares Common Stock have been converted pursuant to the Holding Company Merger, except for any such shareholder who exercises statutory dissenters' rights and except for the right to receive cash for any fractional shares. See "Dissenters' Rights."

            Upon the consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bancshares Common Stock for certificates representing shares of FCC Common Stock will be mailed to each person who was a shareholder of record of Bancshares on the Effective Date of the Mergers. Shareholders are requested not to send in their Bancshares Common Stock certificates until they have received a letter of transmittal and further written instructions.

            After the Effective Date and until surrendered, certificates representing Bancshares Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of FCC Common Stock, to represent the number of whole shares of FCC Common Stock into which such shares of Bancshares Common Stock have been converted. FCC, at its option, may decline to pay former shareholders of Bancshares who become holders of FCC Common Stock pursuant to the Holding Company Merger any dividends or other distributions that may have become payable to holders of record of FCC Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Bancshares Common Stock. Any dividends not paid after one year from the date of payment will revert in ownership to FCC and FCC will have no further obligation to pay such dividends.

            Bancshares shareholders who cannot locate their certificates are urged to contact promptly Andrew J. Betz, Lakeside Bancshares, Inc., One Lakeside Plaza, Lake Charles, Louisiana 70602, telephone number (318) 433-2265. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Bancshares and FCC against any claim that may be made against it or FCC by the owner of the certificate(s) alleged to have been lost or destroyed. Bancshares or FCC may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Bancshares and FCC.

      Regulatory Approvals and Other Conditions of the Mergers

            In addition to shareholder approval, consummation of the Mergers will require the approvals of the Board of Governors of the Federal Reserve System (the "Reserve Board") and the Comptroller. FCC expects to file a request for waiver of the prior approval of the Reserve Board with respect to the Holding Company Merger and an application seeking the approval of the Bank Merger of the Comptroller by mid-August. FCC expects to receive the waiver and approval by mid-November; however, there can be no assurance that the waiver and approval will be obtained by that time or at all.

            If the required waiver and approval are obtained, the Mergers are subject to review by the U.S. Department of Justice, which may seek to enjoin the Mergers or require divestitures of assets if it believes the Mergers would have certain anti-competitive effects in the Lake Charles market. Representatives of the Department of Justice have expressed concerns about the effect of the Mergers, and as of the date of this Proxy Statement and Prospectus representatives of FCC were engaged in discussions with such officials to address those concerns. While FCC believes that it should be able to satisfactorily address those concerns in a manner that would permit the Mergers to proceed, there is no assurance that it will be able to do so.

            The obligations of the parties to the Plan are also subject to other conditions set forth in the Plan, including, among others: (i) approval of the Plan by Bancshares' shareholders; (ii) the receipt of an opinion of Arthur Andersen & Co. as to certain tax aspects of the Mergers; (iii) the receipt of customary legal opinions; (iv) that prior to the Effective Date there not have been a material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group; and (v) that on the date of closing the representations and warranties made in the Plan by each party are true and correct in all material respects.

            The obligation of FCC and FNBLC to consummate the Mergers is also conditioned upon, among other things, (i) the receipt by FCC of satisfactory assurance from its independent public accountants, Arthur Andersen & Co., that FCC is permitted to account for the Mergers as a pooling-of-interests; (ii) receipt of a comfort letter from Bancshares' independent public accountants; (iii) confirmation from the directors, executive officers and certain shareholders of Bancshares as to certain representations and covenants previously made by them in certain Joinders of Shareholders discussed further herein (see "The Plan -
       Joinder of Shareholders"); (iv) resolution of all existing disputes and litigation between the shareholders of Bancshares and Bancshares or its management and Bancshares and all regulatory authorities; (v) that by the later of five days after the date of the Special Meeting or September 4, 1994, Messrs. Martin, Roberts and Betz and Ms. Beasley shall have either left the employment of Bancshares and LNB or shall have executed non-competition agreements with FCC and FNBLC, and (vi) that the non-competition agreement executed by Mr. Flanagan shall be in full force and effect and enforceable in accordance with its terms.

            The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived; however, there can be no assurance that the conditions to the Mergers will be satisfied.

      Conduct of Business Prior to the Effective Date

            Bancshares and LNB have agreed pursuant to the Plan that, prior to the Effective Date, each will conduct its business only in the ordinary course and that, without the prior written consent of the chief executive officer of FCC or his duly authorized designee, and except as otherwise provided in the Plan, each will not, among other things, (a) declare or pay any dividend, other than its regular semi-annual dividend, which will not exceed $0.55 per share, except as permitted by FCC pursuant to the Plan, or change the number of outstanding shares of its capital stock; (b) amend its articles of incorporation or bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors and officers; (c) merge or consolidate with another entity, or sell or dispose of a substantial part of its assets, or except in the ordinary course of business, sell any of its assets; (d) dispose of investment securities having an aggregate market value greater than 2% of the aggregate value of its investment portfolio on March 31, 1994 or make investments in noninvestment grade securities or which are inconsistent with past investment practices; (e) charge off or sell (except for a price not less than the book value thereof) any loans, discounts or financing leases, unless required by law, regulatory authorities or generally accepted accounting principles; (f) sell any asset held by LNB as other real estate or other foreclosed assets for an amount less than 100% of its book value as of March 31, 1994 or that as of such date had a book value in excess of $25,000; (g) enter into or modify any agreement pertaining to compensation arrangements with its present or former directors, officers or employees or increase the compensation of such persons; (h) except in the ordinary course of business consistent with past practices, place any mortgage, pledge or other encumbrance on any of its assets or cancel any material indebtedness owing to it or any claims which it may possess, or waive any right of substantial value or discharge or satisfy any material noncurrent liability other than debts, claims, rights or liabilities not exceeding in the aggregate $25,000; or (i) make any extension of credit which, together with all other extensions of credit to the borrower and its affiliates, would exceed $500,000, or, without reasonable prior notice to FCC, commit to make any extensions of credit in excess of $250,000; (j) fail to pay, or make adequate provision for the payment of, all taxes, interest payments and penalties due and payable except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; or (k) enter into any new line of business.

            In addition, Bancshares and LNB have agreed that, without the prior approval of FCC, they will not solicit, initiate or encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions regarding any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, or any business combination with Bancshares or LNB, other than as contemplated by the Plan; provided, that nothing will prohibit any officer or director of Bancshares or LNB from taking any action that in the written opinion of counsel to Bancshares or LNB is required to discharge such officer's or director's fiduciary duties. Each of Bancshares and LNB has also agreed to instruct its officers, directors, agents and affiliates to refrain from doing any of the above and to notify FCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates.

      Waiver, Amendment and Termination

            The Plan provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Mergers other than the receipt of necessary regulatory approvals, the effectiveness of the registration statement of which this Proxy Statement and Prospectus is a part, and shareholder approval of the Plan as prescribed by law. A waiver must be in writing and approved by the Board of Directors of the waiving party.

            The Plan, including all related agreements, may be amended or modified at any time, before or after its approval by the shareholders of Bancshares, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan; provided that, any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Bancshares' stock will be converted, alter any term of the Articles of Incorporation of FCC, or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of Bancshares. Additionally, the Plan may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan to correct typographical errors or other misstatements that are not material to the substance of the transaction contemplated by such parties.

            The Plan may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of FCC and Bancshares, (ii) by the Board of Directors of either FCC or Bancshares in the event of a material breach by any member of the consolidated group of the other of them of any representation, warranty or covenant contained in the Plan which cannot be cured by the earlier of 10 days after written notice of such breach or February 28, 1995,
      (iii) either FCC or Bancshares if by February 28, 1995 all conditions to consummating the Mergers required by the Plan have not been met or waived, cannot be met, or the Mergers have not occurred, (iv) FCC or FNBLC if the number of shares of Bancshares Common Stock as to which holders thereof have perfected dissenters' rights, together with the number of such shares as to which the holders are entitled to receive cash payments in lieu of fractional shares exceeds, in the aggregate, 9.9% of the total number of outstanding shares of Bancshares Common Stock on the date of the closing, or (v) the Board of Directors of either FCC or FNBLC if the Board of Directors of Bancshares (A) withdraws, modifies or changes its recommendation to its shareholders regarding the Plan and the Mergers or shall have resolved or resolves to do any of the foregoing, (B) recommends to its shareholders (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than transactions contemplated by the Plan),
      (b) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Bancshares' consolidated group, or (c) any acquisition, by any person or group, of beneficial ownership of 15% or more of any class of Bancshares capital stock, or (C) makes any announcement of a proposal, plan or intention or agreement to do any of the foregoing or agreement to engage in any of the foregoing.

      Interests of Certain Persons in the Merger

            Pursuant to the Plan FCC and FNBLC have agreed that, following the Effective Time, they will indemnify each person who as of July 21, 1994 served as an officer or director of Bancshares or LNB or has served as a director at any time since January 1, 1990 (an "Indemnified Person") from and against all damages, liabilities, judgments and claims, and related expenses, based upon or arising out of such person's capacity as an officer or director of Bancshares or LNB to the same extent as he would have been indemnified under the Articles of Association (or Articles of Incorporation) or By-laws of Bancshares or LNB, as appropriate, as such Articles or By-laws were in effect on July 21, 1994.

            The aggregate amount of indemnification payments required to be made by FCC and FNBLC pursuant to the Plan is $5 million; however, this limit does not apply to damages, liabilities, judgments and claims arising out of or based upon (i) a misstatement by FCC or FNBLC of a material fact in the registration statement of which this Proxy Statement and Prospectus is a part; or (ii) any omission by FCC or FNBLC of a material fact required to be stated in the registration statement of which this Proxy Statement and Prospectus is a part or necessary in order to make a statement therein not misleading. Indemnification otherwise required to be paid by FCC or FNBLC will be reduced by any amounts that the Indemnified Person recovers by virtue of the claim for which indemnification is sought and no Indemnified Person is entitled to indemnification for any claim made prior to the closing of the Mergers of which the Indemnified Person, Bancshares or LNB was aware but did not disclose FCC or FNBLC. Receipt of the indemnification benefits by directors and officers of Bancshares and LNB is conditioned upon their execution of the agreements described in more detail under the heading captioned "The Plan - Joinder of Shareholders." Any claim for indemnification pursuant to the Plan must be submitted in writing to FCC's chief executive officer promptly upon such Indemnified Person becoming aware of such claim.

            LNB President and Chief Executive Officer Malcolm D. Martin, Executive Vice President Joseph W. Roberts, Jr., Senior Vice President and Trust Officer Andrew J. Betz, and Senior Vice President Deanna K. Beasley are parties to separate employment contracts with LNB. The contracts with Messrs. Martin, Roberts and Betz commenced on October 21, 1992 and expire on December 31, 1995. The contract with Ms. Beasley commenced on July 6, 1993 and expires on June 30, 1996. The contracts call for the employment of each of the specified persons for the specified terms; however, LNB may in its discretion at any time during the term of the contract terminate the employment of the affected employee and pay that employee in a lump sum a separation payment equal to (a) one-half of that employee's current annual salary, (b) other benefits which have been vested during the course of employment and (c) an amount equal to a six-month value of the perquisites furnished that employee; provided however that no payment shall be made if the employee is indicted for a criminal offense in connection with his or her conduct at LNB. Messrs. Roberts and Martin are likely to receive severance payments under their respective contracts after the Special Meeting.
      Mr. Betz and Ms. Beasley may also receive severance payments.

            It is a condition to FCC's obligation to consummate the Plan that the four officers of LNB who are parties to the employment contracts must have either executed a non-competition agreement with FCC or have left the employment of Bancshares and LNB in all capacities other than as directors of Bancshares within the earlier of five days after the date of the Special Meeting or by September 4, 1994. FCC may extend the September 4th date at its discretion if the Special Meeting does not occur by August 29, 1994. Neither Mr. Roberts nor Mr. Martin has signed such a non-competition agreement and neither is expected to do so. Therefore, their terminations by the Board of Directors pursuant to its discretion under the contracts are likely. Mr. Betz and Ms. Beasley have yet to sign non-competition agreements and neither Mr. Betz nor Ms. Beasley has determined whether he or she will sign such an agreement. The Board of Directors is formulating a plan for addressing senior management continuity between September 4, 1994 and the consummation date of the Plan.

            In the event of their terminations, Bancshares' Board or management has determined that under the contracts Mr. Martin will receive a lump-sum payment of approximately $89,000 and Mr. Roberts will receive a lump-sum payment of approximately $65,000. If Mr. Betz does not sign the non-competition agreement, his termination will result in a separation payment of approximately $39,000, and if Ms. Beasley does not sign the non-competition agreement, her termination will result in a separation payment of approximately $36,000.

            In a letter to the LNB Board dated July 13, 1994 from his attorney, Mr. Malcolm Martin expressed the view that in light of his performance and long and faithful service the Board should award him a severance payment of three times his annual compensation rather than the amount specified in his contract. The Board declined to amend his contract in this respect and believes that Mr. Martin has no valid claim to any amount other than as specified in the contract.

            In a subsequent letter, Mr. Martin also stated among other things, his belief that the severance "package" described in this Proxy Statement and Prospectus for himself and Mr. Roberts as well as other employees and staff of LNB is significantly less than the package "earlier promised." The Board believes that Mr. Martin's characterization is incorrect. Moreover, any additional payments beyond what is set forth in the LNB severance plan and the employment contracts would have been deducted from the value to be received by shareholders of LNB in the Mergers, and representatives of the Chavanne group indicated that they are unwilling to vote in favor of a transaction that would so reduce shareholder value.

            Mr. Martin has not to the Board's knowledge asserted any legal entitlement to payments beyond those to which he would be entitled under the contract. Should he or any other person make such assertions and should the amounts claimed be material, FCC may have the right to terminate the Plan.

      Joinder of Shareholders

            As a condition to consummation of the Mergers, each Bancshares' director and executive officer and certain principal shareholders (except as noted below), including without limitation shareholders owning 5% or more of Bancshares Common Stock and Mary Ellen Chavanne, Hazel Prince Chavanne, Claire C. Turner, Harry J. Chavanne, Jeanine C. McGann and David P. Chavanne, has executed an individual agreement (the "Joinder Agreement") pursuant to which he has agreed solely in his capacity as a shareholder of Bancshares (i) to vote in favor of the Plan and against any other proposal relating to the sale or disposition of LNB or Bancshares unless FCC or FNBLC is in breach or default in any material respect of any covenant, representation or warranty contained in the Plan; (ii) not to transfer any of the shares of Bancshares Common Stock over which he has dispositive power, or grant any proxy thereto not approved by FCC, until the earlier of the Effective Date or the date that the Plan has been terminated, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the Joinder of Shareholders; (iii) not to deal in FCC Common Stock or other securities of FCC until the earlier of the Effective Date or the date the Plan has been terminated; (iv) to release, as of the Effective Date, FCC and FNBLC from any obligation that either of them may have to indemnify such shareholder for acts taken as an officer, director or employee of any member of Bancshares' consolidated group, except to the extent set forth in the Plan; and (v) not to serve as a director, officer, employee or advisor of, or have any investment in any financial institution that competes with the business of LNB as continued by FNBLC for a period of one year; however, such person may continue to hold any investment that he held on the date of the Joinder Agreement and may make an investment in any such financial institution if the investment does not materially enhance the ability of the financial institution to compete with FNBLC; except that Messrs. Martin and Roberts have indicated that they do not intend to execute a Joinder Agreement, Mr. Betz and Ms. Beasley have not yet executed a Joinder Agreement, and Mr. Flanagan has executed a Commitment and Non-Competition Agreement in lieu of a Joinder Agreement.

      Employee Benefits

            Pursuant to the Plan, FCC has agreed that, from and after the Effective Date, FCC or FNBLC will offer to all persons who were employees of Bancshares or LNB immediately prior to the Effective Date and who become employees of FNBLC following the Mergers, the same employee benefits as are offered by FCC or FNBLC to employees of FNBLC, except that there will not be a waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans, including the First Commerce Corporation Medical and Dental Care Plan, and no employee of LNB who is an active employee on the Effective Date will be denied such benefits for a pre-existing condition. Full credit shall be given for prior service by Bancshares and LNB employees for eligibility vesting purposes under FCC's benefit plans and policies, except that credit for prior service will not be given for eligibility, vesting or benefit accrual purposes under FCC's retirement plan. In addition, all benefits accrued through the Effective Date under Bancshares' and LNB's benefit plans will be paid by FCC or FNBLC to the extent such benefits are not otherwise provided to such employees under the benefit plans of FCC or FNBLC.

            Bancshares has amended its Employee Stock Ownership Plan ("ESOP") and will amend its 401(k) Plan to provide that all participants in these plans who are still employed by Bancshares or LNB on the date of the Plan will be fully vested in their accounts in those plans as of the Effective Date of the Mergers. FCC will take all reasonable actions necessary after the Effective Date of the Mergers to maintain the qualification and tax exempt status of the ESOP and the 401(k) Plan and to meet all other requirements of applicable law and regulations and the provisions of the plans until they are terminated or combined with FCC's plans. Neither FCC nor FNBLC will otherwise be obligated to continue any employee benefit plan maintained by Bancshares or LNB.

            Bancshares and LNB have adopted a plan and set aside and reserved $413,000 for potential severance payments to certain employees of LNB. If the Plan is consummated, an employee covered by the Plan will be entitled to a severance payment if any of the following occurs: (1) the employee remains employed full-time by LNB until the Effective Date and prior to the Effective Date the employee had not received an offer of employment from FNBLC to begin immediately after the Effective Date as other than a temporary employee at 100% of that employee's base rate of pay in effect on June 30, 1994; (2) the employment of the employee is terminated without cause by LNB prior to the Effective Date and FNBLC notifies LNB in writing that it is satisfied that the termination was not for the purpose of providing severance benefits; or (3) the employment of an employee is terminated without cause within one year after the Effective Date. Cause is defined generally to mean misconduct, commission of a crime, poor job performance and the like. The amount of severance to be received by an employee who is entitled to severance will be based on a formula that takes into account that employee's length of full-time employment with LNB and his or her salary. Generally, an employee entitled to severance will receive one week's pay for each year of full-time employment with LNB.

            Other than as specified in the above described severance plan or in certain employment contracts described elsewhere herein, employees of Bancshares and LNB are not entitled to severance payments.

      Expenses

            The Plan provides that regardless of whether the Mergers are consummated, expenses incurred in connection with the Plan and the transactions contemplated thereby shall be borne by the party that has incurred them, except for expenses that are included in the Deductible Amount.

      Status Under Federal Securities Laws; Certain Restrictions on Resales

            The shares of FCC Common Stock to be issued to shareholders of Bancshares pursuant to the Plan have been registered under the Secur-ities Act of 1933 (the "Securities Act") thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of FCC or who were not "affiliates" of Bancshares, as that term is defined in the Securities Act.

            Directors and certain officers of Bancshares may be deemed to be "affiliates" within the meaning of the Securities Act. Such persons will not be able to resell the FCC Common Stock received by them pursuant to the Holding Company Merger unless such stock is registered for resale under the Securities Act or an exemption from the reg-istration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of FCC Common Stock. Bancshares has agreed to use its best efforts to cause all such affiliates to enter into agreements not to sell shares of FCC Common Stock received by them in violation of the Securities Act.

            Further, in accordance with the requirements of the pooling-of-interests method of accounting, Bancshares shareholders who are deemed "affiliates" will not be permitted to sell the shares of FCC Common Stock received by them in consideration of the Mergers until at least 30 days of combined earnings of FCC and Bancshares have been published by FCC.

      Accounting Treatment

            It is a condition to FCC's obligation to consummate the Mergers that it receive assurances that the Mergers may be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Securities and Exchange Commission (the "Commission") for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the FCC and Bancshares information, the recorded assets and liabilities of FCC and Bancshares will be carried forward to FCC's consolidated financial statements at their recorded amounts, the consolidated earnings of FCC will include earnings of FCC and Bancshares for the entire fiscal year in which the Mergers occur and the reported earnings of FCC and Bancshares for prior periods will be combined and restated as consolidated earnings of FCC. See "- Regulatory Approvals and Other Conditions of the Mergers" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."


                      CERTAIN FEDERAL INCOME TAX CONSEQUENCES


            The following discussion is a summary of material federal income tax consequences to holders of Bancshares Common Stock resulting from the Mergers. The discussion set forth below is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

            Consummation of the Mergers is conditioned upon receipt by the Companies of an opinion from Arthur Andersen & Co. to the following effects, among others:

            (a)   Each of the Mergers qualifies as a reorganization under
      Section 368(a)(1)(A) of the Internal Revenue Code (the "Code"), and Bancshares, LNB, FCC and FNBLC each will be a "party to a reor-ganization" within the meaning of Section 368(b) of the Code.

            (b) No material gain or loss will be recognized by Bancshares, LNB, FCC or FNBLC as a result of the Mergers.

            (c) No gain or loss will be recognized by a shareholder of Bancshares on the receipt solely of FCC Common Stock in exchange for his shares of Bancshares Common Stock.

            (d) The basis of the shares of FCC Common Stock to be received by Bancshares' shareholders pursuant to the Holding Company Merger will, in each instance, be the same as the basis of the shares of Bancshares Common Stock surrendered in exchange therefor, increased by any gain recognized on the exchange.

            (e) The holding period of the shares of FCC Common Stock to be received by Bancshares' shareholders pursuant to the Holding Company Merger will, in each instance, include the holding period of the respective shares of Bancshares Common Stock exchanged therefor, provided that the shares of Bancshares Common Stock are held as capital assets on the date of the Holding Company Merger.

            (f) The payment of cash to Bancshares' shareholders in lieu of fractional share interests of FCC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FCC. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of FCC Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

            (g) A Bancshares' shareholder who perfects his statutory right to dissent from the Holding Company Merger and who receives solely cash in exchange for his Bancshares Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Bancshares Common Stock, subject to the provisions and limitations of
      Section 302 of the Code. After such distribution, if the former Bancshares shareholder does not actually or constructively own any Bancshares Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the Bancshares Common Stock redeemed.

            The opinion of Arthur Andersen & Co. is not binding on the Internal Revenue Service (the "IRS"), which could take positions contrary to the conclusions in such opinion.

            As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of Bancshares consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers.


                                 DISSENTERS' RIGHTS

            Unless the Plan is approved by the holders of at least 80% of the total voting power of Bancshares, Section 131 of the LBCL allows a shareholder of Bancshares who objects to the Holding Company Merger and who complies with the provisions of that section to dissent from the Holding Company Merger and to have paid to him in cash the fair cash value of his shares of Bancshares Common Stock as of the day before the Special Meeting, as determined by agreement between the shareholder and FCC or by the state district court for the Parish of Orleans if the shareholder and FCC are unable to agree upon the fair cash value.

            To exercise the right of dissent, a shareholder (i) must file with Bancshares a written objection to the Plan prior to or at the Special Meeting and (ii) must also vote his shares (in person or by proxy) against the Plan at the Special Meeting. Neither a vote against the Plan nor a specification in a proxy to vote against the Plan will in and of itself constitute the necessary written objection to the Plan. More-over, by voting in favor of, or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his rights under Section
      131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the Holding Company Merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

            If the Plan is approved by less than 80% of the total number of shares of Bancshares Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Holding Company Merger will be given by registered mail to each former shareholder of Bancshares who filed a written objection to the Plan and voted against it. Within 20 days after the mailing of such notice, the shareholder must file with FCC a written demand for payment for his shares at their fair cash value as of the day before the Special Meeting and must state the amount demanded and a post office address to which FCC may reply. He must also deposit the certificate(s) formerly representing his shares of Bancshares Common Stock in escrow with a bank or trust company located in Orleans Parish, Louisiana. With the above-mentioned demand, the shareholder must also deliver to FCC the written acknowledgement of such bank or trust company that it holds the certificate(s), duly endorsed and transferred to FCC, upon the sole condition that the certificate(s) will be delivered to FCC upon payment of the value of the shares in accordance with Section 131.

            Unless the shareholder objects to and votes against the Holding Company Merger, demands payment, deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Mergers and will forfeit any right to seek payment pursuant to Section 131.

            If FCC does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgement, notify such shareholder in writing of either (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with FCC's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against FCC in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against FCC by another former shareholder of Bancshares for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to ac-cept FCC's statement that no payment is due or, if FCC does not contend that no payment is due, to accept the amount specified by FCC in its notice of disagreement.

            If upon the filing of any such suit or intervention FCC deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice FCC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against FCC.

            Upon filing a demand for the value of his shares, a shareholder ceases to have any rights of a shareholder except the rights created by
      Section 131. The shareholder's demand may be withdrawn voluntarily at any time before FCC gives its notice of disagreement, but thereafter only with the written consent of FCC. If his demand is properly withdrawn, or if the shareholder otherwise loses his dissenters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.

            Prior to the Effective Date, dissenting shareholders of Bancshares should send any communications regarding their rights to Joseph W.
      (Bill) Roberts, Jr., Lakeside Bancshares, Inc., One Lakeside Plaza, Lake Charles, Louisiana 70602. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, 210 Baronne Street, New Orleans, Louisiana 70112. All such communications should be signed by or on behalf of the dissent-ing shareholder in the form in which his shares are registered on the books of Bancshares. FCC has the right to terminate the Plan if the number of shares of Bancshares Common Stock as to which the holders thereof have perfected dissenters' rights, together with the number of shares as to which the holders are entitled to receive cash payments in lieu of fractional shares exceeds in the aggregate 9.9% of the total number of outstanding shares of Bancshares Common Stock on the date of closing.

            The foregoing summary of Section 131 of the LBCL is necessarily incomplete and is qualified in its entirety by reference to excerpts from that section set forth herein as Appendix C.


                           INFORMATION ABOUT BANCSHARES


            The following documents, or the indicated portions thereof, have been filed by Bancshares with the Commission and are incorporated by reference into this Proxy Statement and Prospectus: Bancshares' most recent annual report to shareholders; Bancshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by Bancshares' Form 10-K/A filed on August 4, 1994 (copies of which have been furnished herewith to each Bancshares shareholder); Bancshares' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994, as amended by Bancshares' Form 10-Q/A filed on August 4, 1994 (copies of which have been furnished herewith to each Bancshares shareholder), and Bancshares' Form 8-K filed on May 28, 1994.

            In addition, all other documents filed by Bancshares with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") between the date of this Proxy Statement and Prospectus and the date of the Special Meeting shall be deemed to be incorporated herein by reference from the date of filing. See "Available Information" for information with respect to securing copies of documents incorporated by reference in this Proxy Statement and Prospectus by Bancshares and not delivered herewith.

            Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                               INFORMATION ABOUT FCC

            The following documents, or the indicated portions thereof, have been filed by FCC with the Commission, and are incorporated by reference into this Proxy Statement and Prospectus: FCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; FCC's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1994; and the description of FCC Common Stock set forth in FCC's Applications for Registration on Form 8-A filed with the Commission on November 9, 1972 and December 22, 1976, as amended by a report on Form 8 filed with the Commission on June 19, 1989 and by a report on Form 8-A/A filed with the Commission on August 12, 1993.

            In addition, all other documents that will be filed by FCC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and Prospectus and the date of the Special Meeting shall be deemed to be incorporated herein by reference from the date of filing. See "Available Information" for information with respect to securing copies of documents incorporated by reference in this Proxy Statement and Prospectus.

            Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                         COMPARATIVE RIGHTS OF SHAREHOLDERS

            If the shareholders of Bancshares approve the Plan and the Mergers are subsequently consummated, all shareholders of Bancshares, other than those exercising dissenters' rights, will become shareholders of FCC and their rights will be governed by and be subject to the Articles of Incorporation and By-laws of FCC rather than the Articles of Incorporation and By-laws of Bancshares. The following is a brief summary of certain of the principal differences between the rights of shareholders of FCC and Bancshares not described elsewhere herein.

      Preferred Stock

            The Board of Directors of FCC is authorized, without action of its shareholders, to issue FCC preferred stock (the "FCC Preferred Stock") from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such FCC Preferred Stock. The authority of the Board of Directors includes but is not limited to the determination or fixing of the following with respect to each series of FCC Preferred Stock which may be issued: (i) the designation of such series; (ii) the number of shares initially constituting such series; (iii) the dividend rate and conditions and the dividend preferences, if any, in respect of the FCC Common Stock and among the series of FCC Preferred Stock; (iv) whether, and upon what terms, the FCC Preferred Stock would be convertible into or exchanged for shares of any other class or other series of the same class; (v) whether, and to what extent, holders of one or more shares of a series of FCC Preferred Stock will have voting rights; and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional FCC Preferred Stock.

            Shares of FCC Preferred Stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue FCC Preferred Stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result, such proposals or tender offers could be defeated even though favored by the holders of a majority of the FCC Common Stock. As of March 31, 1994, FCC had 2,398,170 shares of Series 1992 Preferred Stock outstanding.

            The Articles of Incorporation of Bancshares do not authorize the issuance of preferred stock.

      Shareholders' Meetings

            FCC's Articles of Incorporation and By-laws provide that upon the written request of holders of a majority of the voting power of FCC, the secretary shall call a special meeting of shareholders. Bancshares' Articles of Incorporation provide that the Board of Directors or any three or more shareholders owning an aggregate of at least 10% of the voting power of Bancshares may call a special meeting of shareholders at any time.

      Preemptive Rights

            Bancshares' Articles of Incorporation provide that holders of common stock shall have the preemptive right to subscribe to any and all share of Bancshares common stock authorized from time to time at such prices and on such terms and conditions as may be fixed by Bancshares' Board of Directors. Such preemptive rights must be exercised in the ratio which the number of shares held by each shareholder bears to the total number of shares outstanding. FCC's Articles of Incorporation do not provide for preemptive rights.

      Stock Dividends

            Bancshares' Articles of Incorporation provide that the declaration of dividends payable in Bancshares Common Stock must be approved by the affirmative vote of at least two-thirds of the outstanding Bancshares Common Stock.

            FCC's Articles of Incorporation and By-laws have no such provision.

      Voting of Stock of Subsidiary

            Bancshares' Articles of Incorporation contain a provision that makes certain Louisiana statutes applicable if shareholders of Bancshares holding shares representing less than two-thirds of the vote cast, vote to direct Bancshares to vote shares it owns in any fifty percent or more owned subsidiary in favor of any merger, consolidation or voluntary transfer of substantially all the assets of any such subsidiary. The effect of these Louisiana statutes essentially is to assure that shareholders of Bancshares have dissenters' rights as provided under Louisiana law if less than two-thirds of the shares vote in favor of such action and such action is approved. See "Dissenters' Rights."

            FCC's Articles of Incorporation and By-laws have no such provision.

      Board Nominations

            Bancshares' By-laws provide that nominations, other than those made by or on behalf of the existing management of Bancshares, must be made in writing and delivered or mailed to the President of Bancshares not less than the close of business on the seventh calendar day following the day on which notice of any meeting of Bancshares' shareholders called for the election of directors was mailed.

            FCC's Articles of Incorporation and By-laws do not contain any such nomination procedures.

      Election of Directors

            Directors receiving the affirmative vote of a majority of the outstanding stock of Bancshares are elected to Bancshares' board. Further, Bancshares' Articles of Incorporation provide for cumulative voting in the election of directors. FCC's directors are elected by plurality vote. FCC's shareholders do not have cumulative voting rights in the election of directors.

      Limitation of Personal Liability of Directors and Officers

            The Articles of Incorporation of FCC contain a provision limiting the personal liability of FCC's directors and officers under certain circumstances (the "Limitation of Liability Provision"). Pursuant to the Limitation of Liability Provision, the officers and directors of FCC have no personal liability to FCC or its shareholders for monetary damages for breach of their fiduciary duty as a director or officer of FCC except for (a) any breach of the director's or officer's duty of loyalty to FCC or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 92(D) of the LBCL (pertaining generally to acts related to an unlawful stock repurchase or payment of a dividend) or (d) any transaction from which the director or officer derived an improper personal benefit.

            The Limitation of Liability Provision also provides that any subsequent amendment or repeal or the adoption of any inconsistent provision cannot retroactively eliminate or reduce the protection it provides directors and officers with regard to claims that arise after the effective date of the proposed amendment but before any such subsequent amendment, repeal or adoption of any inconsistent provision. Additionally, while a two-thirds vote of FCC's voting power present is required generally to amend its Articles of Incorporation, 80% of the total voting power of FCC is required to amend or repeal the Limitation of Liability Provision.

            Bancshares' Articles of Incorporation contain a similar limitation of liability provision, but the affirmative vote of two-thirds of the outstanding Bancshares Common Stock is required to amend this provision as well as any other provision of its Articles of Incorporation.

      Fair Price Protection Statute

            FCC is subject to Louisiana's Fair Price Protection Statute (Sections 132 - 134 of the LBCL), which requires that, in addition to any vote otherwise required by law or a corporation's articles of incorporation, any "business combination" (as defined in the statute) between a corporation and the holder of 10% or more of its total voting power be recommended by the corporation's Board of Directors and approved by (i) at least 80% of the total voting power of the corporation and (ii) at least two-thirds of the votes entitled to be cast by shareholders other than the 10% shareholder, unless certain minimum price, form of consideration and procedural requirements are satisfied by the 10% shareholder, or if the Board approves the business combination before the 10% shareholder becomes a 10% shareholder.

            The provisions of this statute are not applicable to Bancshares.


                                   LEGAL MATTERS

            Correro, Fishman & Casteix, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of FCC Common Stock to be issued in connection with the Holding Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

                                      EXPERTS

            The audited consolidated financial statements of Bancshares and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus have been audited by Gragson, Casiday & Guillory, independent public accountants, as indicated in their report with respect thereto, and have been incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

            The audited consolidated financial statements of FCC and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing. With respect to the unaudited consolidated interim financial information of FCC and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus from FCC's quarterly report on Form 10-Q, Arthur Andersen & Co. has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen & Co. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by them within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                   OTHER MATTERS


            At the time of the preparation of this Proxy Statement and Prospectus, Bancshares had not been informed of any matters to be presented by or on behalf of Bancshares or its management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

            Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of Bancshares, and return it at once in the enclosed envelope.


                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          ___________________________________
                                          Tom Flanagan, President


      Lake Charles, Louisiana
      August [12], 1994

                             FIRST COMMERCE CORPORATION

                 PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                    (Unaudited)

            In addition to the Merger with Lakeside Bancshares, Inc., First Commerce Corporation has several other transactions pending which are described below. The unaudited pro forma condensed combined balance sheets as of December 31, 1993 and March 31, 1994 and the unaudited pro forma condensed combined statements of income for the years ended December 31, 1993, 1992 and 1991 and for the three months ended March 31, 1994 appearing on the following pages give effect to the proposed mergers of Lakeside Bancshares, Inc., First Bancshares, Inc., City Bancorp, Inc., and Wolcott Mortgage Group, Inc. with First Commerce Corporation ("FCC"). A brief description of each of the proposed plans of merger follows.

            FCC and Lakeside Bancshares, Inc. (Lakeside) have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lake Charles and Lakeside National Bank. Shareholders of Lakeside will receive shares of FCC Common Stock. The number of shares will be determined at the time the mergers are effected, but will not exceed approximately 1,540,000 shares.

            FCC and First Bancshares, Inc. (FB) have signed a definitive agreement to merge the two companies and their respective subsidiaries, First National Bank of Commerce and First Bank. Shareholders of FB will receive shares of FCC Common Stock. The exact number of shares will be determined at the time the mergers are effected, but in no event will exceed 2,860,169 shares.

            FCC and City Bancorp, Inc. (City) have signed a letter of intent to merge the two companies and their respective subsidiaries, The First National Bank of Lafayette and City Bank and Trust Company. Shareholders of City will receive approximately 4.75 shares of FCC Common Stock for each one share of City common stock owned. The total number of FCC shares issuable in this transaction is fixed at 475,000.

            FCC and Wolcott Mortgage Group, Inc. ("Wolcott") have signed a definitive agreement for FCC to acquire Wolcott. The shareholders of Wolcott will receive $1.251 million at closing, in the form of 51% FCC Common Stock and 49% cash. A second contingent payment, 51% FCC Common Stock and 49% cash, will be made one year from closing, with payment determined by loan origination volume by Wolcott. The maximum total purchase price will not exceed $2.5 million.

            The Lakeside, FB, and City mergers will be accounted for under the pooling-of-interests method of accounting. The Wolcott merger will be accounted for under the purchase method of accounting. The pro forma financial statements have been prepared to reflect the consummation of all of the mergers. No assurance can be given, however, that any or all of the mergers will be consummated, and consummation of one or more mergers is not a condition to the consummation of any other merger.

            No provision has been made for nonrecurring charges or credits directly related to the mergers, and any such charges or credits are not expected to be material. Certain direct costs of the mergers which have been incurred and included in the pro forma financial statements are immaterial. The unaudited pro forma condensed combined balance sheets include adjustments directly attributable to the proposed mergers based on estimates derived from information currently available.

            The proforma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future. These statements and related notes should be read in conjunction with the consolidated financial statements of Lakeside and FCC and the notes thereto incorporated by reference hereto.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
          March 31, 1994
          (In thousands)
            (Unaudited)


                                                                   Historical                              Pro             Pro
                                     ------------------------------------------------------------------   Forma           Forma
                                         FCC        Lakeside         FB           City        Wolcott   Adjustments<FN1>  Combined
                                     -----------   -----------   ----------   -----------   ----------- ------------    ----------
ASSETS
  Cash and due from banks           $    303,760   $   15,341   $   12,491   $      4,651   $     341   $  (1,225)   $    335,359
  Interest-bearing deposits in
    other banks                           90,430        7,159          263            495         142           -          98,489
  Securities held to maturity            446,697       48,976        8,608          4,765           -           -         509,046
  Securities available for sale        2,560,192       12,253       55,177         21,138           -           -       2,648,760
  Trading account securities                 466            -            -              -           -           -             466
  Federal funds sold and securities
    purchased under resale agreements    106,900        5,347        8,430         10,650           -           -         131,327
  Loans and leases, net of unearned
    income                             2,658,134       92,943      152,604         44,950       2,454           -       2,951,085
    Allowance for loan losses            (63,844)      (2,894)      (2,241)          (556)          -           -         (69,535)
                                    ------------   ---------   ----------   ------------   ---------   ---------    ------------
     Net loans and leases              2,594,290       90,049      150,363         44,394       2,454                   2,881,550
  Premises and equipment                 106,832        8,413        6,471          2,006          40           -         123,762
  Goodwill and other intangible
    assets                                15,494            -            -              -           -       2,141<FN6>     17,635
  Other assets                           148,063        2,586        4,725            895          58           -         156,327
                                    ------------   ---------   ----------   ------------   ---------   ---------    ------------
      Total assets                  $  6,373,124   $  190,124   $  246,528   $     88,994   $   3,035   $     916    $  6,902,721
                                    ============   ==========   ==========   ============   =========   =========    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits    $  1,287,217   $   42,994   $   48,102   $     14,527   $       -   $       -    $  1,392,840
    Interest-bearing deposits          4,005,366      129,499      175,285         58,094           -           -       4,368,244
  Foreign branch interest-bearing
    deposits                               4,979            -            -              -           -           -           4,979
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total deposits                   5,297,562      172,493      223,387         72,621           -                   5,766,063
  Short-term borrowings                  407,868            -          554          7,782       2,609           -         418,813
  Other liabilities                       70,544        1,144        1,675            752          67           -          74,182
  Long-term debt                          89,682            -            -              -                       -          89,682
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total liabilities                5,865,656      173,637      225,616         81,155       2,676                   6,348,740
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                         59,979            -            -              -        147         (147)<FN2>    59,979
  Common stock                           130,720        1,250          848            500          3       22,016 <FN2>   155,337
  Capital surplus                        137,406        2,500        3,823          2,504          -      (20,744)<FN2>   125,489
  Retained earnings                      202,797       12,698       16,155          4,886        209         (209)<FN2>   236,536
  Unearned restricted stock
    compensation                          (1,191)           -            -              -          -            -          (1,191)
  Unrealized gain(loss) on
    securities available for sale        (22,243)          39           86            (51)         -            -         (22,169)
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total stockholders' equity         507,468       16,487       20,912          7,839        359          916         553,981
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total liabilities and
        stockholders' equity        $  6,373,124   $  190,124   $  246,528   $     88,994   $  3,035   $      916    $  6,902,721
                                    ============   ==========   ==========   ============   =========   =========    ============

(See accompanying notes)

PRO FORMA CONDENSED COMBINED BALANCE SHEET
        December 31, 1993
          (In thousands)
            (Unaudited)

                                                            Historical                          Pro              Pro
                                 ---------------------------------------------------------     Forma            Forma

                                      FCC          Lakeside         FB            City        Adjustments<FN1>  Combined<FN7>
                                 ------------   ------------   ------------   ------------   ------------    ------------
ASSETS
  Cash and due from banks        $    387,548   $     18,915   $     11,042   $      4,424   $          -    $    421,929
  Interest-bearing deposits
    in other banks                     55,422          2,750            357            693              -          59,222
  Securities held for investment    1,523,638         58,916          8,591         24,716              -       1,615,861
  Securities held for sale          1,779,927              -         47,555              -              -       1,827,482
  Trading account securities              482              -              -              -              -             482
  Federal funds sold and
    securities purchased under
    resale agreements                  28,600          3,500          2,000          2,425              -          36,525
  Loans and leases, net of
    unearned income                 2,674,697         96,827        160,406         45,557              -       2,977,487
    Allowance for loan losses         (68,302)        (2,971)        (2,157)          (590)             -         (74,020)
                                 ------------   ------------   ------------   ------------   ------------    ------------
     Net loans and leases           2,606,395         93,856        158,249         44,967                      2,903,467
  Premises and equipment              102,230          8,498          6,634          2,053              -         119,415
  Goodwill and other intangible
   assets                              16,143              -              -              -              -          16,143
  Other assets                        159,900          2,043          4,316            918              -         167,177
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total assets               $  6,660,285   $    188,478   $    238,744   $     80,196   $               $  7,167,703
                                 ============   ============   ============   ============   ============    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits $  1,196,259   $     45,691   $     44,465   $     13,565   $          -    $  1,299,980
    Interest-bearing deposits       4,107,813        125,863        170,926         53,487              -       4,458,089
  Foreign branch interest-bearing
    deposits                            5,787              -              -              -              -           5,787
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total deposits                5,309,859        171,554        215,391         67,052                      5,763,856
  Short-term borrowings               678,316              -          1,951          4,914              -         685,181
  Other liabilities                    72,734            938          1,188            610              -          75,470
  Long-term debt                       89,704              -              -              -              -          89,704
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total liabilities             6,150,613        172,492        218,530         72,576                      6,614,211
                                 ------------   ------------   ------------   ------------   ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                      59,979              -              -              -              -          59,979
  Common stock                        130,311          1,250            848            500         21,778 <FN2>   154,687
  Capital surplus                     135,911          2,500          3,823          2,504        (21,778)<FN2>   122,960
  Retained earnings                   184,288         12,236         14,859          4,616              -         215,999
  Unearned restricted stock
    compensation                         (817)             -              -              -              -            (817)
  Unrealized gain(loss) on
    securities available for sale           -              -            684<FN3>         -              -             684
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total stockholders' equity      509,672         15,986         20,214          7,620              -         553,492
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total liabilities and
        stockholders' equity     $  6,660,285   $    188,478   $    238,744   $     80,196   $         -     $  7,167,703
                                 ============   ============   ============   ============   ============    ============

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
 Three Months Ended March 31, 1994
 (In thousands, except share data)
            (Unaudited)


                                                      Historical                                            Pro           Pro
                             ------------------------------------------------------------------------      Forma         Forma
                                 FCC          Lakeside         FB            City          Wolcott       Adjustments    Combined
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
Interest income              $     97,183   $      2,902   $      4,762   $      1,434   $         39   $        -   $    106,320
Interest expense                   34,437            717          1,124            457             33            -         36,768
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Net interest income                62,746          2,185          3,638            977              6            -         69,552
Provision for loan losses          (3,832)             -             75             20              -            -         (3,737)
Net interest income after    ------------   ------------   ------------   ------------   ------------   ----------   ------------
  provision for loan losses        66,578          2,185          3,563            957              6            -         73,289
Other income                       28,501            823            827            255            260            -         30,666
Operating expense                  56,472          2,319          2,453            803            261           27 <FN6>   62,335
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Income before income tax
  expense                          38,607            689          1,937            409              5          (27)        41,620
Income tax expense                 12,475            227            641            139              2            -         13,484
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Net income                         26,132            462          1,296            270              3          (27)        28,136
Preferred dividend
  requirements                      1,087              -              -              -              2            -          1,089
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Income applicable to common
  shares                     $     25,045   $        462   $      1,296   $        270   $          1   $      (27)  $     27,047
                             ============   ============   ============   ============   ============   ==========   ============

Earnings per share <FN4>
  Primary                    $        .95   $        .92   $       1.53   $       2.70   $      33.33                $        .87
  Fully diluted              $        .86   $        .92   $       1.53   $       2.70   $      33.33                $        .80

Weighted average shares
  outstanding <FN4)>
  Primary                      26,302,120        500,000        847,658        100,000             30                  31,224,967
  Fully diluted                32,244,994        500,000        847,658        100,000             30                  37,167,841

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1993
 (In thousands, except share data)
            (Unaudited)


                                                   Historical                                             Pro            Pro
                           ------------------------------------------------------------------------      Forma          Forma
                               FCC          Lakeside          FB          City           Wolcott      Adjustments     Combined
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Interest income            $    393,334   $     11,999   $     20,640   $      6,033   $        308   $          -   $    432,314
Interest expense                143,324          3,207          5,030          1,788            254              -        153,603
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net interest income             250,010          8,792         15,610          4,245             54              -        278,711
Provision for loan losses        (4,504)             -         (1,300)           205              -              -         (5,599)
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses     254,514          8,792         16,910          4,040             54              -        284,310
Other income                    102,421          3,256          2,544            807          1,465              -        110,493
Operating expense               221,080          9,764         10,586          3,224          1,391            107 <FN6>  246,152
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Income before income tax
  expense                       135,855          2,284          8,868          1,623            128           (107)       148,651
Income tax expense               40,641            822          2,919            552             41              -         44,975
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net income <FN5>                 95,214          1,462          5,949          1,071             87           (107)       103,676
Preferred dividend
  requirements                    4,348              -              -              -              9              -          4,357
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Income applicable to
  common shares            $     90,866   $      1,462   $      5,949   $      1,071   $         78   $       (107)  $     99,319
                           ============   ============   ============   ============   ============   ============   ============

Earnings per share <FN4><FN5>
  Primary                  $       3.48   $       2.92   $       7.02   $      10.71   $   2,600.00                  $       3.20
  Fully diluted            $       3.18   $       2.92   $       7.02   $      10.71   $   2,600.00                  $       2.99

Weighted average shares
  outstanding <FN4>
  Primary                    26,132,211        500,000        847,787        100,000             30                    31,055,058
  Fully diluted              32,125,003        500,000        847,787        100,000             30                    37,047,850


(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1992
 (In thousands, except share data)
            (Unaudited)


                                                     Historical                                 Pro           Pro
                                ---------------------------------------------------------      Forma         Forma
                                    FCC          Lakeside          FB           City         Adjustments    Combined
                               ------------   ------------   ------------   ------------   ------------   ------------
Interest income                 $    398,701   $     13,593   $     20,495   $      6,086   $          -   $    438,875
Interest expense                     163,348          4,798          6,682          2,073              -        176,901
                                ------------   ------------   ------------   ------------   ------------   ------------
Net interest income                  235,353          8,795         13,813          4,013              -        261,974
Provision for loan losses             22,040            675            680            236              -         23,631
                                ------------   ------------   ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses          213,313          8,120         13,133          3,777              -        238,343
Other income                          96,627          4,167          2,106            728              -        103,628
Operating expense                    203,781         10,383          9,785          3,113              -        227,062
                                ------------   ------------   ------------   ------------   ------------   ------------
Income before income tax
  expense and minority
  interest                           106,159          1,904          5,454          1,392              -        114,909
Income tax expense                    32,766            689          1,774            226              -         35,455
                                ------------   ------------   ------------   ------------   ------------   ------------
Income before minority
  interest                            73,393          1,215          3,680          1,166              -         79,454
Earnings of minority
  interest                               918              -              -              -              -            918
                                ------------   ------------   ------------   ------------   ------------   ------------
Net income                            72,475          1,215          3,680          1,166              -         78,536
Preferred dividend
  requirements                         4,076              -              -              -              -          4,076
                                ------------   ------------   ------------   ------------   ------------   ------------
Income applicable to
  common shares                 $     68,399   $      1,215   $      3,680   $      1,166   $          -$        74,460
                                ============   ============   ============   ============   ============   ============

Earnings per share <FN4>
  Primary                       $       2.88   $       2.43   $       4.34   $      11.66                  $       2.60
  Fully diluted                 $       2.70   $       2.43   $       4.34   $      11.66                  $       2.50

Weighted average shares
  outstanding <FN4>
  Primary                         23,728,540        500,000        847,787        100,000                    28,603,274
  Fully diluted                   29,568,365        500,000        847,787        100,000                    34,443,099


(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1991
 (In thousands, except share data)
            (Unaudited)

                                                             Historical                                    Pro           Pro
                                          ---------------------------------------------------------       Forma         Forma
                                               FCC         Lakeside          FB           City         Adjustments    Combined
                                          ------------   ------------   ------------   ------------   ------------   ------------
Interest income                          $    393,922   $     16,779   $     19,463   $      6,549   $          -$       436,713
Interest expense                              202,060          7,986          9,187          3,031              -        222,264
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net interest income                           191,862          8,793         10,276          3,518              -        214,449
Provision for loan losses                      43,734            300          1,334             80              -         45,448
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses                   148,128          8,493          8,942          3,438              -        169,001
Other income                                   83,678          3,720          2,169            369              -         89,936
Operating expense                             185,963         10,005          8,249          3,011              -        207,228
                                          ------------   ------------   ------------   ------------   ------------   ------------
Income before income tax expense and
  minority interest                            45,843          2,208          2,862            796              -         51,709
Income tax expense                             10,936            547            872             13              -         12,368
                                          ------------   ------------   ------------   ------------   ------------   ------------
Income before minority interest                34,907          1,661          1,990            783              -         39,341
Earnings of minority interest                     878              -              -              -              -            878
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net income                                     34,029          1,661          1,990            783              -         38,463
Preferred dividend requirements                     -              -              -              -              -              -

Income applicable to common shares       $     34,029   $      1,661   $      1,990   $        783   $          -$        38,463
                                          ============   ============   ============   ============   ============   ============

Earnings per share <FN4>
  Primary                                $       1.56   $       3.32   $       2.35   $       7.83                  $       1.44
  Fully diluted                          $       1.56   $       3.32   $       2.35   $       7.83                  $       1.44

Weighted average shares outstanding <FN4>
  Primary                                  21,808,941        500,000        847,787        100,000                    26,683,675
  Fully diluted                            21,808,941        500,000        847,787        100,000                    26,683,675


(See accompanying notes)

                       NOTES TO PRO FORMA CONDENSED COMBINED
                          FINANCIAL STATEMENTS (Unaudited)

          <FN1>   In connection with the mergers, FCC will issue shares of its
      Common Stock to the shareholders of Lakeside, FB, City, and Wolcott. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued upon consummation of the mergers. Under the terms of the proposed mergers with Lakeside and FB, the number of shares of FCC Common Stock to be delivered will be determined at the time the mergers are effected based on the closing sales price of FCC Common Stock with a maximum number of shares to be issued in the transactions of 1,540,000 and 2,860,169, respectively. For purposes of these pro formas, it has been assumed that the maximum number of shares issuable under the proposed mergers with Lakeside and FB will be issued. The total number of shares of FCC Common Stock issuable in the transaction with City is fixed at 475,000. Under the terms of the proposed merger with Wolcott, the number of shares to be delivered will be determined, among other things, by the average sales price of a share of FCC Common Stock. Upon consummation, the shareholders of Wolcott will receive $1,251,000, in the form of 51% FCC Common Stock and 49% cash. A second contingent payment will be made one year from closing, with payment determined by loan origination volume at Wolcott. Payment of this second contingent payment will be in the form of 51% stock and 49% cash. The maximum purchase price will not exceed $2,500,000. For purposes of these pro formas, it has been assumed that the maximum amount of $2,500,000, 51% FCC Common Stock; 49% cash, is paid for Wolcott with an average sales price of FCC Common Stock of $26.50 resulting in the issuance of 48,113 shares of FCC Common Stock.

          <FN2>   Calculation of Pro Forma  Capital.  As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's Common Stock account has been decreased by the balance in common stock for Lakeside, FB, and City and increased by the par value of the FCC Common Stock assumed to be issued under the mergers. As required by generally accepted accounting principles under the purchase method of accounting, FCC's stockholders' equity has been decreased by the balance in Wolcott's stockholders' equity accounts and increased by the fair value of the FCC Common Stock assumed to be issued under the merger. An analysis of these adjustments follows (in thousands, except share data):


                                                                           Stockholders' Equity
                                              ___________________________________________________________________________________
                                                                                                        Unrealized
                                                                                           Unearned    Gain (Loss) On
                                    Excess                                                Restricted    Securities      Total
                                  Cost Over   Preferred  Common   Capital   Retained         Stock      Available    Stockholders'
                          Cash    Fair Value    Stock    Stock    Surplus   Earnings     Compensation    For Sale       Equity
                          ____    __________  _________  ______   _______   ________     ____________  _____________ ____________

   Lakeside (A)          $     -   $     -   $     -   $  7,700  $ (3,950)   $     -    $       -    $         -    $   3,750
                                                         (1,250)   (2,500)                                (3,750)

   FB (B)                      -         -         -     14,301    (9,630)         -            -              -        4,671
                                                           (848)   (3,823)                                (4,671)

   City (C)                    -         -         -      2,375       629          -            -              -        3,004
                                                           (500)   (2,504)                                (3,004)

   Wolcott (D)            (1,225)    2,141         -        241     1,034          -            -              -        1,275
                                                (147)        (3)        -       (209)           -              -         (359)
                          ______    ______    ______    _______   _______     ______     ________       _________     _______
   Total                 $(1,225)  $ 2,141   $  (147)  $ 22,016  $(20,744)   $  (209)   $       -    $         -    $     916
                          ======    ======    ======    =======   =======     ======     ========       =========     =======

              (A) Issuance of 1,540,000 shares of FCC Common Stock for 500,000 shares of Lakeside common stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in Lakeside's common stock account ($1,250) and increased by the par value of the FCC Common Stock issued ($7,700).

              (B) Issuance of 2,860,169 shares of FCC Common Stock for 847,787 shares of FB common stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in FB's common stock account ($848) and increased by the par value of the FCC Common Stock issued ($14,301).

              (C) Issuance of 475,000 shares of FCC Common Stock for 100,000 shares of City common stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in City's common stock account ($500) and increased by the par value of the FCC Common Stock issued ($2,375).

              (D) Payment of $1,225 in cash and issuance of 48,113 shares of FCC Common Stock in exchange for 30 shares of Wolcott common stock and 120 shares of Wolcott preferred stock in a transaction accounted for as a purchase. Excess cost over fair value of $2,141 will be recorded as a result of this transaction.

            <FN3>   FB adopted Statement of Financial Accounting Standards No.
        115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993. FCC, Lakeside, and City adopted SFAS No. 115 as of January 1, 1994.

            <FN4>   Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC Common Stock, after adjustment for shares of FCC Common Stock assumed to be issued in connection with the mergers. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends.

            <FN5>   Lakeside  and FB adopted Statement of Financial Accounting
        Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in their respective 1993 consolidated statements of income. The effect of this change was a $131,000 decrease in net income for Lakeside and a $672,000 increase in net income for FB. These amounts are not considered to be components of ongoing results and accordingly have not been included in the historical or combined pro forma amounts presented.

            <FN6>   To record the excess cost over fair value  for the Wolcott
        merger  of  $2,141,000.   The excess cost is being amortized  over  20
        years on a straight line basis.

            <FN7>   The  pro forma condensed  combined  balance  sheet  as  of
        December 31, 1993 reflects only those mergers accounted for under the pooling-of-interests method of accounting.

                              FIRST COMMERCE CORPORATION

                 PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                     (Unaudited)
                       (Lakeside Bancshares Transaction Only)

         The unaudited pro forma condensed combined balance sheets as of December 31, 1993 and March 31, 1994 and the unaudited pro forma condensed combined statements of income for the years ended December 31, 1993, 1992 and 1991 and for the three months ended March 31, 1994 appearing on the following pages give effect to the proposed Lakeside Bancshares, Inc. ("Lakeside") merger with First Commerce Corporation ("FCC") using the pooling-of-interests method of accounting. A brief description of the proposed plan of merger follows.

         FCC and Lakeside (collectively the "Companies") have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lake Charles and Lakeside National Bank (the "Mergers"). Shareholders of Lakeside will receive shares of FCC Common Stock. The number of shares will be determined at the time the Mergers are effected, but will not exceed 1,540,000 shares.

         No provision has been made for nonrecurring charges or credits directly related to the Mergers, and any such charges or credits are not expected to be material. Certain direct costs of the Mergers which have been incurred and included in the pro forma financial statements are immaterial. The unaudited pro forma condensed combined balance sheets include adjustments directly attributable to the proposed
     Mergers based on estimates derived from information currently available.


         The pro forma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the Mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future. These statements and related notes should be read in conjunction with the consolidated financial statements of the Companies and the notes thereto incorporated by reference hereto.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
          March 31, 1994
          (In thousands)
            (Unaudited)

                                                                                    Pro             Pro
                                                          Historical              Forma           Forma
                                                 ---------------------------
                                                    FCC           Lakeside     Adjustments<FN1>  Combined
                                                 ------------   ------------   ------------    ------------
ASSETS
  Cash and due from banks                       $    303,760   $     15,341   $          -    $    319,101
  Interest-bearing deposits in other banks            90,430          7,159              -          97,589
  Securities held to maturity                        446,697         48,976              -         495,673
  Securities available for sale                    2,560,192         12,253              -       2,572,445
  Trading account securities                             466              -              -             466
  Federal funds sold and securities
    purchased under resale agreements                106,900          5,347              -         112,247
  Loans and leases, net of unearned income         2,658,134         92,943              -       2,751,077
    Allowance for loan losses                        (63,844)        (2,894)             -         (66,738)
                                                 ------------   ------------   ------------    ------------
     Net loans and leases                          2,594,290         90,049                      2,684,339
  Premises and equipment                             106,832          8,413              -         115,245
  Goodwill and other intangible assets                15,494              -              -          15,494
  Other assets                                       148,063          2,586              -         150,649
                                                 ------------   ------------   ------------    ------------
      Total assets                              $  6,373,124   $    190,124   $          -    $  6,563,248
                                                 ============   ============   ============    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                $  1,287,217   $     42,994   $          -    $  1,330,211
    Interest-bearing deposits                      4,005,366        129,499              -       4,134,865
  Foreign branch interest-bearing deposits             4,979              -              -           4,979
                                                 ------------   ------------   ------------    ------------
      Total deposits                               5,297,562        172,493              -       5,470,055
  Short-term borrowings                              407,868             -               -         407,868
  Other liabilities                                   70,544          1,144              -          71,688
  Long-term debt                                      89,682             -               -          89,682
                                                 ------------   ------------   ------------    ------------
      Total liabilities                            5,865,656        173,637              -       6,039,293
                                                 ------------   ------------   ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                                     59,979               -             -          59,979
  Common stock                                       130,720          1,250          6,450 <FN2>   138,420
  Capital surplus                                    137,406          2,500         (6,450)<FN2>   133,456
  Retained earnings                                  202,797         12,698              -         215,495
  Unearned restricted stock compensation              (1,191)              -             -          (1,191)
  Unrealized gain(loss) on securities
    available for sale                               (22,243)            39              -         (22,204)
                                                 ------------   ------------   ------------    ------------
      Total stockholders' equity                     507,468         16,487              -         523,955
                                                 ------------   ------------   ------------    ------------
      Total liabilities and stockholders' equity$  6,373,124   $    190,124   $          -    $  6,563,248
                                                 ============   ============   ============    ============
(See accompanying notes)

PRO FORMA CONDENSED COMBINED BALANCE SHEET
         December 31, 1993
          (In thousands)
            (Unaudited)


                                                                                  Pro             Pro
                                                          Historical             Forma           Forma
                                                 ---------------------------
                                                     FCC         Lakeside       Adjustments<FN1>  Combined
                                                 ------------   ------------   ------------    ------------
ASSETS
  Cash and due from banks                       $    387,548   $     18,915   $          -    $    406,463
  Interest-bearing deposits in other banks            55,422          2,750              -          58,172
  Securities held for investment                   1,523,638         58,916              -       1,582,554
  Securities held for sale                         1,779,927              -              -       1,779,927
  Trading account securities                             482              -              -             482
  Federal funds sold and securities
    purchased under resale agreements                 28,600          3,500              -          32,100
  Loans and leases, net of unearned income         2,674,697         96,827              -       2,771,524
    Allowance for loan losses                        (68,302)        (2,971)             -         (71,273)
                                                 ------------   ------------   ------------    ------------
     Net loans and leases                          2,606,395         93,856                      2,700,251
  Premises and equipment                             102,230          8,498              -         110,728
  Goodwill and other intangible assets                16,143              -              -          16,143
  Other assets                                       159,900          2,043              -         161,943
                                                 ------------   ------------   ------------    ------------
      Total assets                              $  6,660,285   $    188,478   $          -    $  6,848,763
                                                 ============   ============   ============    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                $  1,196,259   $     45,691   $          -    $  1,241,950
    Interest-bearing deposits                      4,107,813        125,863              -       4,233,676
  Foreign branch interest-bearing deposits             5,787              -              -           5,787
                                                 ------------   ------------   ------------    ------------
      Total deposits                               5,309,859        171,554                      5,481,413
  Short-term borrowings                              678,316              -              -         678,316
  Other liabilities                                   72,734            938              -          73,672
  Long-term debt                                      89,704              -              -          89,704
                                                 ------------   ------------   ------------    ------------
      Total liabilities                            6,150,613        172,492              -       6,323,105
                                                 ------------   ------------   ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                                     59,979              -              -          59,979
  Common stock                                       130,311          1,250          6,450 <FN2>   138,011
  Capital surplus                                    135,911          2,500         (6,450)<FN2>   131,961
  Retained earnings                                  184,288         12,236              -         196,524
  Unearned restricted stock compensation                (817)             -              -            (817)
  Unrealized gain(loss) on securities
    available for sale                                     -              -              -               -
                                                 ------------   ------------   ------------    ------------
      Total stockholders' equity                     509,672         15,986              -         525,658
                                                 ------------   ------------   ------------    ------------
      Total liabilities and stockholders' equity$  6,660,285   $    188,478   $          -    $  6,848,763
                                                 ============   ============   ============    ============
(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
 Three Months Ended March 31, 1994
 (In thousands, except share data)
            (Unaudited)


                                                                               Pro             Pro
                                                     Historical               Forma           Forma
                                              ---------------------------
                                                  FCC          Lakeside     Adjustments      Combined
                                              ------------   ------------   ------------   ------------
Interest income                              $     97,183   $      2,902   $          -   $    100,085
Interest expense                                   34,437            717              -         35,154
                                              ------------   ------------   ------------   ------------
Net interest income                                62,746          2,185              -         64,931
Provision for loan losses                          (3,832)             -              -         (3,832)
                                              ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses                        66,578          2,185              -         68,763
Other income                                       28,501            823              -         29,324
Operating expense                                  56,472          2,319              -         58,791
                                              ------------   ------------   ------------   ------------
Income before income tax expense                   38,607            689              -         39,296
Income tax expense                                 12,475            227              -         12,702
                                              ------------   ------------   ------------   ------------
Net income                                         26,132            462              -         26,594
Preferred dividend requirements                     1,087              -              -          1,087
                                              ------------   ------------   ------------   ------------
Income applicable to common shares           $     25,045   $        462   $          -   $     25,507
                                              ============   ============   ============   ============

Earnings per share <FN3>
  Primary                                    $        .95   $        .92                  $        .92
  Fully diluted                              $        .86   $        .92                  $        .84

Weighted average shares outstanding <FN3>
  Primary                                      26,302,120        500,000                    27,842,120
  Fully diluted                                32,244,994        500,000                    33,784,994

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1993
 (In thousands, except share data)
         (Unaudited)


                                                                                Pro            Pro
                                                      Historical               Forma          Forma
                                              ---------------------------
                                                  FCC         Lakeside       Adjustments    Combined
                                              ------------   ------------   ------------   ------------
Interest income                              $    393,334   $     11,999   $          -   $    405,333
Interest expense                                  143,324          3,207              -        146,531
                                              ------------   ------------   ------------   ------------
Net interest income                               250,010          8,792              -        258,802
Provision for loan losses                          (4,504)             -              -         (4,504)
                                              ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses                       254,514          8,792              -        263,306
Other income                                      102,421          3,256              -        105,677
Operating expense                                 221,080          9,764              -        230,844
                                              ------------   ------------   ------------   ------------
Income before income tax expense                  135,855          2,284              -        138,139
Income tax expense                                 40,641            822              -         41,463
                                              ------------   ------------   ------------   ------------
Net income <FN4>                                   95,214          1,462              -         96,676
Preferred dividend requirements                     4,348              -              -          4,348
                                              ------------   ------------   ------------   ------------
Income applicable to common shares           $     90,866   $      1,462   $          -   $     92,328
                                              ============   ============   ============   ============

Earnings per share <FN3>
  Primary                                    $       3.48   $       2.92                  $       3.34
  Fully diluted                              $       3.18   $       2.92                  $       3.08

Weighted average shares outstanding <FN3>
  Primary                                      26,132,211        500,000                    27,672,211
  Fully diluted                                32,125,003        500,000                    33,665,003

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1992
 (In thousands, except share data)
            (Unaudited)

                                                                                Pro            Pro
                                                    Historical                 Forma          Forma
                                              --------------------------
                                                  FCC         Lakeside       Adjustments    Combined
                                              ------------   ------------   ------------   ------------
Interest income                              $    398,701   $     13,593   $          -   $    412,294
Interest expense                                  163,348          4,798              -        168,146
                                              ------------   ------------   ------------   ------------
Net interest income                               235,353          8,795              -        244,148
Provision for loan losses                          22,040            675              -         22,715
Net interest income after                     ------------   ------------   ------------   ------------
  provision for loan losses                       213,313          8,120              -        221,433
Other income                                       96,627          4,167              -        100,794
Operating expense                                 203,781         10,383              -        214,164
                                              ------------   ------------   ------------   ------------
Income before income tax expense and
  minority interest                               106,159          1,904              -        108,063
Income tax expense                                 32,766            689              -         33,455
                                              ------------   ------------   ------------   ------------
Income before minority interest                    73,393          1,215              -         74,608
Earnings of minority interest                         918              -              -            918
                                              ------------   ------------   ------------   ------------
Net income                                         72,475          1,215              -         73,690
Preferred dividend requirements                     4,076              -              -          4,076
                                              ------------   ------------   ------------   ------------
Income applicable to common shares           $     68,399   $      1,215   $          -   $     69,614
                                              ============   ============   ============   ============

Earnings per share <FN3>
  Primary                                    $       2.88   $       2.43                  $       2.75
  Fully diluted                              $       2.70   $       2.43                  $       2.61

Weighted average shares outstanding <FN3>
  Primary                                      23,728,540        500,000                    25,268,540
  Fully diluted                                29,568,365        500,000                    31,108,365

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1991
 (In thousands, except share data)
            (Unaudited)



                                                                                Pro            Pro
                                                        Historical             Forma          Forma
                                              ---------------------------
                                                   FCC        Lakeside       Adjustments    Combined
                                              ------------   ------------   ------------   ------------
Interest income                              $    393,922   $     16,779   $          -   $    410,701
Interest expense                                  202,060          7,986              -        210,046
                                              ------------   ------------   ------------   ------------
Net interest income                               191,862          8,793              -        200,655
Provision for loan losses                          43,734            300              -         44,034
Net interest income after                     ------------   ------------   ------------   ------------
  provision for loan losses                       148,128          8,493              -        156,621
Other income                                       83,678          3,720              -         87,398
Operating expense                                 185,963         10,005              -        195,968
                                              ------------   ------------   ------------   ------------
Income before income tax expense and
  minority interest                                45,843          2,208              -         48,051
Income tax expense                                 10,936            547              -         11,483
Income before minority interest                    34,907          1,661              -         36,568
Earnings of minority interest                         878              -              -            878
                                              ------------   ------------   ------------   ------------
Net income                                         34,029          1,661              -         35,690
Preferred dividend requirements                         -              -              -              -
                                              ------------   ------------   ------------   ------------
Income applicable to common shares           $     34,029   $      1,661   $          -   $     35,690
                                              ============   ============   ============   ============

Earnings per share <FN3>
  Primary                                    $       1.56   $       3.32                  $       1.53
  Fully diluted                              $       1.56   $       3.32                  $       1.53

Weighted average shares outstanding <FN3>
  Primary                                      21,808,941        500,000                    23,348,941
  Fully diluted                                21,808,941        500,000                    23,348,941

(See accompanying notes)


   NOTES TO PRO FORMA CONDENSED COMBINED
   FINANCIAL STATEMENTS (Unaudited)

<FN1>  In connection with the Mergers, FCC will issue shares of its Common
       Stock to the shareholders of Lakeside. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued upon consummation of the Mergers. Under the terms of the proposed
       Mergers with Lakeside, the number of shares of FCC Common Stock to be delivered will be determined at the time the Mergers are effected based on the closing sales price of FCC Common Stock with a maximum number of shares of 1,540,000. For purposes of these pro formas, it has been assumed that the maximum number of shares issuable under the proposed Mergers with Lakeside will be issued.

<FN2>  Calculation of Pro Forma Capital.  As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's Common Stock account has been decreased by the balance in common stock for Lakeside and increased by the par value of the FCC Common Stock assumed to be issued under the Mergers. An analysis of these adjustments follows (in thousands, except share data):


                                                                           Unrealized
                                                              Unearned    Gain (Loss) On
December 31, 1993                                            Restricted    Securities        Total
      and          Preferred  Common  Capital   Retained        Stock       Available     Stockholders'
 March 31, 1994     Stock     Stock   Surplus   Earnings    Compensation    For Sale        Equity
- -------------------------------------------------------------------------------------------------------
   Lakeside (A)  $     -      7,700   $(3,950)  $    -      $     -       $     -        $    3,750
                             (1,250)   (2,500)                                               (3,750)

              -----------------------------------------------------------------------------------------
   Total         $     -      6,450   $(6,450)  $    -      $     -       $     -        $        -
              =========================================================================================

   (A) Issuance of 1,540,000 shares of FCC Common Stock for 500,000 shares of Lakeside common stock in a transaction accounted for as a pooling -of-interests. FCC's Common Stock account has been decreased by the balance in Lakeside's common stock account ($1,250) and increased by the par value of the FCC Common Stock issued ($7,700).

<FN3>  Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC Common Stock, after adjustment for shares of FCC Common Stock assumed to be issued in connection with the
       Mergers.   Income for primary earnings per share is adjusted for
       preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends.

<FN4>  Lakeside adopted Statement of Financial Accounting Standards No. 109,
       "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in its 1993 consolidated statement of income. The effect of this change was a $131,000 decrease in net income for Lakeside. This amount is not considered to be a component of ongoing results and accordingly has not been included in the historical or combined pro forma amounts presented.

                                            APPENDIX A

                                        PERTINENT PORTIONS

                                                OF

                                   AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT AND PLAN OF MERGER


                THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made ________, 1994, between First Commerce Corporation, a Louisiana corporation ("FCC"), and its wholly-owned subsidiary, First National Bank of Lake Charles, a national banking association ("FNBLC"), on the one hand, and Lakeside Bancshares, Inc., a Louisiana corporation ("Holding"), and its wholly-owned subsidiary, Lakeside National Bank of Lake Charles, a national banking association ("Bank"), on the other.

                WHEREAS, the Board of Directors of FNBLC and the Board of Directors of Bank have each determined that it is desirable and in the best interests of the institution and its sole shareholder that Bank merge into FNBLC (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and in the agreement of merger attached hereto as Exhibit A (the "Bank Merger Agreement"); and

                WHEREAS, the Board of Directors of FCC and the Board of Directors of Holding have each determined that it is desirable and in the best interests of the corporation and its shareholders that, immediately following the Bank Merger, Holding merge into FCC (the "Holding Company Merger" and, together with the Bank Merger, collectively called the "Mergers") on the terms and subject to the conditions set forth in this Agreement and in the joint agreement of merger attached hereto as Exhibit B (the "Holding Company Merger Agreement" and, together with the Bank Merger Agreement, collectively called the "Merger Agreements").

                NOW  THEREFORE,  in  consideration  of the representations,
          warranties,  covenants  and  agreements  herein   contained,  the
          parties hereto agree as follows:

                                            SECTION 1

                                       Mergers and Closing

                1.01 Bank Merger. Simultaneously with the execution of this Agreement, FNBLC and Bank have entered into the Bank Merger Agreement, pursuant to which Bank will, subject to the conditions stated herein and therein, merge into FNBLC, which shall be the surviving association.

                1.02 Holding Company Merger. Simultaneously with the execution of this Agreement, FCC and Holding have entered into the Holding Company Merger Agreement, pursuant to which Holding will, subject to the conditions stated herein and therein, merge into FCC, which shall be the surviving corporation.

                1.03 The Closing. The "Closing" of the transactions contemplated hereby will take place in the Board Room of FCC, Third Floor, 210 Baronne Street, New Orleans, Louisiana 70112, at 10:00 a.m., New Orleans Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon ten days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) FCC and FNBLC, on the one hand, and Holding and Bank, on the other hand, shall each provide to the other such proof or indication of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters and opinions required by Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreements and (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreements. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then any party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to declare a termination pursuant to Section 7.

                1.04  The   Effective  Date  and  Time.   The  Bank  Merger
          Agreement shall be filed and recorded as provided by law immediately following (or concurrently with) the Closing, and the Bank Merger will be effective at the time specified in a certificate or other written record issued by the Office of the Comptroller of the Currency ("OCC"). The Holding Company Merger Agreement shall be filed with and recorded by the Secretary of State of Louisiana immediately following (or concurrently with) the Closing, and the Holding Company Merger shall be effective at the date and time specified in the Holding Company Merger Agreement. The date on which and the time at which the Holding Company Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

                                            SECTION 2

                                  Conversion of Stock of Holding

                2.01 Conversion of Stock of Holding. Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the Louisiana Business Corporation Law (the "BCL"), on the Effective Date, by reason of the Holding Company Merger, each issued and outstanding share of the common stock, $2.50 per share par value, of Holding ("Holding Common Stock") shall be converted as set forth in
          Section 4 of the Holding Company Merger Agreement.

                                            SECTION 3

                                       Representations and
                                  Warranties of Holding and Bank

                Holding and Bank represent and warrant to FCC and FNBLC that, except as set forth in the corresponding subsection of the Schedule of Exceptions that Holding and Bank have delivered to FCC and FNBLC:

                3.01 Consolidated Group; Organization; Qualification. Holding's "consolidated group", as such term is used in this Agreement, consists of Holding and Bank. Holding is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Bank is a national banking association duly organized and validly existing under the laws of the United States. Each member of Holding's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations, business or prospects.

                3.02  Capital   Stock;  Other  Interests.   The  authorized
          capital stock of Holding consists of 500,000 shares of Holding Common Stock, of which 500,000 shares are issued and outstanding and no shares are held in its treasury. The authorized capital stock of Bank consists of 500,000 shares of common stock, $2.50 par value per share, of which 500,000 shares are issued and
          outstanding and no shares are held in its treasury.   All  issued
          and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C.
          Section 55) non-assessable, and  all of the  outstanding  shares of each such  member  (other  than Holding) are owned by Holding,
          free and clear of all   liens,   charges,   security   interests,
          mortgages, pledges and other encumbrances.   No member of Holding's
          consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar
          rights.    No  member  of  Holding's  consolidated  group  has  a
          subsidiary or direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other business except for interests in any other such member.

                3.03 Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Holding Company Merger Agreement by the shareholders of Holding in accordance with the BCL, all corporate acts and other proceedings required of each member of Holding's consolidated group for the due and valid authorization, execution, delivery and performance of this
          Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. This Agreement and the Bank Merger Agreement has been approved by Holding as sole shareholder of Bank. Subject to their approval by the shareholders of Holding and to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of the members of Holding's consolidated group that are parties thereto, respectively, and are enforceable against such members in accordance with the respective terms of such instruments, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each member of Holding's consolidated group, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provisions of, (ii) constitute a default (or event that, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

                3.04 Financial Statements, Reports and Proxy Statements. Holding has delivered to FCC true and complete copies of (a) the consolidated balance sheets as of December 31, 1992 and 1993 of Holding and its consolidated subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (collectively, the "Financial Statements"),
          (b) the unaudited consolidated balance sheet as of March 31, 1994 and March 31, 1993 of Holding and its consolidated subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the three-month periods then ended (collectively, the "Interim Financial Statements"), (c) the annual report to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 1993, of each member of Holding's consolidated group required to file such reports, (d) all call reports, including all amendments thereto, made to the OCC or the Federal Deposit Insurance Corporation ("FDIC") or the Federal Reserve Board, as the case may be, since December 31, 1991, of each member of Holding's consolidated group required to file such reports, (e) Holding's Annual Report to Shareholders for 1993 and all subsequent Quarterly Reports to Shareholders, (f) all reports filed since December 31, 1991 pursuant to Section 15(d) of the Securities Act of 1933, as amended (the "Securities Act"), or Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of each member of Holding's consolidated group required to file such reports, and (g) all Proxy Statements disseminated to
          Holding's shareholders or the shareholders of any of its subsidiaries at any time since December 31, 1991. The Financial Statements and the Interim Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly, in conformity with generally accepted accounting principles, the consolidated results of operations of Holding's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call reports referred to above have been filed on the appropriate form and prepared in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. No member of Holding's consolidated group has, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known, unknown, matured or unmatured) which is not reflected and adequately reserved against in the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet") other than such expenses as are included in the Deductible Amount and for which no reserve was included in the Latest Balance Sheet. The Financial Statements and Interim Financial Statements are supported by and consistent with detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to FCC.

                3.05 Loan and Investment Portfolios. All loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and
          (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all such loans, discounts and financing leases as of the date of the Latest Balance Sheet, and of the investment portfolios of each member of Holding's consolidated group as of such date, have been delivered to FCC.

                3.06 Adequacy of Allowances for Losses . Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and generally accepted accounting principles in all material respects, and there are no facts or circumstances known to any executive officer of Holding or Bank which are likely to require in accordance with applicable regulatory guidelines or generally accepted accounting principles a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet until the Closing Date has been and will be adequate in accordance with applicable regulatory guidelines and generally accepted accounting principles in all material respects.

                3.07 Examination Reports. To the extent permitted by applicable law, Holding has provided to FCC true and correct copies of all examination reports with respect to each member of Holding's consolidated group made by any federal or state bank or bank holding company regulatory authority since December 31, 1991.

                3.08 Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual, threatened or contemplated) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of any member of Holding's consolidated group, other than those events the related expenses of which are included in the Deductible Amount. No such member has, since the date of the Latest Balance Sheet:

                (a) with respect to Holding, borrowed any money or, except in the ordinary course of business consistent with past practices, (i) with respect to the Bank, borrowed any money, (ii) loaned any money or pledged any of its credit in connection with any aspect of its business, (iii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iv) sold, assigned or transferred any of its assets, or
          (v) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether accrued, contingent, known, unknown, matured or unmatured);

                (b) suffered any material damage, destruction or loss, whether or not covered by insurance;

                (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

                (e) received notice or had knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate such customer's relationship with it; provided that this representation shall not apply to any customer with respect to whom Holding (i) has given notice to FCC of such customer's intent to terminate its relationship, (ii) has given FCC an opportunity to contact such customer to solicit the continuation of such relationship and (iii) can demonstrate such customer terminated or intends to terminate such relationship primarily as a result of the pending consummation of the Mergers;

                (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use its best efforts to preserve its business organization intact or to use its best efforts to preserve the goodwill of its customers and others with whom it has business relations;

                (g) incurred any material loss except for losses adequately reserved for on the Latest Balance Sheet and expenses associated with this transaction that will be included in the Deductible Amount, as defined by Section 4.1 of the Holding
          Company Merger Agreement, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                (h) cancelled any debt owed to it, or cancelled any of its claims, or paid any of its noncurrent obligations or liabilities, other than debts, claims or obligations not exceeding in the aggregate $25,000;

                (i) made any capital expenditure or capital addition or betterment, other than improvements which had already been approved by Lakeside management or its Board of Directors prior to February 28, 1994 or were in process at that time, and, in both cases, listed on the Schedule of Exceptions, or any new or additional projects in excess of $25,000 which have received prior approval of the Chief Executive Officer of FCC or his designee;

                (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it and except the severance plan described in subsection 3.21 hereof and the severance provisions of the four existing employment contracts, or increased by more than 5% the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $30,000;

                (k) except as required in accordance with generally accepted accounting principles, changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements;

                (l) made any loan, given any discount or entered into any financing lease which has not been (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in any amount sufficient to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                (m) entered into any agreement, contract or commitment to do any of the foregoing.

                3.09 Taxes. Each member of Holding's consolidated group has timely filed all federal, state, foreign and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all taxes, interest payments and penalties which have become due, has made (and will make) adequate provision for the payment of all taxes accruable for all periods ending on or before the date of this Agreement (and the Closing
          Date) to any city, parish, state, foreign country, the United States or any other taxing authority, and is not delinquent in the payment of any tax or governmental charge of any nature. Neither the federal nor the state income tax returns of Holding's consolidated group have been audited, nor is any audit, examination or investigation pending, or to the best knowledge of Holding or Bank, threatened, by the IRS or the applicable state authority or agency, and no member of Holding's consolidated group has ever granted the IRS or a state authority or agency an extension of the time period within which any of such income tax returns may be audited. No material unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all forms of compensation).

                3.10  Title to Assets.  (a)  On  the  date  of  the  Latest
          Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other properties and assets reflected on the Latest Balance Sheet, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by such member.

                (b) With respect to each lease of any real property or a material amount of personal property to which any member of Holding's consolidated group is a party, except for financing leases in which a member of such consolidated group is lessor,
          (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) neither the Holding Company Merger nor the Bank Merger will constitute a default or a cause for termination or modification of such lease.

                (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

                3.11 Litigation, Pending Proceedings and Compliance with Laws. (a) Except as described in the list referred to in subparagraph (e) below, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best of Holding's and Bank's knowledge, threatened, nor does any member of Holding's consolidated group have knowledge of a basis for any claim, in any court or before any governmental agency or instrumentality or arbitration panel or otherwise, against any member of Holding's consolidated group.

                (b) Each member of Holding's consolidated group has complied with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

                (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                (d) No member of Holding's consolidated group is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority.

                (e) The subsection of the Schedule of Exceptions that corresponds to this subsection lists each claim, action, suit, proceeding, arbitration, or investigation, pending or known to be threatened, in which any material claim or demand is made or threatened to be made against any member of Holding's consolidated group.

                3.12 Employee Benefit Plans. Holding and the Bank currently maintain two qualified retirement plans (the "Plans") known as Lakeside National Bank of Lake Charles Deferred Savings Plan (the "Deferred Savings Plan") and Lakeside Bancshares, Inc. Employee Stock Ownership Plan ("ESOP"). These plans are the only "employee pension benefit plans," as such term is defined in
          Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Holding or any member of Holding's consolidated group. Those Plans, including the related trusts, are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the related trusts are exempt from taxation under Section 501(a) of the Code. In making the above representation with regard to the Deferred Savings Plan, Holding and the Bank are relying solely on the determination letter received from IRS dated April 8, 1986 and their knowledge of the operation of the Deferred Savings Plan. An amendment is currently being drafted for the Deferred Savings Plan so that it can be resubmitted to IRS for a determination letter that such Plan is qualified under current legal requirements. In addition, an amendment to the ESOP is currently being drafted for adoption so that it can be submitted to IRS for such a determination letter. No determination letter has been requested for the ESOP prior to this time. A determination letter, on both the Deferred Savings Plan and the ESOP will be requested on or before December 31, 1994, and neither Holding nor Bank have knowledge of any factor that would prevent such determination letters from being issued.

                The Plans comply in all material respects with all applicable requirements of ERISA, the Code and all other applicable laws and are administered in all material respects in accordance with the express provisions of the Plans' documents, including the trust agreements. No member of Holding's consolidated group has any knowledge of any fact that would materially adversely affect the qualified status of the Plans.

                True and complete copies of the Plans and related trust agreements, all amendments thereto and any relevant communications from the IRS or the Department of Labor related to the Plans have been delivered to FCC. No member of Holding's consolidated group currently maintains any Benefit Plans that are subject to regulation by the Pension Benefit Guaranty Corporation ("PBGC").

                In 1985, Holding and  the Bank terminated a defined benefit plan known as the Retirement Plan for Employees of Lakeside National Bank of Lake Charles. A Notice of Sufficiency was received from the PBGC as a part of such termination and all of the assets from such terminated plan have been distributed. In addition, another defined benefit plan was terminated by the Bank with distribution of the benefits thereunder and a Post-Distribution Certification for Standard Terminations dated July 7, 1992 was filed with the PBGC. A Notice of Sufficiency was received from the PBGC with respect to this plan termination. No other "employee pension benefit plan" has been maintained in the past by any member of Holding's consolidated group.

                With respect to the Plans, no termination, whether partial or complete, has occurred, and there has been no complete discontinuance of contributions. Except for the Plans as defined above, there is no profit sharing, pension, stock purchase, stock option, bonus, retirement or similar employee pension benefit plan covering persons employed by any member of Holding's consolidated group. All of the Plans of Holding's consolidated group have been fully funded to the extent funding is required, and all necessary accruals therefor have been made on the books of account of such consolidated group, in the manner and to the extent required by generally accepted accounting principles.

                3.13 Insurance Policies. Each member of Holding's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies has been delivered to FCC. No member of Holding's consolidated group is now liable, nor will any such member become liable, for any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any insurance coverage sought or applied for, and no such member has reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect.

                3.14  Agreements.   No  member  of  Holding's  consolidated
          group is a party to:

                (a)   any collective bargaining agreement;

                (b) except as set forth on Schedule 3.14, any employment or other agreement or contract with or commitment to any employee except such agreements as are terminable without penalty upon not more than five days notice by the employer;

                (c)   except,  as  entered  into in the ordinary course  of
          business consistent with past practices with respect to customers, any obligation of guaranty or indemnification, letters of credit, guaranties of endorsements and guaranties of signatures;

                (d) any agreement, contract or commitment which is or if performed may be materially adverse to the financial condition, results of operations, business or prospects of any member of Holding's consolidated group; or

                (e) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group to engage in any line of business permitted by regulatory authorities or to compete with any person.

                The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities) to which any member of Holding's consolidated group is a party or which affects any such member. No member of Holding's consolidated group has in any material respect breached, nor is there any pending or to its knowledge threatened claims that it has materially breached, any of the terms or conditions of any of its agreements, contracts or commitments.

                3.15  Licenses, Franchises and Governmental Authorizations.
          Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of each such member are insured by the FDIC to the extent provided by applicable law, and there are no pending or to the best of Holding's and Bank's knowledge threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

                3.16 Corporate Documents. Holding has delivered to FCC, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group are current, complete and correct in all material respects.

                3.17 Certain Transactions. Except as disclosed by Holding in any report filed with the Securities and Exchange Commission (the "SEC") and delivered to FCC prior to the date of this Agreement, no past or present director, executive officer or five percent shareholder of any member of Holding's consolidated group has, since January 1, 1991, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Exchange Act at all times since that date, would be required to be disclosed in its proxy materials pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the SEC.

                3.18 Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement, except for Chaffe & Associates, Inc. and Southard Financial, Inc. who were retained pursuant to written agreements previously delivered to FCC and FNBLC.

                3.19  Environmental Matters.

                (a) (i) Holding and each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation properties acquired by foreclosure or in settlement of loans;

                      (ii) Holding and each member of its consolidated group is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements;

                      (iii) There are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to Holding or any member of its consolidated group or the Subject Properties that did or would, in any material respect, violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined;

                      (iv) There is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of any executive officer of any member of Holding's consolidated group, threatened by any person against Holding or any member of its consolidated group, or any prior owner of any of the Subject Properties and relating to the Subject Properties, and relating in any way to any Environmental Law Requirement or seeking to impose any Environmental Liability; and

                      (v) No member of Holding's consolidated group is subject to or responsible for any material Environmental Liability that is not set forth and adequately reserved against on the Latest Balance Sheet.

                (b) "Environmental Law Requirement" means, for purposes of this Agreement, all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those (i) pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sights related to that drilling, production or transportation.

                (c)   "Hazardous   Materials"   shall   mean:    (A)    Any
          "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R. Section 280.12, or La. Admin. Code 33:XI.103;
          (E) any naturally occurring radioactive material ("NORM"), as defined by La. Admin. Code 33:XV, Chapter 14, as amended from time to time, irrespective of whether the NORM is located in Louisiana or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under La. R.S. 30:1, et seq., and regulations promulgated thereunder, irrespective of whether those wastes are located in Louisiana or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by
          any   lawful   rules   and  regulations  of  legally  constituted
          authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

                (d) "Environmental Liability" shall mean, for purposes of this Agreement, (i) any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) arising under any Environmental Law Requirement, or (ii) any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                3.20 Community Reinvestment Act.Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory", and has received no material criticism from regulators with respect to discriminatory lending practices.

                3.21  Severance  Benefits.   The  Board  of  Directors   of
          Holding and Bank have adopted the severance benefit plan, covering employees of Holding or Bank with the exception of four officers of Bank who have employment contracts and Tom Flanagan, heretofore agreed upon by the parties, and such plan, as adopted, is the only plan pursuant to which employees of Holding or Bank may be provided with severance benefits, other than the existing employment contracts with such four officers.

                3.22 Accuracy of Statements. No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement, and no information furnished by any such member pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

                                            SECTION 4

                                  Representations and Warranties
                                         of FCC and FNBLC

                FCC and FNBLC represent and warrant to Holding and Bank that:

                4.01 Organization and Qualification. FCC is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. FNBLC is a national banking association duly organized and validly existing under the laws of the United States. Each of FCC and FNBLC has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations, business or prospects.

                4.02 Capital Stock; Other Interests. The authorized capital stock of FCC consisted at March 31, 1994 of 100,000,000 shares of common stock, $5.00 par value per share, of which at such date 26,144,036 shares were issued and outstanding and no shares were held in its treasury; and 5,000,000 shares of preferred stock, no par value, of which at such date 2,399,170 shares were issued and outstanding and no shares were held in its treasury. All issued and outstanding shares of capital stock of FCC have been duly authorized and are validly issued, fully paid and non-assessable. FCC owns all of the issued and outstanding shares of capital stock of FNBLC.

                4.03 Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Bank Merger Agreement by FCC as sole shareholder of FNBLC, all corporate acts and other proceedings required of FCC and FNBLC for the due and valid authorization, execution, delivery and performance of this
          Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of FCC and FNBLC, as the case may be, and are enforceable against them in accordance with the respective terms of such instruments, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of FCC and FNBLC, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or
          (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

                4.04 FCC Corporate Documents. FCC and FNBLC have delivered to Holding true and correct copies of their articles of incorporation or association, as amended, and by-laws, as amended.

                4.05 Reports of FCC. FCC has delivered to Holding true and complete copies of (i) its Quarterly Reports to the SEC on Form 10-Q for the quarters ended March 31, 1994 and March 31, 1993; (ii) its Annual Reports to the SEC on Form 10-K for the years ended December 31, 1993 and 1992; (iii) its 1994 Proxy Statement; (iv) any reports disseminated to its shareholders since January 1, 1993; and (v) any other report made by it to the SEC since December 31, 1992. None of the information furnished or to be furnished by FCC or FNBLC pursuant to this Agreement contains or will contain, when taken as a whole, an untrue statement of a material fact or an omission of a material fact necessary to make the statements made, in the light of the circumstances in which they are made, not misleading.

                4.06  Material  Developments.   Since March 31, 1994, there
          has not been

                (a) any material change in the business, financial condition or results of operations of FCC, other than changes in the ordinary course of business which have not had, and may reasonably be expected not to have, a material adverse effect on its financial condition, results of operations, business or prospects;

                (b) any event or circumstance that is likely to require a future material increase or decrease as a result of charge-offs in the allowance for loan losses reflected on FCC's balance sheet as of March 31, 1994;

                (c) any material claim of any kind or any material actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting FCC or any member of its consolidated group or the business, prospects, condition (financial or otherwise) or assets of any such entity; or

                (d) to FCC's knowledge, any past or present events, conditions, circumstances, activities or plans related in any manner to any member of FCC's consolidated group or any of FCC's properties that, in any material respect, violate or prevent compliance or continued compliance with any Environmental Law Requirement or give rise to any Environmental Liability, in each such case that (i) are of a type that would be required to be disclosed by FCC in a registration statement or report filed with the SEC in order that such registration statement or report not contain a misstatement of material fact or omit to state a material fact; (ii) have not been or shall not have been publicly disclosed prior to the commencement of the 20 trading day period over which the market value of a share of FCC Common Stock will be calculated pursuant to Section 4.1 of the Holding Company Merger Agreement; and (iii) which if publicly disclosed would be reasonably likely to result in a material decrease in such market value of FCC Common Stock.

                4.07 Legality of FCC Securities. All shares of FCC Common Stock (as such term is defined in the Holding Company Merger Agreement) to be issued pursuant to the Holding Company Merger have been duly authorized and, when issued pursuant to the Holding Company Merger Agreement, will be validly issued, fully paid and non-assessable.

                4.08 Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of FCC or FNBLC is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

                                            SECTION 5

                                 Covenants and Conduct of Parties
                                   Prior to the Effective Date

                The parties covenant and agree as follows:

                5.01 Investigations; Planning. Each member of Holding's consolidated group shall continue to provide to FCC and FNBLC and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records, provided that all references to the pricing of the transactions contemplated hereby and to the analysis of Chaffe & Associates, Inc. of the bids received by Holding shall be removed from all minutes of the special committee of the Board of Directors before delivery to FCC and FNBLC), and to furnish FCC and FNBLC and such representatives with such financial and operating data and other information of any kind respecting its business and properties as FCC and FNBLC shall from time to time reasonably request, except as restricted by applicable law. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate with FCC and FNBLC in connection with planning for the efficient and orderly combination of the parties and the operation of FCC and FNBLC after consummation of the Mergers, including the transfer subsequent to shareholder approval of the transactions contemplated hereby, and subject to Section 5.13, of employees to open positions at FNBLC. In the event of termination of this Agreement prior to the Effective Date, FCC and FNBLC shall return, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from Holding's consolidated group in connection with the transactions contemplated hereby and, until February 18, 1996, shall keep such information confidential, not disclose such information to any other person or entity except as may be required by law, and not use such information in connection with its business, and shall use its best efforts to cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of FCC or FNBLC.

                5.02  Cooperation  and  Best  Efforts.  Each of the parties will cooperate with the other parties and use its best efforts to
          (a) procure all necessary consents and approvals, (b) complete all necessary filings, registrations and certificates, (c)
          satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Merger Agreements, and (d) effect the transactions contemplated by this Agreement and the Merger Agreements at the earliest practicable date; provided, however, that if FCC is required as a condition to any regulatory approval of the Mergers to divest up to $36 million of deposits, FCC will use its best efforts to comply with such condition by divesting deposits of Bank or FNBLC, provided that it will not be required to pay any premium to effect such divestiture; otherwise, FCC shall not be required to divest any deposits or satisfy any condition to regulatory approval other than usual and customary conditions required in such transactions generally.

                5.03 Information for, and Preparation of, Proxy Statement. Each of the parties will cooperate in the preparation of the Registration Statement referred to in subsection 5.14 and a proxy statement of Holding (the "Proxy Statement") which complies with the requirements of the Securities Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement, the Holding Company Merger Agreement and the transactions contemplated hereby and thereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Proxy Statement and the Registration Statement.

                5.04 Approval of Bank Merger Agreement. FCC, as the sole shareholder of FNBLC, and Holding, as the sole shareholder of Bank, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement.

                5.05 Press Releases. FCC and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's or FCC's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties.

                5.06 Preservation of Business. Each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

                5.07 Conduct of Business in the Ordinary Course. Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices and, except as otherwise provided herein, it shall not, without the prior written consent of the chief executive officer of FCC or his duly authorized designee:

                (a) declare, set aside, increase or pay any dividend, other than Holding's regular semi-annual dividends, which shall not be more than $0.55 per share, paid at the times consistent with past practices, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not apply to prevent dividends or distributions from any member of Holding's consolidated group to any other member of such consolidated group;

                (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

                (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payment) of any such person; provided that, notwithstanding the foregoing, Holding may pay employee bonuses on the Effective Date to persons who are employees of Holding or Bank immediately prior to the Effective Date, in a manner consistent with past practices in accordance with its bonus plan, which has been provided to FCC, and in amounts consistent with the amounts paid in 1993 and make payments pursuant to the severance plan provided in Section 3.21;

                (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.10 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability other than debts, claims, rights or liabilities not exceeding in the aggregate $25,000;

                (e) merge or consolidate with another entity, or sell or otherwise dispose of a substantial part of its assets or, except in the ordinary course of business consistent with past practices, sell any of its assets;

                (f) commit or omit to do any act which act or omission would cause a breach of any covenant of Holding or Bank contained in this Agreement or would cause any representation or warranty of Holding or Bank contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

                (g) violate in any material respect any law, statute, rule, governmental regulation or order;

                (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                (i) fail to pay, or to make adequate provision for the payment of, all taxes, interest payments and penalties due and payable (and/or accruable for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, foreign country, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

                (j) dispose of investment securities having an aggregate market value greater than 2% of the aggregate book value of its investment securities portfolio on the date of the Latest Balance Sheet or make investments in non-investment grade securities or which are inconsistent with past investment practices;

                (k)   enter into any new line of business;

                (l) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by generally accepted accounting principles consistently applied) or sell (except for a price not less than the book value thereof) any of its portfolio of loans, discounts or financing leases; (ii) except as set forth on Schedule 5.07, sell any asset held as other real estate or other foreclosed assets for an amount less than 100% of its book value at the date of the Latest Balance Sheet; or (iii) except as set forth on such Schedule, sell any asset held as other real estate or other foreclosed assets that had a book value at the date of the Latest Balance Sheet in excess of $25,000; or

                (m) make any extension of credit which, when added to all other extensions of credit to the borrower and its affiliates, would exceed $500,000 or, unless reasonable prior notice is provided the chief executive officer of FCC or his authorized designee commit or otherwise become obligated to make any such extension of credit in excess of $250,000.

                5.08 Additional Information from Holding. Holding will provide FCC and FNBLC (a) with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of its consolidated group, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in subsections 3.04 and 3.07 with respect to each member of its consolidated group, and (c) promptly upon its dissemination, any report disseminated to shareholders of Holding.

                5.09 Holding Shareholder Approval. Holding's Board of Directors shall submit this Agreement and the Holding Company Merger Agreement to its shareholders for approval in accordance with the BCL, together with its recommendation that such approval be given, at a special meeting of shareholders duly called and convened for that purpose as soon as practicable.

                5.10 Restricted FCC Common Stock. Holding will use its best efforts to obtain by the Closing Date an agreement from each person who beneficially owns, within the meaning of Rule 13d-3 under the Exchange Act, 10% or more of the capital stock of Holding or is a director or executive officer who will receive shares of FCC Common Stock by virtue of the Holding Company Merger to the effect that such person will not dispose of any FCC Common Stock received pursuant to the Holding Company Merger in violation of the Securities Act or the rules and regulations of the SEC thereunder.

                5.11 Loan Policy. No member of Holding's consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies have been provided to FCC, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in connection with the workout or renegotiation of loans currently in its loan portfolio.

                5.12 No Solicitations. Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of FCC, directly or indirectly, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent required in the opinion of its counsel to discharge properly its fiduciary duties to Holding's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any transaction of the type that is referred to in clauses (B) (i), (ii) and (iii) of subparagraph (e) of subsection 7.01 of this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement that is no more favorable to the person receiving such information than the confidentiality agreement between Holding and FCC); and each such member shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify FCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Holding or Bank from taking any action that in the written opinion of counsel of Holding or Bank is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders.

                5.13 Operating Functions. Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with FCC and FNBLC to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

                5.14 FCC Registration Statement. FCC will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the FCC Common Stock which will be issued to the holders of Holding Common Stock pursuant to the Holding Company Merger. FCC shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the FCC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the FCC Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of FCC Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling-of-interests rules.

                5.15 Application to Regulatory Authorities. FCC shall prepare (and Holding's consolidated group will cooperate in the preparation of), as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers.

                5.16 Revenue Ruling. FCC may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreements.

                5.17 Benefits Provided to Employees of Holding's Consolidated Group. In addition to any benefits to be provided in accordance with the severance benefit plan described in subsection 3.21 hereof, from and after the Effective Date, FCC or FNBLC shall offer to all persons who were employees of Holding or Bank (as reflected in the payroll records of Holding and Bank) immediately prior to the Effective Date and who become employees (other than temporary employees) of FNBLC immediately following the Effective Date, the same employee benefits (including benefits under FCC's retirement, 401(k), flexible benefit, vacation, severance and sick leave plans or policies) as are offered by FCC or FNBLC to employees of FNBLC, except that there shall be no waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans (including the First Commerce Corporation Medical and Dental Care
          Plan) and no employee who is in an active employee on the Effective Date shall be denied benefits under such plans for a pre-existing condition. Full credit shall be given for prior service by such employees with Holding or Bank for eligibility vesting purposes under all of FCC's benefit plans and policies, except that credit for prior service shall not be given for eligibility, vesting or benefit accrual purposes under FCC's Retirement Plan. All benefits accrued through the Effective Date under benefit plans of Holding or Bank shall be paid by FCC or FNBLC to the extent such benefits are not otherwise provided to such employees through the benefit plans of FCC or FNBLC. Except as provided in subsection 5.18, neither FCC nor FNBLC shall be obligated to continue any employee benefit or ERISA Plan maintained by Holding or Bank including, but not limited to, those set forth on Section 3.12 of the Schedule of Exceptions, nor shall they be obligated for any severance pay to employees of Holding or Bank, regardless of whether they become employees of FNBLC after the Mergers except as provided in the Holding and Bank severance plan adopted concurrently with the execution of this Agreement and referenced in subsection 3.21 hereof.

                5.18 ESOP and 401(k) Plans. Holding shall amend its ESOP and 401(k) Plans to provide that all participants in such plans who are still employed by Holding or Bank on the date of this Agreement shall be fully vested in their accounts in such plans as of the effective date of the Mergers. FCC shall take all reasonable actions necessary after the Effective Date of the Mergers to maintain the qualification and tax-exempt status of Holding's ESOP and 401(k) Plans and to meet all other requirements of applicable law and regulations and the provisions of such plans, but shall make no additional contributions under either plan, until such plans are combined with plans of FCC; provided that if either of Holding's plans has not received a favorable determination letter from the Internal Revenue Service, FCC may at its option terminate such plan in lieu of combining it with an FCC plan.

                5.19 Schedule Regarding Deductible Amount. Holding will provide to FCC, at least five days prior to the Closing Date, a schedule showing in reasonable detail each component of the Deductible Amount, as defined by the Holding Company Merger Agreement.

                5.20 Publication of Post-Merger Financial Statements. FCC shall file in a timely manner all Form 10-Qs and Form 10-Ks required to be filed by it with the SEC and will issue press releases concerning earnings in accordance with its established practice, until such time as FCC has reported combined earnings for a period of at least 30 days.

                5.21 Bond for Lost Certificates. Upon receipt of notice from any of its shareholders that a certificate representing Holding Common Stock has been lost or destroyed and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding against any claim made by the owner of such certificate, unless FCC agrees to the waiver of such bond requirement.

                                            SECTION 6

                                      Conditions of Closing

                6.01 Conditions of All Parties. The obligations of each of the parties hereto to consummate the Mergers are subject to the satisfaction of the following conditions at or prior to the
          Closing:

                (a) Shareholder Approval. This Agreement and the Holding Company Merger Agreement shall have been duly approved by the shareholders of Holding and, if required by the BCL, by the shareholders of FCC, and this Agreement and the Bank Merger Agreement shall have been duly approved by the shareholders of Bank and FNBLC.

                (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and FCC shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

                (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreements or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of either of the Mergers.

                (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Merger Agreements and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is
          required  by  law  for  the  consummation   of  the  transactions
          contemplated by this Agreement and the Merger Agreements shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to FCC and FNBLC and such conditions as are set forth in Section 5.02 of this Agreement.

                (e) Tax Opinion. FCC and Holding shall have received the opinion of Arthur Andersen & Co., substantially in the Form of Exhibit C annexed hereto, as to certain tax aspects of the Mergers, including an opinion that the receipt of FCC Common Stock by Holding's shareholders will not be a taxable event to such shareholders.

                6.02 Additional Conditions of FCC and FNBLC. The obligations of FCC and FNBLC to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                (a) Representations, Warranties and Covenants. Each of the representations and warranties of Holding and Bank contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same effect as though made at such date, except to the extent of changes permitted by the terms of this Agreement, and each of Holding and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and Bank shall have delivered to FCC and FNBLC its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer or other official acceptable to FCC to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                (b)   No  Material  Adverse  Change.  There shall not  have
          occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations, business or prospects of Holding's consolidated group. Without limiting the occurrences that would constitute such a material adverse change with respect to
          Holding's consolidated group, each of the following shall be deemed to constitute such a change with respect to such group for all purposes of this Agreement: (a) any change or changes which, in the aggregate, have resulted or are likely to result in a reduction of either net earnings or earnings before securities transactions and provision for loan losses of $250,000 or more from the amount or amounts contained in Holding's budget for its fiscal year ending December 31, 1994, a copy of which has been provided to FCC (excluding all expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby and the Deductible Amount); and (b) any net decrease in the core deposits (meaning all deposits other than time deposits that exceed $100,000 each) of Holding's consolidated group, if such net decrease exceeds by more than $10,000,000 the amount of such core deposits at the date of the Latest Balance Sheet. Notwithstanding the above, any adverse change occurring (i) as a result of a loan that was approved by FCC in accordance with subsection 5.07(m) hereof, after having received from Bank full disclosure of all material facts concerning such loan, or (ii) resulting from the transfer of employees of Holding or Bank to positions at FNBLC will not be considered a material adverse change for purposes of this subsection 6.02(b).

                (c) Accountants' Letters. FCC and FNBLC shall have received letters from Gragson, Casiday & Guillory, independent public accountants for Holding, dated, respectively, the date of the Proxy Statement and immediately prior to the Closing Date, in form and substance satisfactory to FCC and FNBLC, to the effect set forth in Exhibit D to this Agreement.

                (d) Tax Consequences of Mergers. FCC and FNBLC shall have received satisfactory assurances from their independent accountants that the consummation of the Mergers will not be a taxable event to FCC.

                (e) Opinion of Counsel. FCC and FNBLC shall have received from Stockwell, Sievert, Viccellio, Clements & Shaddock L.L.P., counsel for Holding's consolidated group, an opinion dated as of the Closing Date, in form and substance satisfactory to FCC and FNBLC, to the effect set forth in Exhibit E to this Agreement.

                (f) Joinder of Shareholders; Confirmation. A Joinder of Shareholders in the form of Exhibit F-1 annexed hereto shall have been executed by each person who serves as an executive officer or director of Holding or Bank or who owns 5% or more of the Holding Common Stock outstanding, including without limitation Mary Ellen Chavanne, Hazel Prince Chavanne, Claire G. Turner, Harry J. Chavanne, Jeannie C. McGann and David P. Chavanne, who shall each have executed such Joinder as of the date of this
          Agreement; provided that the four officers with employment contracts shall execute the Joinder set forth in Exhibit F-2 and Tom Flanagan shall have executed the Non-competition Agreement described in subsection 6.02(j) hereof in lieu of executing a Joinder; and FCC and FNBLC shall have received from each person who executes a Joinder of Shareholders a written confirmation dated not earlier than 5 days prior to the Closing Date to the effect that each representation made by such person in the Joinder of Shareholders is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

                (g) Pooling-of-Interests. Neither FCC's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreements do not qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

                (h) Resolution of Disputes and Litigation. All existing disputes and litigation between the shareholders of Holding and Holding or its management and between Holding and all regulatory authorities, including all federal and state court shareholder litigation, shall have been finally resolved.

                (i) Schedule Regarding Deductible Amount. FCC and FNBLC shall have received from Holding a schedule showing each component of the Deductible Amount, as required by subsection 5.19, at least five days prior to the Closing Date.

                (j) Non-competition Agreement. That non-competition agreement executed by Tom Flanagan, FCC and FNBLC contemporaneously with the execution of this Agreement shall be in full force and effect and, in FCC's reasonable judgment, shall be enforceable in accordance with its terms.

                (k) Additional Non-competition Agreements. The four officers of Bank with employment contracts shall have, by the earlier of five days from the date of the shareholders meeting of Holding held to obtain approval of this Agreement or September 4, 1994, either (i) executed non-competition agreements with FCC and FNBLC in form and substance satisfactory to FCC providing that such persons will not compete with FCC or FNBLC for a period of at least six months after the Effective Date or (ii) left the employment of Holding and Bank in all capacities other than as directors of Holding; provided that if the shareholders meeting of Holding is not held on or before August 29, 1994, FCC may in its sole discretion extend such September 4th date by action of its Chief Executive Officer or his designee.

                6.03 Additional Conditions of Holding and Bank. The obligations of Holding and Bank to consummate the Mergers are also subject to the satisfaction of the following additional conditions at a prior to the Closing:

                (a) Representations, Warranties and Covenants. Each of the representations and warranties of FCC and FNBLC contained in this Agreement shall be true and correct on the Closing Date, with the same effect as though made at such date, except to the extent of changes permitted by the terms of this Agreement, and each of FCC and FNBLC shall have performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of FCC and FNBLC shall have delivered to Holding and Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                (b) Opinion of Counsel. Holding shall have received from Correro, Fishman & Casteix, counsel for FCC and FNBLC, an opinion, dated as of the Closing Date, in form and substance satisfactory to Holding and Bank, to the effect set forth in Exhibit G annexed to this Agreement.

                (c) Opinion of Investment Bankers. Holding shall have received an opinion, dated within ten days prior to the mailing of the Proxy Statement to shareholders of Holding, from Southard Financial, Inc., in form and substance satisfactory to Holding, to the effect that the terms of the transactions as contemplated by this Agreement and the Merger Agreements are fair to Holding and its shareholders from a financial point of view.

                (d) Material Adverse Change. There shall not have occurred any material adverse change from March 31, 1994 to the Effective Date in the financial condition, results of operations, business or prospects of FCC's consolidated group taken as a whole.

                6.04 Waiver of Conditions. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

                                            SECTION 7

                                           Termination

                7.01 Termination. This Agreement may be terminated at any time before the time at which the Bank Merger becomes effective:

                (a)   Mutual Consent.   By the mutual consent of the Boards
          of Directors of FCC and Holding.

                (b) Material Breach. By the Board of Directors of either FCC or Holding in the event of a material breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be cured within 10 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below. The Board of Directors of FNBLC and Bank shall be entitled to terminate this Agreement for any reason that would permit the Board of Directors of FCC or Holding, respectively, to terminate it.

                (c) Abandonment. By the Board of Directors of either FCC or Holding if (i) all conditions to Closing required by Section 6 have not been met or waived by February 28, 1995, or (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition runs or (iii) the Bank Merger has not occurred by such date.

                (d) Dissenting Shareholders. By the Board of Directors of FCC or FNBLC, if the number of shares of Holding Common Stock as to which the holders thereof are, at the time of the Closing, legally entitled to assert dissenting shareholder's rights plus the number of such shares as to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds, in the aggregate, 9.9% of the total number of shares of Holding Common Stock issued and outstanding on the Closing Date.

                (e) Holding Recommendation. By the Board of Directors of either FCC or FNBLC if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing; (B) shall have recommended to the shareholders of Holding (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement),
          (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group, or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (C) shall have made any announcement of a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

                7.02 Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 7, the Merger Agreements shall also terminate, and this Agreement and the Merger Agreements shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreements, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of a breach of any representation, warranty or covenant in this Agreement prior to the date of termination or any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the last sentence of subsection 5.01; subsection 7.02; and Section 9.

                                            SECTION 8

                  Indemnification of Directors and Officers of Holding and Bank

                8.01 From and after the Effective Time of the Mergers, FCC and FNBLC agree to indemnify and hold harmless each person who is an officer or director of Holding or Bank on the date of this Agreement or has served as a director at any time since January 1, 1990 (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses, including, but not limited to, attorneys' fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Holding or Bank, to the same extent as he would have been indemnified under the articles of association (or articles of incorporation) or bylaws of Holding or Bank, as appropriate, as such articles of association (or articles of incorporation) or bylaws were in effect on the date of execution of this Agreement.

                8.02 The rights granted to the Indemnified Persons hereby will be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of FCC or FNBLC.

                8.03 The rights to indemnification granted by this Section 8 are subject to the following limitations: (a) the total aggregate indemnification to be provided by FCC or FNBLC pursuant to Section 8.01 hereof will not exceed, as to all of the Indemnified Persons described herein as a group, the sum of $5 million, and FCC and FNBLC will have no responsibility to any Indemnified Person for the manner in which such sum is allocated among that group (but the Indemnified Persons may seek reallocation among themselves); (b) a director of officer who would otherwise be an Indemnified Person under this Section 8 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder of Shareholders (the "Joinder of Shareholders") substantially in the form annexed to this Agreement; (c) amounts otherwise required to be paid by FCC to an Indemnified Person pursuant to this Section 8 will be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which indemnification is sought; (d) no Indemnified Person shall be entitled to indemnification for any claim made prior to the Closing Date of which such Indemnified Person, Holding or Bank was aware but did not disclose to FCC and FNBLC prior to the Closing Date and (e) any claim for indemnification pursuant to this Section 8 must be submitted in writing to the Chief Executive Officer of FCC promptly upon such Indemnified Person becoming aware of such claim.

                8.04 FCC and FNBLC agree that the indemnification limit set forth in Section 8.03(a) will not apply to any damages, liabilities, judgments and claims (and related expenses, including, but not limited to, attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon any misstatement by FCC or FNBLC of a material fact in the Registration Statement or are based upon an omission by FCC or FNBLC of a material fact required to be stated therein, or necessary in order to make a statement therein not misleading.

                                            SECTION 9

                                          Miscellaneous

                9.01 Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively called "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreements or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                If to FCC:

                      First Commerce Corporation
                      210 Baronne Street
                      New Orleans, Louisiana  70112
                      Attention:  Mr. Ian Arnof

                      With copies to:

                      First Commerce Corporation
                      210 Baronne Street
                      New Orleans, Louisiana  70112
                      Attention:  Mr. David B. Kelso

                            and

                      Anthony J. Correro, III
                      Correro, Fishman & Casteix
                      201 St. Charles Avenue, 47th Floor
                      New Orleans, Louisiana  70170

                If to FNBLC:

                      First National Bank of Lake Charles
                      3401 Ryan Street
                      Lake Charles, Louisiana  70605
                      Attention:  Robert Ryder

                      With copies as aforesaid

                If to Holding or Bank:

                      Lakeside Bancshares, Inc.
                      One Lakeside Plaza
                      Box 1268
                      Lake Charles, Louisiana  70602

                      With copy to:

                      Jeffrey C. Gerrish
                      Gerrish & McCreary, P.C.
                      700 Colonial Road, Suite 200
                      Memphis, Tennessee  38117

                      and

                      William B. Monk
                      Stockwell, Sievert, Vicellio
                      One Lakeside Plaza
                      Lake Charles, Louisiana  70601

                      and

                      Thomas M. Bergstedt
                      Bergstedt & Mount
                      Magnolia Life Building
                      1101 Lakeshore Drive, 2nd Floor
                      Lake Charles, Louisiana  70607

          or such substituted persons or addresses of which any of the parties may give notice to the other in writing.

                9.02 Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party and expressly approved by its Board of Directors. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

                9.03 Expenses. Regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring them, except for such expenses as are included in the Deductible Amount, as defined by Section 4.1 of the Holding Company Merger Agreement.

                9.04 Headings. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

                9.05 Exhibits and Schedules. The exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

                9.06 Integrated Agreement. This Agreement, the Merger Agreements, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein or herein or therein provided for, all prior agreements and understandings being superseded hereby.

                9.07 Choice of Law. The validity of this Agreement and the Merger Agreements, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

                9.08 Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of Holding's consolidated group without the prior written consent of FCC and FNBLC, including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreements is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreements, except as expressly provided for herein and therein.

                9.09 Amendment. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Merger Agreements, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

                9.10 Counterparts. This Agreement may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                9.11  Non-Survival of Representations and Warranties.  None
          of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time of the Mergers. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty by the other party or the breach of the covenants set forth in subsection 5.07(f) hereof shall be not to close the transactions subscribed herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation or warranty or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with Section 6.02(a) or 6.03(a) hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty.

                IN  WITNESS  WHEREOF,   the   parties  have  executed  this
          Agreement as of the date first above written.


          FIRST COMMERCE CORPORATION                LAKESIDE BANCSHARES, INC.



          BY:____________________________           BY:_____________________
               CHIEF EXECUTIVE OFFICER                         PRESIDENT



          FIRST NATIONAL BANK OF                    LAKESIDE NATIONAL BANK
            LAKE CHARLES                              OF LAKE CHARLES



          BY:____________________________           BY:____________________
               CHIEF EXECUTIVE OFFICER                         PRESIDENT

          EXHIBIT A



                                       AGREEMENT OF MERGER
                                                OF
                              LAKESIDE NATIONAL BANK OF LAKE CHARLES
                                               INTO
                               FIRST NATIONAL BANK OF LAKE CHARLES


                This Agreement of Merger (this "Agreement") is made and entered into as of this ______ day of ________, 1994, between Lakeside National Bank of Lake Charles, a national banking association domiciled at Lake Charles, Louisiana ("Bank"), and First National Bank of Lake Charles, a national banking association domiciled at Lake Charles, Louisiana ("FNBLC" or the "Receiving Association").

                WHEREAS,  as  required by law, at least a majority  of  the members of the respective Boards of Directors of Bank and FNBLC (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into FNBLC (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated ________, 1994 (the "Plan"), among the Merging Associations, First Commerce Corporation, a Louisiana corporation ("FCC") of which FNBLC is a wholly-owned subsidiary, and Lakeside Bancshares, Inc., a Louisiana corporation ("Holding") of which Bank is wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger; and

                WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Comptroller of the Currency of the United States (the "Comptroller") being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

                NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

                1. The Bank Merger. At the Effective Time (as defined in Section 2 hereof), Bank and FNBLC shall be merged with and into FNBLC under the Articles of Association of FNBLC, as amended, existing Charter No. 4154, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a and
          La. R.S. 6:351 et seq. At the Effective Time, FNBLC, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Lake Charles, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to
          the Effective Time).   The Articles of Association of FNBLC shall
          not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of FNBLC shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger; provided that it is the present intention of FNBLC to add Tom Flanagan, President of Holding, to its Board of Directors.

                2. Effective Time. The Bank Merger shall become effective at the time specified or permitted by the Comptroller in a certificate or other written record issued by his Office (the "Effective Time").

                3. Cancellation of Capital Stock of Bank. At the Effective Time, by virtue of the Bank Merger, all shares of the capital stock of Bank, other than any such shares as to which dissenters' rights shall exist at the Effective Time, shall be cancelled.

                4. Capital Stock of the Receiving Association. The shares of the capital stock of FNBLC, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of FNBLC shall be issued as a result of the Bank Merger. Therefore, at the Effective Time, the amount of capital stock of FNBLC, the Receiving Association, shall be $1,500,000, divided into 150,000 shares of common stock, par value $10.00 per share.

                5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in FNBLC, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

                6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice-President of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the Comptroller for filing in the manner required by law.

                7. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.

                                  FOR THE BOARD OF DIRECTORS OF
                             LAKESIDE NATIONAL BANK OF LAKE CHARLES:

          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

                                  FOR THE BOARD OF DIRECTORS OF
                               FIRST NATIONAL BANK OF LAKE CHARLES:


          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

          ______________________________      ______________________________

                                   CERTIFICATE OF SECRETARY OF
                              LAKESIDE NATIONAL BANK OF LAKE CHARLES
                                 (a national banking association)


                I hereby certify that I am the duly elected Secretary of Lakeside National Bank of Lake Charles, a national banking association, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the sole shareholder of Lakeside National Bank.


          Certificate dated                , 1994.



                                            ____________________________
                                            ________________, Secretary



                                   CERTIFICATE OF SECRETARY OF
                             THE FIRST NATIONAL BANK OF LAKE CHARLES
                                 (a national banking association)


                I hereby certify that I am the duly elected Secretary of The First National Bank of Lake Charles, a national banking association, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the sole shareholder of The First National Bank of Lake Charles.



          Certificate dated               , 1994.



                                                  _________________________
                                                  ____________, Secretary

                                        EXECUTION BY BANKS


                Considering the approval of this Agreement by the shareholders of the parties hereto, as certified above, this Agreement is executed by such parties, acting through their respective Presidents, this _____ day of _______________, 1994.


                                                LAKESIDE  NATIONAL BANK OF
                                                      LAKE CHARLES


                                              By: _______________________
                                                    President


          Attest:


          ___________________________________
          Secretary



                                                THE FIRST NATIONAL BANK OF
                                                      LAKE CHARLES



                                              By: ________________________
                                                    President



          Attest:



          ___________________________________
          Secretary

                                       ACKNOWLEDGMENT AS TO
                              LAKESIDE NATIONAL BANK OF LAKE CHARLES



          STATE OF LOUISIANA

          PARISH OF _______________


                BEFORE ME, the undesigned authority, personally came and appeared ____________________, who, being duly sworn, declared and acknowledged before me that he is the President of Lakeside National Bank of Lake Charles and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.



                                                 __________________________
                                                 Appearer



          Sworn to and subscribed before me
          this _____ day of __________, 1994.



          ___________________________________
          Notary Public

                                       ACKNOWLEDGMENT AS TO
                             THE FIRST NATIONAL BANK OF LAKE CHARLES



          STATE OF LOUISIANA

          PARISH OF ____________________



                BEFORE ME, the undersigned authority, personally came and appeared ____________________ who, being duly sworn, declared and acknowledged before me that he is the President of The First National Bank of Lake Charles and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.



                                                    ________________________
                                                    Appearer



          Sworn to and subscribed before me
          this _____ day of __________, 1994.



          ___________________________________
          Notary Public

                                                                    EXHIBIT B

                                    JOINT AGREEMENT OF MERGER
                                                OF
                                    LAKESIDE BANCSHARES, INC.
                                          WITH AND INTO
                                    FIRST COMMERCE CORPORATION


                This Joint Agreement of Merger (this "Joint Agreement") is dated as of the ______ day of ________, 1994, between Lakeside Bancshares, Inc., a Louisiana corporation ("Holding"), and First Commerce Corporation, a Louisiana corporation ("FCC"); and is entered into pursuant to the provisions of Sections 111 et seq. of the Louisiana Business Corporation Law ("LBCL").

                WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of Holding and FCC (collectively, the "Merging Corporations") deem it advisable that Holding be merged with and into FCC (the "Merger"), as provided in this Joint Agreement and in the Agreement and Plan of Merger dated ________, 1994 (the "Plan"), among First National Bank of Lake Charles (which is a wholly-owned subsidiary of FCC), Lakeside National Bank ("Bank") (which is a wholly-owned subsidiary of Holding), Holding and FCC, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Merger; and

                WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Corporations wish to enter into this Joint Agreement and submit it to the shareholders of Holding for approval in the manner required by law (approval by the shareholders of FCC not being required by virtue of Section 112E of the LBCL) and, subject to such approval and to such other approvals as may be required, to effect the Merger, all in accordance with the provisions of this Joint Agreement.

                NOW THEREFORE, in consideration of the mutual benefits to be derived from this Joint Agreement and the Merger, the parties hereto agree as follows:

                                          1.  THE MERGER

                In accordance with the applicable provisions of the LBCL, Holding shall be merged with and into FCC; the separate existence of Holding shall cease; and FCC shall be the corporation surviving the merger.

                                 2.  EFFECTIVENESS OF THE MERGER

                2.1 Effective Time of the Merger. The Merger shall become effective at the time (the "Effective Time") at which this Joint Agreement, having been executed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana.

                2.2 Effect of the Merger. At the Effective Time, (i) the separate existence of Holding shall cease and Holding shall be merged with and into FCC; (ii) FCC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by Holding; (iii) FCC shall be responsible for all of the liabilities and obligations of Holding in the same manner as if FCC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with the Merging Corporations; (iv) the Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the By-Laws of FCC; (v) the Merger will not of itself affect the tenure in office of any officer or director of FCC and no such person will succeed to such positions solely by virtue of the Merger; and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable Louisiana law.

                2.3 Additional Actions. If, at any time after the Effective Time, FCC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in FCC, title to or the possession of any property or right of Holding acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Joint Agreement, Holding and its proper officers and directors shall be deemed to have granted to FCC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in FCC and otherwise to carry out the purposes of this Joint Agreement; and the proper officers and directors of FCC are fully authorized in the name of Holding to take any and all such action.

                            3.  METHOD OF CARRYING MERGER INTO EFFECT

                This Joint Agreement shall be submitted to the shareholders of Holding for their approval. If such approval is given, then the fact of such approval shall be certified hereon by the Secretary of Holding. Approval of this Joint Agreement by the shareholders of FCC is not required by virtue of Section 112E of the LBCL, and that fact shall be certified hereon by the Secretary of FCC. This Joint Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice President of each of the Merging Corporations. As soon as may be practicable thereafter, this Joint Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing in the manner required by law and shall be effective at the Effective Time; and thereafter, as soon as practicable, a copy of the Certificate of Merger issued by the Secretary of State of Louisiana, and certified by him to be a true copy, shall be filed for record in the Office of the Recorder of Mortgages of the parishes in which the Merging Corporations have their respective registered offices and in the Office of the Recorder of Conveyances of each parish in which Holding has immovable property.

                                     4.  CONVERSION OF SHARES

                4.1 Conversion of Holding Shares. Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL, on the Effective Date, by reason of the Merger, each issued and outstanding share of the common stock, par value $2.50 per share, of Holding ("Holding Common Stock") shall be converted into that number of shares of common stock, $5.00 par value per share, of FCC ("FCC Common Stock") equal to (i) $37 million less the Deductible Amount, as defined below, divided by the market value of a share of FCC Common Stock as determined as of the close of business on the fifth day prior to the closing of the Merger based on the average of the closing sales prices of a share of FCC Common Stock on the NASDAQ stock market for the 20 trading days ending on the fifth trading day before the closing date for the Merger; provided, that if the market value of a share of FCC Common Stock as so determined is less than $24, then the divisor shall be 24, and if such market value is greater than $33, then the divisor shall be 33, divided by (ii) the number of shares of Holding Common Stock outstanding on the Effective Date; provided that the formula set forth above shall be adjusted to take into account any change in the number of shares of FCC Common Stock outstanding as a result of a stock split or stock dividend.

                4.2 The term "Deductible Amount" means the excess over $200,000 which Holding had not accrued, or for which Holding had not established a reserve, on its financial statements dated February 28, 1994, which financial statements have previously been furnished to FCC, which excess amount Holding or Bank pays or is or becomes obligated to pay for (a) expenses, including legal fees and amounts paid in settlement related to the shareholder federal and state court litigation in which Holding and Bank are currently involved, (b) investment banking fees and expenses, (c) expenses, including legal fees, related to the potential sale of Holding and Bank, including expenses of the transactions contemplated hereby and by the Plan, (d) $413,000, which the parties have agreed shall be reserved for payments to be made to the non-employment contract employees of Holding and Bank under the severance benefits plan adopted by the Board of Directors of Holding and Bank and described in subsection 3.21 of the Plan and (e) $68,000, which the parties have agreed shall be reserved for the payment of medical insurance premiums for a period of four years for four employees of Bank if their employment is terminated as a result of or within one year following the Holding Company Merger.

                4.3 Fractional Shares. In lieu of the issuance of any fractional share of FCC Common Stock to which a holder of Holding Common Stock may be entitled (after aggregation of all fractional shares to which such holder is entitled), each shareholder of Holding, upon surrender of the certificate or certificates which immediately prior to the Effective Time represented Holding Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the fair market value of a share of FCC Common Stock as determined in accordance with Section 4.1.

                4.4 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Holding Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the
          LBCL), upon surrender thereof to FCC, shall be entitled to receive the property into which such shares have been converted as provided in Section 4.1 and cash in lieu of any fractional share as provided in Section 4.3. Until so surrendered, each outstanding certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of the FCC Common Stock, to represent the number of whole shares of FCC Common Stock into which the shares of Holding Common Stock theretofore represented thereby shall have been converted. FCC may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of FCC Common Stock to the holders of unsurrendered certificates evidencing Holding Common Stock provided, however, that upon surrender of such certificates there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of FCC Common Stock into which the shares of Holding Common Stock theretofore represented thereby shall have been converted and which have not previously been paid, unless such dividend shall have reverted to FCC in full ownership pursuant to its Articles of Incorporation. Whether or not a stock certificate representing Holding Common Stock is surrendered, from and after the Effective Time such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest in Holding or any other person, firm or corporation (other than FCC).

                4.5 Shares of FCC. The shares of capital stock of FCC outstanding immediately prior to the Effective Time shall not be converted by virtue of the Merger.

                                        5.  MISCELLANEOUS

                5.1 Termination. Prior to the Effective Time, this Joint Agreement may be terminated, and the Merger abandoned, as set forth in the Plan.

                5.2 Headings. The descriptive headings of the sections of this Joint Agreement are inserted for convenience only and do not constitute a part hereof for any other purpose.

                5.3 Modifications, Amendments and Waivers. At any time prior to the Effective Time (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Plan, modify, amend or supplement any term or provision of this Joint Agreement.

                5.4 Governing Law. This Joint Agreement shall be governed by the laws of the State of Louisiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.


                IN WITNESS WHEREOF, this Joint Agreement has been executed by a majority of the respective Directors of each of the Merging Corporations, as of the day and year first above written.


                                  FOR THE BOARD OF DIRECTORS OF
                                    LAKESIDE BANCSHARES, INC.:



          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

                                  FOR THE BOARD OF DIRECTORS OF
                                   FIRST COMMERCE CORPORATION:



          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

          ______________________________       ______________________________

                                  CERTIFICATE OF SECRETARY OF
                                    LAKESIDE BANCSHARES, INC.


                I hereby certify that I am the duly elected Secretary of Lakeside Bancshares, Inc., a Louisiana corporation, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by a majority of the voting power present of Lakeside Bancshares, Inc.



          Certificate dated              , 1994.


                                                ___________________________

                                                _______________, Secretary



                                   CERTIFICATE OF SECRETARY OF
                                    FIRST COMMERCE CORPORATION


                I hereby certify that I am the duly elected Secretary of First Commerce Corporation, a Louisiana corporation, presently serving in such capacity and that the foregoing Agreement was adopted pursuant to La. R.S. 12:112E and that, as of the date of this certificate, First Commerce Corporation had a sufficient number of shares of FCC Common Stock outstanding to render La.R.S. 12:112E applicable to this Agreement.


          Certificate dated               , 1994.



                                                  _________________________
                                                  Michael A. Flick, Secretary

                                    EXECUTION BY CORPORATIONS


                Considering the approval of this Agreement by the shareholders of Lakeside Bancshares, Inc., as certified above, this Agreement is executed by such corporation and by First Commerce Corporation, acting through their respective Presidents, this _____ day of __________, 1994.,



                                                    LAKESIDE BANCSHARES, INC.



                                              By:  _________________________
                                                    President


          Attest:


          ___________________________________
          Secretary



                                                    FIRST COMMERCE CORPORATION


                                              By:  __________________________
                                                    Ian Arnof, President and
                                                    Chief Executive Officer



          Attest:


          ___________________________________
          Michael A. Flick, Secretary

                                       ACKNOWLEDGMENT AS TO
                                    LAKESIDE BANCSHARES, INC.


          STATE OF LOUISIANA

          PARISH OF ____________________


                BEFORE ME, the undersigned authority, personally came and appeared ____________________ who, being duly sworn, declared and acknowledged before me that he is the President of Lakeside Bancshares, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.



                                                    _______________________
                                                    Appearer



          Sworn to and subscribed before me
          this _____ day of __________, 1994.



          ___________________________________
          Notary Public

                                       ACKNOWLEDGMENT AS TO
                                    FIRST COMMERCE CORPORATION


          STATE OF LOUISIANA

          PARISH OF ORLEANS


                BEFORE ME, the undersigned authority, personally came and appeared Ian Arnof who, being duly sworn, declared and acknowledged before me that he is the President and Chief Executive Officer of First Commerce Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.



                                                    _______________________
                                                    Appearer



          Sworn to and subscribed before me
          this _____ day of __________, 1994.



          ___________________________________
          Notary Public

                                            APPENDIX B

                                        SOUTHARD FINANCIAL

                                         FAIRNESS OPINION

                                         FAIRNESS OPINION

                                      MERGER BY AND BETWEEN
                                    FIRST COMMERCE CORPORATION
                                               AND
                                    LAKESIDE BANCSHARES, INC.





                                       As of August 3, 1994










                                           Report Dated
                                          August 3, 1994

                                                    August 4, 1994


          Board of Directors
          Lakeside Bancshares, Inc.
          Lake Charles, Louisiana

                RE: Fairness Opinion Relative to Pending Agreement of Lakeside Bancshares, Inc., Lake Charles, Louisiana, to Merge with and into First Commerce Corporation, New Orleans, Louisiana

          Gentlemen:

          The Board of Directors of Lakeside Bancshares, Inc. ("Lakeside") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Lakeside by First Commerce Corporation ("FCOM"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Lakeside or FCOM. This opinion is issued based upon financial data as of June 30, 1994, and is issued within ten days of the proxy date as set forth in the Agreement and Plan of Merger referenced in this letter.

          Approach to Assignment

          The approach to this assignment was to consider the following factors:

            . A review of the financial performance and position of Lakeside and the value of its common stock;

            . A review of the financial performance and position of FCOM and the value of its common stock;

            .   A review of recent Bank merger transactions;

            .   A review of the current and historical  market prices
                of   bank   holding   companies   in   Louisiana  and
                surrounding states;

            . A review of the investment characteristics of the common stock of Lakeside and FCOM;

            . A review of the Agreement and Plan of Merger between First Commerce Corporation and Lakeside Bancshares, Inc., dated July 21, 1994;

            .   An  evaluation of the impact of  the  merger  on  the
                expected   return  to  the  current  shareholders  of
                Lakeside; and,

            . An evaluation of other factors as were considered necessary to render this opinion.

          It is Southard Financial's understanding that the merger and resulting exchange of the stock of First Commerce Corporation for the outstanding common stock of Lakeside Bancshares, Inc. constitutes a non-taxable exchange for federal income tax purposes.

          DUE DILIGENCE REVIEW PROCESS

          In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to Lakeside Bancshares, Inc. and in Exhibit 2 pertaining to First Commerce Corporation.

          Review of Lakeside Bancshares, Inc.

          Southard Financial visited with the management of Lakeside in Lake Charles, Louisiana. Discussions included questions regarding the current and historical financial position and performance of Lakeside, its outlook for the future, and other pertinent factors.

          Review of First Commerce Corporation

          Southard Financial visited with the Senior Vice President/Controller/Principal Accounting Officer and Executive Vice President/Chief Financial Officer of FCOM in New Orleans, Louisiana. Discussions included questions regarding the current and historical financial position and performance of FCOM and its operating subsidiaries, its outlook for the future, and other pertinent factors. It should be noted that FCOM management did not allow us to review any information other than publicly
          available   annual  reports  and  SEC  regulatory  filings   (see
          Exhibit 2). We were not given access to other information typically provided in a due diligence review, such as board minutes, current year budget, details of problem loans and other real estate, etc.

          Merger Documentation

          Southard Financial reviewed the Agreement and Plan of Merger Between First Commerce Corporation (and its wholly-owned subsidiary, First National Bank of Lake Charles) and Lakeside Bancshares, Inc. (and its wholly-owned subsidiary, Lakeside National Bank), dated July 21, 1994. Appropriate aspects of this agreement were discussed with management and with legal counsel for Lakeside. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

          Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of FCOM or Lakeside, but reviewed data supplied by the management of both institutions.

          MAJOR CONSIDERATIONS

          Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Lakeside, FCOM, and the proposed merger. The major considerations are as follows:

          Lakeside Bancshares, Inc.

            .   Historical earnings;
            .   Historical dividend payments;
            .   Outlook for future performance, earnings, and dividends;
            .   Economic conditions and outlook in Lakeside's market;
            .   The competitive environment in Lakeside's market;
            .   Comparisons with peer banks;
            .   Potential risks in the loan and securities portfolios;
            .   Recent  minority  stock  transactions  in Lakeside's common stock; and,
            .   Other such factors as were deemed appropriate  in rendering this opinion.

          First Commerce Corporation

            .   Historical earnings;
            .   Historical dividend payments;
            .   Outlook for future performance, earnings, and dividends;
            .   Economic conditions and outlook in FCOM's market;
            .   The competitive environment in FCOM's market;
            .   Comparisons with peer banks;
            .   Potential risks in the loan and securities portfolios;
            .   Recent minority stock transactions in FCOM's common  stock;
                and,
            .   Other  such factors as were deemed appropriate in rendering this opinion.

          Common Factors

            .   Historical and current bank merger pricing;
            .   Current  market prices for minority blocks of common stocks
                of  regional   bank  holding  companies  in  Louisiana  and
                surrounding states;

          The Proposed Merger

            .   The merger agreement and its terms;
            .   The specific pricing of the merger;
            .   Adequacy of the  consideration  paid to the shareholders of
                Lakeside;
            .   The assumption that the tax opinion  regarding the tax-free nature of the exchange will be upheld;
            .   The  amount of debt and goodwill on the  balance  sheet  of
                FCOM and  the  impact  of  the merger of Lakeside on FCOM's capital and liquidity positions;
            .   The historical dividend payments  of  FCOM  and  the likely impact  on  the dividend income of the current shareholders of Lakeside (equivalency of cash dividends);
            .   Pro-forma combined  income  statements for FCOM post merger
                and   the   expected   returns  to  Lakeside   shareholders
                (equivalency of earnings yield);
            .   The market for minority blocks of FCOM common stock; and,
            .   Other such factors as deemed appropriate.

          OVERVIEW OF FAIRNESS ANALYSIS

          In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses or summary description. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Lakeside and FCOM. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 3-7.)

          Dividend Yield Analysis

          In  evaluating  the   impact   of  the  proposed  merger  on  the
          shareholders of Lakeside, Southard Financial reviewed the dividend paying histories of Lakeside and FCOM. Based upon this review, it is reasonable to expect that the shareholders of Lakeside, in total, will receive dividends at or above the level currently paid by Lakeside, after the merger is completed (defined as post merger combined dividends per share times the exchange ratio). This is predicated on the assumption that FCOM will continue per share dividends at current levels (see Exhibit
          4).

          Earnings Yield Analysis

          In evaluating the impact of the proposed merger on the shareholders of Lakeside, Southard Financial determined that, based upon the proposed exchange ratio, the shareholders of Lakeside would have seen an increase in their share of earnings (defined as post merger combined earnings per share times the exchange ratio), had the merger been consummated by year-end 1993. The analysis also suggests expected higher earnings yields for Lakeside shareholders in subsequent years if the merger is consummated (see Exhibit 4).

          Book Value Analysis

          In evaluating the impact of the proposed merger on the shareholders of Lakeside, Southard Financial determined that the shareholders of Lakeside would have seen an increase in the book value of their investment had the merger been consummated prior to March 31, 1994.

          Analysis of Alternatives

          In evaluating the fairness of the proposed merger on the shareholders of Lakeside, Southard Financial reviewed other offers received for the purchase/merger of Lakeside. Further, Southard Financial considered recent public market merger pricing information (see Exhibit 5).

          Analysis of Market Transactions

          Based upon the merger terms, Lakeside shareholders will receive 231% of year-end 1993 book value per share (225% of June 30, 1994 book value per share), 27.80x reported 1993 earnings, and 19.73x projected 1994 earnings. Based upon the review conducted by Southard Financial, the pricing for Lakeside in the merger is above the multiples seen in recent bank acquisitions (see Exhibit
          5).

          Fundamental Analysis

          Southard Financial reviewed the financial characteristics of Lakeside and FCOM with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Lakeside and FCOM to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks). (See Exhibits 6-7.)

          Liquidity

          Unlike Lakeside stock, FCOM  shares  are  actively  traded on the
          NASDAQ market. Further, except in the case of officers, directors, and certain principal shareholders of Lakeside, FCOM shares received will be freely tradeable with no restrictions.

          Summary of Analyses

          The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Lakeside or FCOM.

          Throughout the due diligence process, all information provided by Lakeside, FCOM, and third party sources, was relied upon by Southard Financial without independent verification. As noted above, the information reviewed for FCOM was limited to publicly available annual reports and regulatory reports.

          Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of Lakeside Bancshares, Inc. is expected to be favorable.

          FAIRNESS OPINION

          Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Lakeside Bancshares, Inc. by First Commerce Corporation are fair, from a financial viewpoint, to the shareholders of Lakeside Bancshares, Inc.

          We understand that the stated purchase price is to be reduced by the excess over $200,000 of: expenses related to the settlement of Lakeside shareholder litigation; investment banking expenses; and fees and expenses related to the merger with FCOM, which were not accrued as of February 28, 1994. Based upon discussions with Lakeside's legal counsel regarding the expected amount of this purchase price reduction, the transaction would still be fair, from a financial viewpoint, to the shareholders of Lakeside Bancshares, Inc.

          Thank  you  for  this  opportunity  to   be  of  service  to  the
          shareholders of Lakeside Bancshares, Inc.

                                                    Sincerely yours,

                                                    SOUTHARD FINANCIAL

                                                    David A. Harris, CFA, ASA


                                                    Douglas K. Southard,
                                                      DBA, CFA, ASA


          Attachments:

             Exhibit 1: Lakeside Bancshares, Inc. and Lakeside National Bank of Lake Charles, Document Review List
             Exhibit 2:    First Commerce Corporation, Document Review List
             Exhibit 3:    Terms of the Agreement and Plan of Merger
             Exhibit 4: Expected Impact of the Merger on the Shareholders of Lakeside Bancshares, Inc.
             Exhibit 5:    Comparison of The Merger  Pricing  to Public Market
                            Transactions
             Exhibit 6: Overview of Lakeside Bancshares, Inc. and Lakeside National Bank of Lake Charles
             Exhibit 7:   Overview of First Commerce Corporation
             Exhibit 8:   Qualifications of Southard Financial

                                            EXHIBIT 1
                                    LAKESIDE BANCSHARES, INC.
                                               AND
                              LAKESIDE NATIONAL BANK OF LAKE CHARLES
                                       DOCUMENT REVIEW LIST



            1.  Consolidated   Reports   of  Condition  and  Income  ("Call
                Report") for the periods ended December 31, 1993, March 31, 1994, and June 30, 1994.

            2. Uniform Bank Performance Report ("UBPR") for the periods ended December 31, 1993 and March 31, 1994.

            3.  Annual Reports for 1989-93.

            4.  Securities and Exchange Commission Annual Report  (Form 10-
                K) for the year ended December 31, 1993.

            5. Securities and Exchange Commission Quarterly Report (Form 10-Q) for the quarters ended March 31, 1993, June 30, 1993, September 30, 1993, and March 31, 1994.

            6.  Budget Comparison as of June 30, 1994.

            7. Summary analysis of loan loss reserve calculation and determination of adequacy.

            8.  Shareholder list as of June 16, 1994.

            9. Litigation letter, dated April 28, 1994, from Stockwell, Sievert, Viccellio, Clements & Shaddock, L.L.P., Lake Charles, Louisiana.

           10.  Local economic data.

           11.  Offer letters from other institutions.

           12. Additional pertinent information deemed necessary to render this opinion.

                                            EXHIBIT 2
                                    FIRST COMMERCE CORPORATION
                                       DOCUMENT REVIEW LIST



            1. Annual Reports (including audited financial statements) for the years ended December 31, 1992-93.

            2. Quarterly Report (including reviewed financial statements) for the quarter ended March 31, 1994.

            3.  Securities and Exchange Commission  Annual Report (Form 10-
                K) for the years ended December 31, 1992-93.

            4. Securities and Exchange Commission Quarterly Report (Form 10-Q) for the quarters ended March 31, 1992-94, June 30, 1992-93, and September 30, 1992-93.

            5. Research reports by Tucker Anthony, Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; Dean Witter Reynolds, Inc.; Alex Brown & Sons; Morgan Keegan & Company, Inc.; and J.C. Bradford & Co.

            6. Additional pertinent information deemed necessary to render this opinion.

                                            EXHIBIT 3
                                           TERMS OF THE
                                   AGREEMENT AND PLAN OF MERGER

          The Agreement and Plan of Merger, dated as of July 21, 1994, by and between First Commerce Corporation and Lakeside Bancshares, Inc. (the "Agreement") contains several provisions. The following are key provisions of the Agreement:

            In exchange for the 500,000 shares of Lakeside common stock outstanding, Lakeside shareholders will receive newly issued shares of FCOM common stock.

            The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of Lakeside stock for FCOM stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

            The exchange ratio will be based upon the result of $37,000,000, less certain unaccrued expenses in excess of $200,000 (see Page 7), divided by the average of the closing prices of FCOM common stock on the twenty trading days immediately prior to the fifth calendar day preceding the effective date of the transaction (the "average price").

            If the average price is greater than $33.00 per share, the exchange ratio will be calculated based upon an average price of $33.00 per share. If the average price is less than $24.00 per share, the exchange ratio will be calculated based upon an average price of $24.00 per share.

            No fractional shares will be issued by FCOM. Lakeside shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash based upon the average price of FCOM stock as defined above.

            The Agreement may be terminated by mutual consent of the Board of Directors of each institution or by either party's Board of Directors if the merger is not approved by its shareholders.

            The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at FCOM subsequent to the date of the Agreement but prior to the consummation of the merger.

          Based upon the terms of the Agreement, Lakeside shareholders would receive:

             -2.79245 shares  of  FCOM stock (fractional shares paid in cash) if the average  price  of  FCOM  stock  (as defined
              above) is equal to the recent price of $26.50 per share;
             -2.24242 shares of FCOM stock (fractional shares  paid  in cash)  if  the  average price of FCOM stock is $33.00 per
              share or above;
             -3.08333 shares of  FCOM  stock (fractional shares paid in cash) if the average price of FCOM stock is $24.00 per share or below; or,
             -something in between 2.24242 shares and 3.08333 shares of
              FCOM stock (fractional shares paid in cash) if the average price is between $24.00 per share and $33.00 per share.

                                            EXHIBIT 4
                                  EXPECTED IMPACT OF THE MERGER
                         ON THE SHAREHOLDERS OF LAKESIDE BANCSHARES, INC.

          The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of Lakeside Bancshares, Inc. and its shareholders.

          The average price of FCOM common stock for the twenty trading days prior to the date of this opinion, as calculated by Southard Financial, was $26.50 per share. Assuming this price as the average price to be used in the merger, Lakeside shareholders would receive 2.79245 equivalent shares of FCOM stock (two shares plus $21.00 cash) for each share of Lakeside stock exchanged under the Agreement.

          Earnings Lakeside earned $2.66 per share in 1993. FCOM earned $3.18 per share (fully diluted) in 1993. Had the merger been consummated prior to January 1, 1993, each former Lakeside share would have earned $8.88 in 1993 (FCOM 1993 diluted earnings of $3.18 per share times 2.79245 equivalent shares). This represents an increase of 234% over what Lakeside earned in 1993.

                      Based upon the analysts surveyed, FCOM is expected to earn $3.10-$3.40 per share in 1994. On an ongoing basis, Southard Financial estimates that Lakeside should earn $3.50-$4.00 per share in 1994. Given the mid-point of these estimates, and assuming that the merger was consummated prior to January 1, 1994, Lakeside shareholders would see an increase of about 142% over what Lakeside would be expected to earn in 1994, absent the merger.

          Dividends   Each share of Lakeside stock received $1.10 per share
                      in   dividends   in   1993.   Had  the  merger   been
                      consummated prior to January  1,  1993,  each  former
                      share of Lakeside stock would have received dividends
                      of  $2.37  in  1993 (FCOM 1993 dividends of $0.85 per
                      share  times  2.79245   equivalent   shares).    This
                      represents  an  increase  of  116% over the dividends
                      paid to Lakeside shareholders in  1993.   Based  upon
                      projected FCOM dividends of $1.00 per share in 1994 and anticipated Lakeside dividends of $1.10 per share, the merger would provide Lakeside shareholders with a 154% increase in projected dividends.

          Book Value  Reported book value  of Lakeside was $32.98 per share at March 31, 1994, and $33.09 per share at June 30, 1994. Reported book value of FCOM at March 31, 1994 was $17.14 per share. Had the merger been consummated prior to March 31, 1994, each former Lakeside share would have book value of $47.86 (FCOM March 31, 1994 book value of $17.14 per share times
                      2.79245 equivalent shares). This represents 145% of Lakeside book value at March 31, 1994 and June 30, 1994.

          Liquidity   Unlike  Lakeside  stock,  FCOM  shares  are  actively
                      traded on the NASDAQ market. Average daily trading volume was about 80,000 shares from mid-June to mid-
                      July, 1994. Further, except in the case of officers and directors of Lakeside, FCOM shares received will be freely tradeable with no restrictions.

                                            EXHIBIT 5
                                 COMPARISON OF THE MERGER PRICING
                                  TO PUBLIC MARKET TRANSACTIONS

          Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast.

          Pricing data for recent acquisitions of banks and bank holding companies (nationwide) is summarized as follows:


                                                   Price/   Price/   Price/           Equity/
                                                  Earnings Book Val  Assets    ROAA    Assets    ROAE
                                                  -------- --------  -------  -----    -------   -----

             All  Transactions - 1993              17.60x    177%    14.51%  0.84%    8.29%    10.13%
             LA<FN1>, TX,  MS,  AR - 1993          13.81x    165%    14.50%  1.54%    8.93%    17.58%
             Louisiana<FN1> - 1993                 12.24x    165%    15.73%  1.41%    9.98%    14.79%
             All Transactions - 1st Qtr 1994       19.00x    179%     10.88% 1.02%    9.03%    11.30%
             LA,  TX,  MS, AR - 1st Qtr 1994       17.90x    175%    14.70%  1.21%    8.32%    14.25%
             Louisiana -  1st  Qtr 1994            13.70x    205%    18.41%  1.44%    9.30%    15.60%


            <FN1> Excluding Hibernia's  acquisition  of First Continental in
          Gretna

          Based upon a purchase price of $37 million, the merger of Lakeside into FCOM will take place at 27.80x 1993 Lakeside earnings, 19.73x anticipated 1994 earnings, and 225% of June 30, 1994 book value, or well above recent market multiples.

          In determining the attractiveness of owning FCOM stock, it is important to examine FCOM's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of June 30, 1994.

                                                        Price/
                                            Price/       Book       Current    Current
           Publicly Traded Banks<FN1>      Earnings       Val        ROAE       Yield
           __________________________      ________     ______      _______    _______
          All Banks   (203)                 11.95x        152%       13.1%      2.59%
          LA, TX, MS, AR Banks  (15)        10.82x        156%       14.7%      2.78%
          Louisiana  Banks   (2)            11.15x        145%       13.0%      3.85%
          Texas  Banks   (3)                11.23x        155%       14.4%      1.89%
          Mississippi Banks  (6)            10.08x        151%       15.2%      3.11%
          Arkansas  Banks  (4)              11.47x        171%       14.9%      2.43%

          FCOM   -   1993   Actual           7.61x        155%       23.3%      3.17%
          FCOM   -   1994   Projected        8.15x         na         na        3.77%

            <FN1>   Subject to certain  screens  performed  by  Southard
          Financial

          Based upon an analysis of the data provided above, FCOM's price/earnings multiple is below that of other publicly traded banks in its region, while the price/book value ratio, return on average equity, and current dividend yield are all above the range.

                                            EXHIBIT 6
                              OVERVIEW OF LAKESIDE BANCSHARES, INC.

          Lakeside Bancshares, Inc. is a one-bank holding company whose primary asset is 100% of the common stock of Lakeside National Bank of Lake Charles, Louisiana (the "Bank"). The Bank, which was opened in 1959, serves the Lake Charles area with six full service branches, one drive-up facility, and one stand-alone ATM. The Bank had consolidated assets of about $177 million at June 30, 1994, and equity of 9.3% of assets. The Bank earned $1.34 million (0.68% of average assets) in 1992, $1.49 million (0.79%) in 1993, and $1.01 million (1.08%) in the first half of 1994. Earnings are budgeted to reach $2.175 million in 1994, for an ROAA of about 1.14%. The Lake Charles market is currently being impacted by: (1) the development of gambling casinos on the lake;
          (2) the continued conversion of Chenalt Air Force Base for commercial aircraft retro-fitting; (3) the resurgence of capital spending in the local petrochemical industry; and, (4) the resulting increase in employment and residential housing construction. Further details on Lakeside and the Bank are documented in Southard Financial's file.

                                            EXHIBIT 7
                              OVERVIEW OF FIRST COMMERCE CORPORATION

          First Commerce Corporation (FCOM) is a regional multi-bank holding company with total consolidated assets of $6.37 billion at March 31, 1994. Through its five wholly-owned banks in Louisiana (New Orleans, Baton Rouge, Lafayette, Alexandria, and Lake Charles) and its seven banking related subsidiaries, FCOM offers complete banking and related financial services to commercial and consumer customers in the Gulf South, primarily Louisiana and southern Mississippi. FCOM operates with nearly 3,500 employees in over 108 banking offices.

          Four of FCOM's five banking subsidiaries were acquired in 1984. FCOM's latest acquisition was of First Acadiana National Bancshares, Inc. in January 1994 in a stock for stock transaction. First Acadiana was merged into FCOM's bank subsidiary in Lafayette. Management is interested in acquiring other banks with good market share and/or earnings potential.

          Fully diluted earnings per share increased rapidly since 1991. FCOM earned $3.18 per share (1.43% of average assets) in 1993, up 17.8% from $2.70 per share (1.19%) in 1992, which was up 73.0%
          from $1.56 per share in 1991. FCOM earned $0.86 per share (fully diluted) in the first quarter of 1994, or 1.52% of average assets. The analyst's earnings estimates for 1994 range from $3.10 per share to $3.40 per share. Common dividends of $0.85 per share in 1993 were 21.4% above 1992 dividends of $0.70 per share. Per share dividends were $0.25 in the first quarter of 1994. According to management, the dividend has never been reduced.

          FCOM had common equity to total assets of 7.02% at March 31, 1994, up from 5.01% at year-end 1991. FCOM's net charge-offs decreased from $30.72 million (1.32% of average loans) in 1991 to $4.17 million (0.17%) in 1993. Also, non-accrual loans declined from $56.55 million at year-end 1991 to $20.52 million at March 31, 1994. FCOM has a high percentage of non-interest bearing deposits, relative to industry norms, which has a positive impact on profit margins.

          As noted above, all information on FCOM was obtained from analyst reports and from limited information provided by FCOM's management. Further details on FCOM are contained in Southard Financial's file.

                                            EXHIBIT 8

                               QUALIFICATIONS OF SOUTHARD FINANCIAL

                                AN OVERVIEW OF SOUTHARD FINANCIAL

          BACKGROUND        .     Founded in 1987.
                            .     Principals    have    combined   business
                                  valuation  experience  of   approximately
                                  twenty years.
                            .     Serves  clients  throughout  the   United
                                  States,    with   concentration   in  the
                                  Southeast.
                            .     Broad industry experience.
                            .     Services provided for public and closely-
                                  held companies.
                            .     Provides valuation services for over  100
                                  ESOPs, making Southard Financial one of the largest ESOP appraisers in the United
                                  States.

          PROFESSIONAL
          CREDENTIALS       .     Southard Financial's  principals, Douglas
                                  K.  Southard  and  David A.  Harris,  are
                                  senior members of the American Society of
                                  Appraisers (ASA).
                            .     Both principals of Southard Financial are
                                  Chartered Financial Analysts (CFA).
                            .     Both  principals are  current  or  former
                                  officers of the West Tennessee Chapter of
                                  the ASA.
          EDUCATIONAL
          CREDENTIALS       .     Douglas Southard holds Doctor of Business
                                  Administration  and  Master  of  Business
                                  Administration   degrees   from   Indiana
                                  University,    with   concentrations   in
                                  finance,  economics,   and   quantitative
                                  analysis.
                            .     David Harris holds the Master of Business
                                  Administration degree from Memphis  State
                                  University,    with   concentrations   in
                                  finance and business investments.
          BUSINESS
          ETHICS            .     Southard  Financial  and  its  principals
                                  adhere to the  ethical  standards  of the
                                  Institute of Chartered Financial Analysts
                                  and the American Society of Appraisers.
                            .     All   reports   conform  to  the  Uniform
                                  Standards   of   Professional   Appraisal
                                  Practice.
                            .     Southard  Financial   is   committed   to
                                  providing  unbiased  opinions  to be used
                                  for decision making.
                            .     Fees  for  valuation  services  are   not
                                  contingent upon the conclusion of value or the completion of a transaction.

                                            BIOSKETCH
                                DOUGLAS K. SOUTHARD, DBA, CFA, ASA

          EDUCATIONAL AND PROFESSIONAL CREDENTIALS

            Doctor of Business Administration, 1981, Indiana University Master of Business Administration, 1976, Indiana University Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis)
            Chartered  Financial  Analyst,  1987,  Institute  of  Chartered
              Financial Analysts (now part of the Association for Investment Management and Research)
            Senior Member, 1987, American  Society  of Appraisers, Business
              Valuation

          PROFESSIONAL BACKGROUND

            Founder and Principal, Southard Financial, Memphis TN
            Partner, Mercer Capital Management, Inc., Memphis TN (1984-87) Consulting Associate, Mercer Capital Management, Inc., Memphis
              TN (1983-84)
            Principal,  Douglas K. Southard, Financial Consultant,  Memphis
              TN (1982-83)

          ACADEMIC POSITIONS HELD

            Assistant Professor of Finance, Rhodes College, Memphis TN Assistant Professor of Finance, Virginia Polytechnic Institute
              & State Univ., Blacksburg VA
            Lecture in Finance, Indiana University, Bloomington IN

          RELATED EXPERIENCE

            Frequent   Speaker,   professional    organizations,   business
              valuation topics
            Expert Witness, business valuation, local,  state  and  federal courts
            Board  of  Directors,  Management  Computing  Solutions,  Inc.,
              Memphis TN
            Board of Directors, Columbian Rope Company, Auburn NY
            Advisory Board, MicroAge, Memphis TN
            Former  Officer,  West  Tennessee  Chapter, American Society of
              Appraisers

          PUBLICATIONS

            "Using   the   Capital   Asset  Pricing  Model   to   Determine
            Capitalization  Rates:  Adjusting   forDifferences  in  Financial
            Structure, " with Severin C. Carlson, Business Valuation Review, June 1991 "Business Valuation Can Serve in Lifetime Planning, " with Z.C. Mercer, Memphis Business
          Journal, April 1-5, 1985
            "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer, Memphis Business
          Journal, March 25-29, 1985
            "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June 1984

                                            BIOSKETCH
                                    DAVID A. HARRIS, CFA, ASA



          EDUCATIONAL AND PROFESSIONAL CREDENTIALS

            Master  of   Business   Administration,   1982,  Memphis  State
              University
            Bachelor of Arts, 1979, Colorado State University
            Senior  Member, 1990, American Society of Appraisers,  Business
              Valuation
            Chartered  Financial  Analyst,  1989,  Institute  of  Chartered
              Financial Analysts
              (now part of the Association for Investment Management and Research)


          PROFESSIONAL BACKGROUND

            Principal, Southard Financial, Memphis TN
            Associate, Mercer  Capital  Management, Inc., Memphis TN (1985-
              90)
            Financial Analyst, Methodist  Hospitals of Memphis, Inc. (1983-
              85)
            Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)


          PROFESSIONAL/COMMUNITY SERVICE

            President, West Tennessee Chapter, American Society of Appraisers (1994-95)
            Vice President, West Tennessee Chapter, American Society of Appraisers (1993-94)
            Board of Directors, Solomon Schechter  Day  School  of Memphis,
             Inc. (1993-94)
            President, West Tennessee Chapter, American Society of Appraisers (1990-91)
            Vice President, Sea Isle Park Neighborhood Association, Memphis
              TN (1992-95)
            Board  of Directors,  Sea Isle Park  Neighborhood  Association,
              Memphis TN (1990-95)
            Business Liaison, Junior Achievement of Memphis TN (1984-85)


          RELATED EXPERIENCE

            Expert Witness, business valuation
            Co-Author,  "The  Perils  of  Excess,"  with  Z. C. Mercer, ABA
              Banking Journal, October 1987

                                            APPENDIX C

                                 EXCERPT FROM SECTION 131 OF THE

                                LOUISIANA BUSINESS CORPORATION LAW

                                                                     APPENDIX C


                                   EXCERPT FROM SECTION 131 OF
                              THE LOUISIANA BUSINESS CORPORATION LAW


                C. [A]ny shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken....

                D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

                E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

                F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

                G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

                H.    Upon filing a demand for the value of his shares, the
          shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                             PART II

                              INFORMATION NOT REQUIRED IN PROSPECTUS


          Item 20.    Indemnification of Directors and Officers

                Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

                Section 11 of FCC's by-laws (the "Indemnification By-Law") provides for mandatory indemnification for directors and officers or former directors and officers of FCC to the full extent permitted by Louisiana law. The right to indemnification provided by the Indemnification By-law applies to all covered claims, whether such claims arose before or after the date the Indemnification By-law was adopted.

                As permitted by FCC's Articles of Incorporation, FCC has entered into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law ("Indemnification Contracts"). The rights of the directors and officers under the Indemnification Contracts substantially mirror those granted under the Indemnification By-law.

                FCC maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

                The Indemnification Contracts provide that, to the extent insurance is reasonably available, FCC will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if FCC does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.

          Item 21.  Exhibits and Financial Statement Schedules

                a)    Exhibits

                The  following  Exhibits  are  filed  as   part   of   this
          Registration Statement:

 Exhibit No.                               Description

    2 Agreement and Plan of Merger dated July 21, 1994 included in the Registration Statement as Appendix A.

   4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series A included as Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

   4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series B included as Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

    5               Opinion of Correro, Fishman & Casteix, L.L.P.

    8 Form of opinion of Arthur Andersen & Co. as to certain tax matters.

    15 Letter of Arthur Anderson & Co. regarding unaudited interim financial information.

   23.1             Consent of Arthur Andersen & Co.

   23.2             Consent of Gragson, Casiday & Guillory.

   23.3             Consent   of   Correro,  Fishman  &  Casteix,  L.L.P.,
                    included in Exhibit 5.

    24 Powers of Attorney of directors of First Commerce Corporation contained on page S-1 of the registration statement.

    99              Form of Proxy of Lakeside Bancshares, Inc.
 _________________

                b)    Financial Statement Schedules

                      None

          Item 22.  Undertakings

                The undersigned Registrant hereby undertakes as follows:

                      (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                      (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                      (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
                Exchange  Act) that is incorporated  by  reference  in  the
                Registration   Statement  shall  be  deemed  to  be  a  new
                registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
                Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                            Signatures

                Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana on the [5] day of August, 1994.

                                              FIRST COMMERCE CORPORATION


                                             By:   /s/ THOMAS L. CALICUTT, JR.

                                                 Thomas L. Callicutt, Jr.
                                         Senior Vice President and Controller
                                           (Principal Accounting Officer and
                                            Acting Chief Financial Officer)



                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints David B. Kelso and Thomas L. Callicutt, Jr., or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                      Signature                          Title                   Date
            /s/ IAN ARNOF                      President    and    Chief    August 5, 1994
                      Ian Arnof                Executive   Officer   and
                                               Director

            /s/ HERMANN MOYSE, JR.             Chairman of the Board        August 5, 1994
                  Hermann Moyse, Jr.

                                               Executive  Vice President            , 1994
                    David B. Kelso             and    Chief    Financial
                                               Officer

            /s/ THOMAS L. CALLICUTT, JR.       Senior Vice President and    August 5, 1994
               Thomas L. Callicutt, Jr.        Controller     (Principal
                                               Accounting Officer and
                                               Acting Chief Finanical
                                               Officer)

                                                        Director                    , 1994
                 James J. Bailey III

            /s/ JOHN W. BARTON                          Director            August 5, 1994
                    John W. Barton

                                                        Director                    , 1994
                Sydney J. Bestoff III

            /s/ ROBERT H. BOLTON                        Director            August 5, 1994
                   Robert H. Bolton

            /s/ FRANCES B. DAVIS                        Director            August 5, 1994
                   Frances B. Davis

            /s/ LAURANCE EUSTIS, JR.                    Director            August 5, 1994
                 Laurance Eustis, Jr.

            /s/ WILLIAM P. FULLER                       Director            August 5, 1994
                  William P. Fuller

            /s/ ARTHUR HOLLINS III                      Director            August 5, 1994
                  Arthur Hollins III

            /s/ F. BEN JAMES, JR.                       Director            August 5, 1994
                  F. Ben James, Jr.

            /s/ ERIK F. JOHNSEN                         Director            August 5, 1994
                   Erik F. Johnsen

            /s/ JOSEPH MERRICK JONES, JR.               Director            August 5, 1994
            Joseph Merrick Jones, Jr.

                                                        Director                    , 1994

                   Edwin Lupberger

            /s/ O. MILES POLLARD, JR.                   Director            August 5, 1994
                O. Miles Pollard, Jr.

            /s/ G. FRANK PURVIS, JR.                    Director            August 5, 1994
                 G. Frank Purvis, Jr.

            /s/ EDWARD M. SIMMONS                       Director            August 5, 1994
                  Edward M. Simmons

            /s/ H. LEIGHTON STEWARD                     Director            August 5, 1994
                 H. Leighton Steward

            /s/ JOSEPH B. STOREY                        Director            August 5, 1994
                   Joseph B. Storey

            /s/ ROBERT A. WEIGLE                        Director            August 5, 1994
                   Robert A. Weigle

                                          EXHIBIT INDEX
                                                                   Sequentially
                                                                     Numbered
Exhibits                                                              Pages

   2 Agreement and Plan of Merger dated July 21, 1994 included in the Registration Statement as Appendix
             A.

  4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series A included as Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

  4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series B included as Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

   5         Opinion of Correro, Fishman & Casteix, L.L.P.

   8         Form   of   opinion   of   Arthur  Andersen  &  Co.,
             independent public accountants as to certain tax matters.

   15 Letter of Arthur Anderson & Co. regarding unaudited interim financial information.

  23.1       Consent of Arthur Andersen & Co.

  23.2       Consent of Gragson, Casiday & Guillory.

  23.3       Consent   of  Correro,  Fishman  &  Casteix,  L.L.P.
             included in Exhibit 5.

   24        Powers  of  Attorney  of directors of First Commerce
             Corporation   contained   on   page   S-1   of   the
             registration statement.

   99        Form of Proxy of Lakeside Bancshares, Inc.

   _________________